UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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E*TRADE Financial Corporation

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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Notice of Annual Meeting of Stockholders

To Be Held May 7, 2015

TO OUR STOCKHOLDERS:

You are cordially invited to attend the Annual Meeting of Stockholders of E*TRADE Financial Corporation (“E*TRADE,” the “Company,” “us” or “we”), which will be held at the Time Life Conference Center, 1271 Avenue of the Americas, Room #1 (2nd Floor), New York, NY 10020, on May 7, 2015 at 8:30 a.m. EDT, for the following purposes:

1.	To elect eleven directors to the Board of Directors to serve until the 2016 Annual Meeting of Stockholders.

2.	To approve the adoption of the E*TRADE Financial Corporation 2015 Omnibus Incentive Plan.

3.	To approve, by a non-binding advisory vote, the compensation paid by the Company to its Named Executive Officers.

4.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2015.

5.	To act upon such other business as may properly come before the Annual Meeting, or any adjournments or postponements thereof.

The Board has fixed the close of business on March 9, 2015 as the record date for determining those stockholders entitled to receive notice of, to attend and to vote at the Annual Meeting.

The Company is pleased to continue to furnish its proxy materials to its stockholders via the Internet. We believe that this process allows us to provide our stockholders with the information they need in a more timely manner, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials. If you received a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability.

It is important that your shares be represented at the Annual Meeting. EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE SUBMIT YOUR PROXY BY INTERNET, PHONE OR MAIL AS SOON AS POSSIBLE. If you later choose to revoke your proxy or change your vote, you may do so by following the procedures described in the attached proxy statement. Unless you have previously requested printed materials or you request a paper copy of our proxy materials in the manner specified in the Notice of Internet Availability, you will not receive a paper proxy card.

Please read the proxy materials carefully. Your vote is important and the Company appreciates your cooperation in considering and acting on the matters presented.

Very truly yours,

Rodger A. Lawson
Chairman of the Board

March 25, 2015

New York, New York

PROXY SUMMARY

Below are highlights of the information that you will find in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement and our Annual Report for the year ending December 31, 2014 before voting.

2015 ANNUAL MEETING OF STOCKHOLDERS

Date and Time:	Thursday, May 7, 2015 at 8:30 a.m. EDT

Place:	Time Life Conference Center Room #1 (2nd Floor) 1271 Avenue of the Americas New York, New York 10020

Record Date:	March 9, 2015

Voting:	Stockholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted on at the Annual Meeting.

Admission:	Photo identification and proof of ownership are required to attend the annual meeting. Please see the question “Who can attend the Annual Meeting?” on page 3 for more details.

MEETING AGENDA AND VOTING RECOMMENDATIONS

	Board Vote Recommendation	Page Reference (for more detail)
Proposal 1 – Election of Eleven Nominees for Director	✓ FOR each nominee	6

Proposal 2 – Approval of the Adoption of the 2015 Omnibus Incentive Plan	✓ FOR	18

Proposal 3 – Advisory Vote to Approve Executive Compensation	✓ FOR	26

Proposal 4 – Ratification of Selection of Independent Registered Public Accounting Firm	✓ FOR	27

HOW TO CAST YOUR VOTE

Your Vote is Important

Please cast your vote, even if you plan to attend the Annual Meeting in person. Stockholders of Record, who hold shares registered in their names, may vote:

✓	Online by visiting www.proxyvote.com
✓	By calling 1-888-690-6903 (please have your proxy card in hand)
✓	By returning a signed proxy card via U.S. mail

The deadline for voting online or by telephone is 11:59 p.m. EDT on May 6, 2015. If you vote by mail, your proxy card must be received before the annual meeting.

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Street Name Holders, who own shares through a bank or brokerage firm, may vote by returning the voting instruction form, or by following the instructions for voting via telephone or the Internet, provided by their bank or broker.

If you own shares in different accounts or in more than one name you may receive different voting instructions for each type of ownership. Please vote all your shares. If you are a Stockholder of Record or a Street Name Holder who has a legal proxy to vote the shares, you may choose to vote in person at the Annual Meeting.

Even if you plan to attend the Annual Meeting in person, please cast your vote as soon as possible.

DIRECTOR NOMINEES

The following table provides summary information about each director nominee standing for election to the Board for a one-year term that will expire at the 2016 Annual Meeting.

Name	Age	Director Since	Principal Occupation	Independent	Committee Memberships
Richard J. Carbone	67	2013	Retired Financial Services Executive	Yes	Audit Compensation
James P. Healy	64	2015	Chief Executive Officer, Capra Ibex Advisors	Yes	Risk Oversight
Paul T. Idzik	54	2013	Chief Executive Officer of the Company	No
Frederick W. Kanner	72	2008	Senior Of Counsel, Covington & Burling LLP	Yes	Audit Compensation Governance
James Lam	54	2012	President, James Lam & Associates	Yes	Audit Risk Oversight
Rodger A. Lawson	68	2012	Retired Financial Services Executive	Yes	Governance
Shelley B. Leibowitz	54	2014	Retired Financial Technology Executive	Yes	Risk Oversight
Rebecca Saeger	60	2012	Retired Marketing Executive	Yes	Compensation Governance
Joseph L. Sclafani	66	2008	Retired Banking Executive	Yes	Audit Risk Oversight
Gary H. Stern	70	2014	Retired Financial Services Regulator	Yes	Risk Oversight
Donna L. Weaver	71	2003	Retired Corporate Executive	Yes	Audit Governance

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CORPORATE GOVERNANCE HIGHLIGHTS

The Company is committed to good corporate governance, which we believe is important to the success of our business and in advancing stockholder interests. Highlights include:

✓ Annual Election of Directors	✓ Majority Voting Policy for Election of Directors
✓ 11 out of 12 Board Members are Independent	✓ Independent Chairman of the Board
✓ Diversity Reflected in Board Composition	✓ Regular Executive Sessions of Independent Directors
✓ Independent Audit, Compensation, Governance and Risk Oversight Committees	✓ Regular Board and Committee Self-Evaluations
✓ Equity Ownership Required for Executives and Directors	✓ New Directors Receive Orientation and Participate in Continuing Education on Critical Topics and Issues
✓ Executive Compensation Driven by Pay-for-Performance Philosophy	✓ Policies Prohibiting Short Sales, Hedging and Pledging
✓ Annual Incentive and Equity Compensation Award Based on Pre-established Performance Goals	✓ Use of a Relevant Peer Group for Annual Evaluation of Compensation Program
✓ Recoupment Policy to Recapture Unearned Cash and Equity Incentives	✓ No Tax Gross-ups, Defined Benefit Pensions or Excessive Perquisites
✓ Annual Risk Assessment Covering all Incentive Plans	✓ No Single Trigger Change-In-Control Provisions for Equity Awards
✓ Annual Advisory Approval of Executive Compensation	✓ Risk Oversight by Full Board and Committees

EXECUTIVE COMPENSATION HIGHLIGHTS

The Company’s executive compensation program is overseen by the Compensation Committee of the Board of Directors. A summary of the Compensation Committee’s philosophy on compensation and a detailed description of the Company’s executive compensation program begin on page 32 of this Proxy Statement.

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Stockholders Should Read the Entire Proxy Statement Carefully

Prior to Returning Their Proxy Cards

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS OF E*TRADE FINANCIAL CORPORATION

To Be Held May 7, 2015

This Proxy Statement is furnished in connection with the solicitation by the Company’s Board of Directors (the “Board”) of proxies to be voted at the Annual Meeting of Stockholders (the “Annual Meeting”) which will be held at the Time Life Conference Center, 1271 Avenue of the Americas, Room #1 (2nd Floor), New York, NY 10020, on May 7, 2015 at 8:30 a.m. EDT, or at any adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. These materials were first sent or made available to stockholders on or about March 25, 2015.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Why am I receiving these materials?

We have made these materials available to you on the Internet or, upon your request, have delivered printed versions of these materials to you by mail, in connection with the Board’s solicitation of proxies for use at the Annual Meeting to be held on Thursday, May 7, 2015, at 8:30 a.m. EDT, and at any postponements or adjournments thereof. You are invited to attend the Annual Meeting and are requested to vote on the proposals described in this proxy statement (the “Proxy Statement”).

What is the purpose of the Annual Meeting?

At the Annual Meeting, stockholders will act upon the matters outlined in the Notice of Annual Meeting of Stockholders. These include the election of directors, approval of the E*TRADE Financial Corporation 2015 Omnibus Incentive Plan (the “Omnibus Incentive Plan”), an advisory non-binding vote to approve compensation paid to our Named Executive Officers (“NEOs”), and ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm. Once the business of the Annual Meeting is concluded, representatives from the Company and Deloitte & Touche LLP will be available to respond to questions from stockholders.

What is a proxy and how does it work?

The Board is asking for your proxy. A “proxy” is your legal designation of another person to vote the stock you own in the manner you direct. If you designate someone as your proxy in a written document, that document also is called a proxy or proxy card. By giving your proxy to the persons named as proxy holders in the proxy card accompanying this Proxy Statement, you authorize them to vote your shares of our common stock, $0.01 par value per share (the “Common Stock”), at the Annual Meeting in the manner you direct. You may vote your shares for, against or abstain for all, some or none of the director nominees and you may choose to vote your shares for, against or abstain with respect to the other matters we are submitting to a vote of our stockholders at the Annual Meeting.

If you complete and submit your proxy in one of the manners described below, but do not specify how to vote, the proxy holders will vote your shares FOR the election of directors as described in “Proposal 1—Election of Directors”; FOR approval of the 2015 Omnibus Incentive Plan as described in “Proposal 2—Approval of the Adoption of the 2015 Omnibus Incentive Plan”; FOR approval of the compensation paid to the Named Executive Officers of the Company as described in “Proposal 3—Advisory Vote to Approve Executive Compensation”; and FOR ratification of the selection of accountants as described in “Proposal 4—Ratification of Selection of Independent Registered Public Accounting Firm.”

How can I receive a paper or electronic copy of this Proxy Statement?

We mailed the Notice of Internet Availability to our stockholders, except those who had previously requested paper materials. The Notice of Internet Availability contains instructions on how to access and review the proxy materials and our Annual Report for the year ended December 31, 2014 (the “2014 Annual Report”) over the Internet. If you received a Notice of Internet Availability by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability.

Who may vote and how many votes do I have?

Only common stockholders of record at the close of business on March 9, 2015 (the “Record Date”) may vote at the Annual Meeting. On that date there were 289,851,469 outstanding shares of our Common Stock.

All of the outstanding shares of Common Stock are entitled to vote at the Annual Meeting. Stockholders of record on the Record Date will have one vote for each share of Common Stock they hold.

What is the difference between a stockholder of record and a beneficial owner of stock held in street name?

Stockholders of Record. If your shares are registered in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are a stockholder of record with respect to those shares and the Notice of Internet Availability or the proxy materials were sent directly to you by Broadridge Financial Solutions, Inc.

Street Name Holders. If you hold your shares in an account at a bank or broker, you are the beneficial owner of shares held in “street name.” The Notice of Internet Availability or proxy materials were forwarded to you by your bank or broker, who is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your bank or broker on how to vote the shares held in your account. See the voting instruction form provided by your bank or broker for instructions.

How can I vote my shares?

By Written Proxy. All stockholders of record who received a Notice of Internet Availability or the proxy materials electronically may request a proxy card at any time by following the instructions on the Notice of Internet Availability or on the voting website (www.proxyvote.com). If you are a street name holder, you will receive instructions on how you may vote from your bank or broker, unless you previously enrolled in electronic delivery.

By Telephone or Internet. All stockholders of record may vote by telephone using the toll-free telephone number on the proxy card, or through the Internet by visiting www.proxyvote.com before 11:59 p.m. EDT on May 6, 2015. The Internet and telephone voting procedures are designed to authenticate stockholders’ identities, allow stockholders to vote their shares and to confirm that their instructions have been properly recorded. If you would like to receive future stockholder materials electronically, please enroll after you complete your voting process on www.proxyvote.com. Street name holders may vote by Internet or telephone if their bank or broker makes those methods available, in which case the bank or broker will enclose instructions with the proxy materials.

In Person. All stockholders of record may vote in person at the Annual Meeting. Street name holders may vote in person at the Annual Meeting if they have a legal proxy, as described below.

Whether you plan to attend the Annual Meeting or not, we encourage you to vote by proxy as soon as possible. Please note that the Notice of Internet Availability is not a proxy card and it cannot be used to vote your shares.

What does it mean if I receive more than one Notice of Internet Availability or Voting Instruction Form?

You may receive more than one Notice of Internet Availability or voting instruction form depending on how you hold your shares. You will receive a Notice of Internet Availability for shares registered in your name. If you are the beneficial owner of shares held in street name, you may also receive a voting instruction form from your bank or broker asking how you want to vote. If your shares are registered differently and are in more than one account, you will receive more than one Notice of Internet Availability or voting instruction form and may have to cast multiple votes. We encourage you to have all accounts registered in the same name and address whenever possible.

Can I change my vote?

Stockholders of record may revoke a proxy and/or change their vote before the time of voting at the Annual Meeting by:

•	voting again at www.proxyvote.com or by telephone before 11:59 p.m. EDT on May 6, 2015,

•	mailing a revised proxy card dated later than the prior proxy, or

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notifying our Corporate Secretary in writing that you are revoking your proxy before the Annual Meeting. Our Corporate Secretary may be reached at our principal offices located at 1271 Avenue of the Americas, 14th Floor, New York, New York 10020-1302.

To be counted, revocations submitted in a manner provided for above must be received the day before the Annual Meeting. You may also revoke your proxy by voting in person at the Annual Meeting.

Street name holders may revoke a proxy and/or change their vote before the time of voting at the Annual Meeting by:

•	submitting new voting instructions in the manner provided by your bank or broker, or

•	contacting your bank or broker to request a legal proxy in order to vote your shares at the Annual Meeting.

Who can attend the Annual Meeting?

Only stockholders of record as of the Record Date, or their duly appointed proxies, and guests of the Company may attend the Annual Meeting.

Stockholders of Record. Please bring photo identification and proof of share ownership with you to the Annual Meeting. For example, the Notice of Internet Availability received in connection with this meeting or a bank or brokerage account statement showing that you owned Common Stock in the Company on the Record Date is acceptable as proof of share ownership if you are a record holder.

Street Name Holders. If you are a street name holder, you may not vote your shares at the Annual Meeting unless you obtain a legal proxy from your bank or broker. A legal proxy is a bank’s or broker’s authorization for you to vote the shares it holds in its name on your behalf. To obtain a legal proxy, please contact your bank or broker for further information. Please bring photo identification and a legal proxy with you to the Annual Meeting.

What constitutes a quorum for the Annual Meeting?

A quorum is necessary to conduct business at the Annual Meeting. A quorum requires the presence of a majority of the outstanding shares of Common Stock entitled to vote, in person or represented by proxy. Your shares will be counted toward the quorum requirement if you have voted by proxy.

Abstentions and broker non-votes count as “shares present” at the meeting for purposes of determining a quorum. A broker non-vote occurs when a bank, broker or other nominee who holds shares for a beneficial owner does not vote on a particular item because the nominee does not have discretionary voting authority to vote on that item and has not received instructions from the beneficial owner of the shares.

If a quorum is not present, the Annual Meeting will be adjourned until a quorum is obtained.

How many votes are needed to approve each of the proposals?

For “Proposal 1—Election of Directors,” directors will be elected by a majority of the votes cast. “Votes cast” excludes both abstentions and “broker non-votes” (described above). In an uncontested election, such as this year’s election, any director nominee who receives an equal or greater number of votes “against” as compared to votes “for” must tender his or her resignation to the Governance Committee of the Board. The Governance Committee is required to make recommendations to the Board with respect to any such tendered resignation. The Board will act on the tendered resignation within 90 days from the certification of the stockholder vote and will publicly disclose its decision, including its rationale. Please see “Board Meetings and Committees—Majority Voting Standard and Director Resignation Policy” below for further details.

For “Proposal 2—Approval of the Adoption of the 2015 Omnibus Incentive Plan,” an affirmative vote of a majority of the votes cast will be considered approval of the 2015 Omnibus Incentive Plan. Abstentions and broker non-votes will have no impact as they are not counted as votes on Proposal 2.

For “Proposal 3—Advisory Vote to Approve Compensation of Named Executive Officers,” the outcome of the vote will not be binding on the Board or the Compensation Committee. However, the Board and the Compensation Committee, in the exercise of their fiduciary duties, expect to consider the outcome of the advisory vote in determining future compensation decisions. An affirmative vote of a majority of the votes cast will be considered approval, by an advisory vote, of the Company’s compensation paid to our Named Executive Officers. Abstentions and broker non-votes will have no impact, as they are not counted as votes cast, on Proposal 3.

For “Proposal 4—Ratification of Selection of Independent Registered Public Accounting Firm,” an affirmative vote of the majority of the shares of Common Stock present in person or represented by proxy and entitled to vote on the item will be considered ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm. Abstentions will have the same effect as a vote against Proposal 4.

If you are a street name holder and you do not instruct the bank or broker on how to vote your shares, your bank or broker may exercise its discretionary authority to vote your shares with regard to Proposal 4, but cannot exercise its discretionary authority to vote your shares regarding Proposals 1, 2 and 3, thus resulting in “broker non-votes.”

Who pays for the solicitation of proxies?

The Company pays the cost of soliciting proxies. We retained Innisfree M&A Incorporated to advise the Company and assist with our solicitation of proxies for an estimated fee of $17,500 plus reasonable out-of-pocket expenses. We will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for sending soliciting materials to beneficial owners and obtaining their votes. In addition to solicitation by mail, proxies may be solicited personally, by telephone or electronic media by our employees.

What if only one copy of the Notice of Internet Availability or proxy materials was delivered to multiple stockholders who share a single address?

A single Notice of Internet Availability (or one copy of this Proxy Statement and the accompanying 2014 Annual Report, for those stockholders who previously requested paper copies) will be delivered in one envelope to multiple stockholders having the same last name and address and to individuals with more than one account registered at American Stock Transfer & Trust Company, LLC with the same address unless contrary instructions have been received from an affected stockholder.

If you would like to enroll in this service or receive individual copies of all documents, now or in the future, you may submit a written request to our Corporate Secretary, at the Company’s principal offices located at 1271 Avenue of the Americas, 14th Floor, New York, New York 10020-1302. You may also send an email to ir@etrade.com or call us at (646) 521-4340. We will deliver a separate copy of all documents to an individual stockholder who shares an address with another stockholder upon request to the address, email or telephone number provided above even if a single copy of the documents was originally delivered.

PROPOSAL 1

ELECTION OF DIRECTORS

Listed below are the Company’s eleven directors, each of which have been nominated by the Board for election by the stockholders at the Annual Meeting and have agreed to be named in this Proxy Statement and to serve if elected. Under the Company’s Amended and Restated Certificate of Incorporation, each of the eleven nominees standing for election at this Annual Meeting would, if elected, serve for a term beginning on the date of election and ending at the 2016 Annual Meeting of Stockholders or until his or her earlier resignation or removal. Christopher Flink, one of our current directors, is not standing for re-election at the Annual Meeting.

In the absence of contrary instructions, the proxy holders intend to vote all proxies received by them FOR the nominees for director listed below. Although we know of no reason why any of the nominees would not be able to serve, if any nominee is unavailable for election, the proxy holders intend to vote your Common Stock for any substitute nominee proposed by the Board.

Qualifications of Directors

The Board, acting through its Governance Committee, is responsible for recommending to the stockholders a group of nominees that, taken together, have a significant breadth and diversity of experience, professional expertise, knowledge and abilities to carry out the Board’s responsibilities. Our Governance Committee Charter requires the Governance Committee to periodically review the composition of the Board and its committees in light of the risks, current challenges and needs of the Company and determine whether to add or remove individuals after considering issues of knowledge, expertise, judgment, term of service, age, skills, diversity of background and experience and relations with various constituencies.

In presenting this year’s nominees, the Governance Committee considered, among other things, the experience the nominees gained in enhancing their oversight over management in light of the heightened standards from the Company’s and its subsidiaries’ regulators, their ability to work as a collegial group and their willingness to spend the time necessary to perform their role despite other professional commitments.

In addition to the characteristics common to all of our directors, which include integrity, a strong professional reputation and a record of achievement in senior executive capacities, the Governance Committee has included on the Board persons with diverse backgrounds and skills reflecting the needs of the Company.

In evaluating each nominee for service on the Board, the Governance Committee considered the following specific experience and skills of the current Board:

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Experience in a broad range of occupations and industries which provides differing viewpoints and expertise relating to execution of the Company’s business plans. These include banking, brokerage and financial services (Messrs. Carbone, Healy, Idzik, Lam, Lawson, Ms. Leibowitz, Ms. Saeger and Messrs. Sclafani and Stern), technology and digital media (Messrs. Idzik, Lam, Lawson, Ms. Leibowitz and Ms. Weaver), marketing and consumer retail (Mr. Lawson, Ms. Saeger and Ms. Weaver), legal (Mr. Kanner) and enterprise risk management (Messrs. Healy, Lam, Lawson and Stern); and

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Significant substantive experience in areas applicable to service on the Board’s committees, including corporate financial management, auditing and accounting (Messrs. Carbone, Healy, Lawson and Sclafani and Ms. Weaver), credit and risk management (Messrs. Healy, Lam, Lawson and Stern), regulated financial services (Messrs. Carbone, Healy, Idzik, Lam, Lawson, Ms. Leibowitz, Ms. Saeger and Mr. Sclafani), bank regulation (Messrs. Idzik and Stern) and corporate governance (Messrs. Kanner and Lam and Ms. Weaver).

Nominees to the Board of Directors:

Name	Principal Occupation	Director Since	Age as of May 7, 2015
Richard J. Carbone	Retired Financial Services Executive	2013	67
James P. Healy	Chief Executive Officer, Capra Ibex Advisors	2015	64
Paul T. Idzik	Chief Executive Officer of the Company	2013	54
Frederick W. Kanner	Senior Of Counsel, Covington & Burling LLP	2008	72
James Lam	President, James Lam & Associates	2012	54
Rodger A. Lawson	Retired Financial Services Executive	2012	68
Shelley B. Leibowitz	Retired Financial Technology Executive	2014	54
Rebecca Saeger	Retired Marketing Executive	2012	60
Joseph L. Sclafani	Retired Banking Executive	2008	66
Gary H. Stern	Retired Financial Services Regulator	2014	70
Donna L. Weaver	Retired Corporate Executive	2003	71

Richard J. Carbone has been a director of the Company since August 2013. Mr. Carbone was formerly Chief Financial Officer of Prudential Financial, Inc. from 1997 through 2013, and served as Executive Vice President until retiring from that position in February 2014. Mr. Carbone brings nearly four decades of experience in financial services, having held senior finance office positions in both the banking and securities industries, including Managing Director and Controller of Salomon Brothers and Senior Vice President and Controller of Bankers Trust Company. He began his career at Price Waterhouse & Co. Mr. Carbone received an M.B.A. from St. John’s University and is a Certified Public Accountant. He was an officer in the United States Marine Corps from 1969 to 1972. Mr. Carbone is a member of the board of directors for Resolution Life Holdings and its indirect subsidiary, Lincoln Beneficial Life. He is also a director on the board of a non-profit organization focused on helping disabled adults and indigent children. Mr. Carbone is a member of the E*TRADE Bank board and a member of the Audit Committee, where he is designated an audit committee financial expert, and the Compensation Committee.

James P. Healy has been a director of the Company since January 2015. He had a 25-year career in the Investment Banking arm of the Credit Suisse Group, where he served as Global Head of the Fixed Income Division from 2003 to 2007. Other leadership positions while at Credit Suisse included Global Head of Emerging Markets Group, and the Global Co-Head of Credit Suisse Financial Products, which housed the firm’s derivative businesses. Prior to joining Credit Suisse, Mr. Healy was as an economist at the International Monetary Fund, served as a consultant to the Organization for Economic Cooperation and Development, and as a visiting scholar at the Board of Governors of the Federal Reserve. He is currently the CEO of Capra Ibex Advisors, a registered Investment Advisor he founded in 2010 to provide investment and risk management advice to select financial institutions, including First Republic Bank and JPMorgan Chase. Mr. Healy is a member of the Board of Directors of Student Sponsor Partners, a New York City philanthropy serving 1,400 disadvantaged high school students, and served as its Board Chair from 2010 to 2014. He holds a B.A. in Economics from Stanford University, a M.Sc. in Economics from the London School of Economics, and a Ph.D. in Economics from Princeton University. Mr. Healy is a member of the E*TRADE Bank board and the Risk Oversight Committee.

Paul T. Idzik has been a director of the Company and Chief Executive Officer since January 2013. Prior to joining the Company, Mr. Idzik was Group Chief Executive of DTZ Holdings plc in London from November 2008 to August 2011. He also spent 10 years at Barclays PLC, first as Chief Administration Officer, then Chief Operating Officer at Barclays Capital Group and then as Group Chief Operating Officer of Barclays PLC. Mr. Idzik began his career as a consultant and spent over a decade with Booz Allen Hamilton, Inc. Mr. Idzik has a B.A. in Economics and a B.A. in Computer Applications from the University of Notre Dame and an M.B.A. in Finance and Accounting from the University of Chicago. He is President of E*TRADE Bank and a member of the E*TRADE Bank board.

Frederick W. Kanner has been a director of the Company since April 2008. Mr. Kanner is Senior Of Counsel at the law firm of Covington & Burling LLP in New York City since May 2012. He was a partner in the law firm of Dewey Ballantine LLP and subsequently Dewey & LeBoeuf LLP from 1976 until he retired from the full-time practice of law at the end of 2009 and was Of Counsel until 2012. He served as Chairman of Dewey’s Corporate Finance practice for more than 15 years and as a member of its Management Committee for 20 years. He is a member of the board of directors of Financial Guaranty Insurance Company (where he serves as Chairman of the Compensation Committee), National Benefit Life Insurance Company (where he serves as Chairman of the Audit Committee) and the Lawyers’ Committee for Civil Rights Under Law. Mr. Kanner received a B.A. in Economics from the University of Virginia and a J.D. from the Georgetown University Law Center. Mr. Kanner is a member of the E*TRADE Bank board and a member of the Audit Committee, the Compensation Committee and the Governance Committee.

James Lam has been a director of the Company since November 2012. Mr. Lam is currently President of James Lam & Associates, a firm focused on corporate governance and risk management, since January 2002. He previously served as Founder and President of ERisk, Chief Risk Officer of Fidelity Investments and Chief Risk Officer of GE Capital Markets Services, Inc. He is the author of the best-selling book, Enterprise Risk Management (Wiley, 2003). Mr. Lam graduated summa cum laude with a B.B.A. from Baruch College in 1983 and received an M.B.A. with honors from UCLA in 1989. In 2004, he was appointed Senior Research Fellow at Peking University. Mr. Lam has taught M.B.A. classes at Babson College and the Hult International Business School. He has also guest lectured at Harvard Business School. Mr. Lam is a member of the E*TRADE Bank board, a member and Chair of the Risk Oversight Committee and a member of the Audit Committee.

Rodger A. Lawson has been a director of the Company since February 2012 and Chairman of the Board since May 2013. Mr. Lawson also served as Lead Independent Director from August 2012 to January 2013. Mr. Lawson is a retired financial services executive who most recently served as President and Chief Executive Officer of Fidelity Investments – Financial Services from 2007 through 2010. Prior to joining Fidelity, Mr. Lawson served in several senior executive roles with Prudential Financial including Vice Chairman of Prudential Financial. He has held numerous other executive positions in financial services, including President and Chief Executive Officer of Van Eck Global, and Chief Executive Officer and Partner of Global Private Banking at Bankers Trust Company. Previously, Mr. Lawson was President and Chief Executive Officer of Fidelity Investments Retail Group and Chief Executive Officer of the Dreyfus Service Corporation. Mr. Lawson earned a B.A. from London University and a M.Sc. from Bradford University. He is currently on the board of directors of UnitedHealth Group, Inc. Mr. Lawson is a member of the E*TRADE Bank board, the Governance Committee and an ex officio member of the Audit, Compensation and Risk Oversight Committees.

Shelley B. Leibowitz has been a director of the Company since December 2014. From 2009 through 2012, Ms. Leibowitz served as Group Chief Information Officer for the World Bank, where she was responsible for the technology services and capabilities that underlie the work of delivering quality knowledge and financing products to the Bank Group’s clients across the globe. Ms. Leibowitz managed the Bank Group’s cybersecurity program and served as a member of the Bank’s Pension Investment Committee. Previously, Ms. Leibowitz held Chief Information Officer positions at Morgan Stanley, Greenwich Capital Markets and Barclays Capital. Ms. Leibowitz also served as Board member and technology advisor for GAIN Capital, now listed on the NYSE. In 2002, Ms. Leibowitz received a Merit Award from the Women’s Bond Club of New York for career achievement and leadership in the financial industry. She graduated Phi Beta Kappa from Williams College with a B.A. in Mathematics. Ms. Leibowitz is currently an Advisor to security intelligence firm Endgame. Ms. Leibowitz is a member of the E*TRADE Bank board and a member of the Risk Oversight Committee.

Rebecca Saeger has been a director of the Company since February 2012. Ms. Saeger served as Executive Vice President at Charles Schwab from 2004 through 2010, most recently as Chief Marketing Officer. Prior to joining Charles Schwab, she was Executive Vice President, Marketing at Visa U.S.A. Previously, Ms. Saeger was Senior Vice President and head of Account Management at Foote, Cone & Belding and Senior Vice President at Ogilvy & Mather. She has served on the board of directors as Chair of the Association of National

Advertisers (ANA). She received a B.A. from Muhlenberg College and an M.B.A. from the Wharton School at the University of Pennsylvania. Ms. Saeger is a member of the E*TRADE Bank board, a member and Chair of the Compensation Committee and a member of the Governance Committee.

Joseph L. Sclafani has been a director of the Company since June 2008. Mr. Sclafani was formerly Executive Vice President and Controller of JPMorgan Chase & Co., responsible for corporate financial operations, regulatory reporting, financial accounting and reporting and accounting policies until December 2006. His 38 years of experience include 27 years at JPMorgan Chase & Co. and its predecessors. Mr. Sclafani also spent 11 years at KPMG as a certified public accountant. He earned a B.A. from St. Francis College in Brooklyn and completed post-graduate studies in finance at Bernard M. Baruch College. Mr. Sclafani is a member of the E*TRADE Bank board, a member and the Chair of the Audit Committee, where he is designated an audit committee financial expert, and a member of the Risk Oversight Committee.

Gary H. Stern was appointed a director of the Company in June 2014. Mr. Stern was President and Chief Executive Officer of the Federal Reserve Bank of Minneapolis from 1985 through 2009, the longest-serving president in the Bank’s history. He joined the Federal Reserve Bank of Minneapolis in 1982 as senior vice president and director of research. His prior experience included seven years at the Federal Reserve Bank of New York. Mr. Stern co-authored Too Big to Fail: The Hazards of Bank Bailouts, published by The Brookings Institution (2004). He holds an A.B. in Economics from Washington University in St. Louis, and an M.A. and Ph.D. in Economics from Rice University. He served on the Board of Directors of The Dolan Company from 2010 to 2014. He also currently serves on the Board of Directors of Standard and Poor’s Ratings, the FDIC Systemic Resolution Advisory Committee, the Ambac Assurance Corporation, The Depository Trust & Clearing Corporation and the National Council on Economic Education. Mr. Stern is a member of the E*TRADE Bank board and a member of the Risk Oversight Committee.

Donna L. Weaver has been a director of the Company since April 2003. Ms. Weaver is a retired corporate financial executive and business owner. A Certified Management Accountant, Ms. Weaver received a B.S. in Economics and Finance from the University of Arizona and an M.S. in Management from the Stanford Graduate School of Business. Since 1986, Ms. Weaver has served on the boards of several public and private companies. Ms. Weaver is a member of the E*TRADE Bank board, a member and Chair of the Governance Committee and a member of the Audit Committee.

The Board of Directors recommends that stockholders vote FOR the election of each of the nominees as directors listed above.

BOARD MEETINGS AND COMMITTEES

The Board held a total of 13 meetings during 2014. Each current director attended at least 75% of the aggregate of the meetings of the Board and the committees of the Board, held during his or her tenure, of which he or she was a member and was eligible to attend. Our non-management directors met in executive session without management at least quarterly. The Chairman of the Board led these executive sessions during 2014.

To conduct its business, the Board maintains four standing committees: Audit, Compensation, Governance and Risk Oversight. The primary responsibilities of each committee are set forth below:

Audit Committee	Oversees and monitors the Company’s financial reporting processes and internal control system regarding finance and accounting, and provides an open avenue of communication among the independent auditor, financial and senior management and the Board. This Committee also monitors and oversees the performance of the Company’s internal audit function and the qualifications, independence and performance of the Company’s independent auditor.
Compensation Committee	Reviews and approves senior executive compensation and, with respect to the Chief Executive Officer’s compensation, recommends his compensation to the independent members of the Board; oversees administration of our benefit plans, including our equity incentive plans. This Committee also reviews the performance of the Chief Executive Officer and the members of the Company’s senior management team at least annually. As discussed in the “Compensation Discussion and Analysis,” this Committee retains an outside consultant.
Governance Committee	Oversees the Board’s and its committees’ governance practices. This Committee also leads any search for new Board members; recommends committee assignments and develops, recommends and oversees compliance with the Company’s Corporate Governance Guidelines and the Company’s Code of Professional Conduct. The Committee also leads the management succession planning activities.

Risk Oversight Committee	Identifies, assesses and oversees the Company’s risk. This Committee monitors the risk profile of the Company; oversees the financial risk and return for the Company; supervises compliance with legal and regulatory requirements; assists the Board and the Company’s senior management in overseeing the effective financial management of the Company and its subsidiaries; and evaluates the Company’s strategic planning, including reviewing material strategic transactions and potential material investments by the Company in, or in the Company by, third parties.

Each of these committees is composed entirely of directors that meet the applicable independence requirements of the NASDAQ Global Select Market (“NASDAQ”). The charters of each of these committees are available on our website at about.etrade.com in the “Corporate Governance” section. You may also request a copy of each of these documents free of charge by writing to E*TRADE Financial Corporation, 1271 Avenue of the Americas, 14th Floor, New York, New York 10020-1302, Attention: Corporate Secretary. The following table presents, as of March 25, 2015, the members of each committee of the Board and the number of times each committee met during 2014:

Communications to the Board, the Chairman of the Board, the non-management directors or any other director may be sent to: E*TRADE Financial Corporation, 1271 Avenue of the Americas, 14th Floor, New York, New York 10020-1302, Attention: Corporate Secretary. The Company does not have a formal policy regarding director attendance at our annual stockholder meetings; however, all of the then-current directors attended the 2014 Annual Meeting of Stockholders.

The Company’s Code of Professional Conduct, Corporate Governance Guidelines and Related Party Transactions Policy are available on our website at about.etrade.com in the “Corporate Governance” section. You may also request a copy of each of these documents free of charge by writing to E*TRADE Financial Corporation, 1271 Avenue of the Americas, 14th Floor, New York, New York 10020-1302, Attention: Corporate Secretary. We intend to post on our corporate website any amendments to, or waivers from, our Code of Professional Conduct or Related Party Transactions Policy that apply to our executive officers, including our principal executive officer, principal financial officer and principal accounting officer. The information on our website is not a part of this Proxy Statement.

Risk Management

The Board plays an active role, as a whole and also at the committee level, in overseeing management of the Company’s risks. The Board regularly reviews reports from members of senior management and committees on areas of material risk to the Company, including credit, interest rate, liquidity, market, operational, strategic, reputational, legal, regulatory, and compliance risks. In particular, the Risk Oversight Committee assists the Board and senior management, including the Company’s Chief Risk Officer, the Company’s General Counsel and the Company’s Chief Compliance Officer, in the effective identification, assessment and management of the Company’s risk profile and in working to improve the financial risk and return of the Company. The Risk Oversight Committee reviews capital planning processes, capital position, and capital adequacy and structure, consolidated capital reporting, significant capital expenditures, capital structure, and financing requirements. The Risk Oversight Committee also oversees, reviews and challenges senior management and recommends to the Board for its approval policies related to the financial management of the Company and its subsidiaries and oversees the Company’s implementation of such policies, including policies relating to capital, funding, liquidity and funds transfer risk, asset and liability management and cash management, and policies for assessing and managing exposure of the Company’s operational risk, credit risk, market risk, interest rate risk, investment risk, liquidity risk, reputational risk, strategic risk, legal regulatory & compliance risk, including the framework for counterparty credit risk management and trading limits, and reviews the Company’s business continuity plan, strategic plan, strategic transactions, and proposed investments.

The Compensation Committee assists the Board in evaluating risks arising from Company executive and non-executive compensation programs as well as succession planning for our executive officers. The Governance Committee assists the Board in overseeing risks associated with Board organization, membership and structure, succession planning for our directors, and corporate governance. The Audit Committee assists the Board in overseeing risks associated with financial reporting and internal controls.

Director Independence

The Board has adopted categorical standards to assist in its evaluation of the independence of directors. The categorical standards describe various types of relationships that could exist between a Board member and the Company and set thresholds at which such relationships would be deemed to be material in the determination of a director’s independence. Although any director who meets the independence criteria of NASDAQ and the Board’s own categorical standards (as well as Exchange Act Rule 10A-3(b), in the case of Audit Committee members, and NASDAQ Rule 5605(d)(2), in the case of Compensation Committee members) will be presumed to be independent, the Board may make a decision to the contrary based on its review of any other relevant factors. The Board’s categorical standards are as follows:

•

A director who serves as an executive officer or employee of, or beneficially owns more than a 10% equity interest in, any corporation, partnership or other business entity that during the most recently completed fiscal year, made payments to the Company or received payments from the Company for goods and services, is still presumed independent if such payments were less than the greater of 5% of such other entity’s gross consolidated revenues for such fiscal year and $200,000.

•

A director who serves as an executive officer or employee of, or beneficially owns more than a 10% equity interest in, any bank, corporation, partnership or other business entity to which the Company was indebted at the end of its most recently completed fiscal year is still presumed independent if the indebtedness is in an amount less than the greater of 5% of such other entity’s total consolidated assets at the end of such fiscal year and $200,000.

•

A director who is a member or employee of a law firm that has provided services to the Company during the most recently completed fiscal year is still presumed independent if the total billings for such services were less than the greater of 5% of the law firm’s gross revenues for such fiscal year and $200,000.

•

A director who is a partner, executive officer or employee of any investment banking firm that has performed services for the Company (other than as a participating underwriter in a syndicate) during the most recently completed fiscal year is still presumed independent if the total compensation received for such services was less than the greater of 5% of the investment banking firm’s consolidated gross revenues for such fiscal year and $200,000.

After a review of all relevant factors and applying these categorical standards and the independence criteria of NASDAQ, the Board has determined that during 2014:

•	Messrs. Carbone, Fahmi, Flink, Kanner, Lam, Lawson, and Ms. Leibowitz and Ms. Saeger, Messrs. Sclafani, Stern, Velli and Willard, and Ms. Weaver were each independent.

•	Mr. Idzik was not independent.

The Board has also determined that each member of the Company’s Audit Committee, Compensation Committee, Governance Committee and Risk Oversight Committee is independent.

Identifying and Evaluating Director Nominees

The Governance Committee uses various methods to identify director nominees. The Governance Committee regularly assesses the appropriate size and composition of the Board and the particular needs of the Board, considering skill sets required and whether any vacancies are expected due to retirement or otherwise. Candidates may come to the attention of the Governance Committee through current Board members, professional search firms, stockholders or other parties. While there is no diversity policy or fixed set of qualifications that must be satisfied before a candidate will be considered, we seek nominees with a broad diversity of experience, professions, skills, geographic representation and backgrounds. All candidates are then evaluated based on a review of the individual’s qualifications, skills, independence and expertise, including the criteria included in our Corporate Governance Guidelines and the Board’s desire to draw on diverse perspectives and expertise in conducting its work.

Under our Bylaws, there shall be no fewer than six and no more than twelve directors concurrently serving on the Board. The Board will reduce its size to eleven directors upon the election of directors at the Annual Meeting. Our Bylaws permit the Board to increase or decrease its size within the authorized range and to add new directors between stockholder meetings. Any director appointed by the Board in accordance with the preceding sentence shall hold office for a term expiring at the next Annual Meeting.

Submission of Director Nominees to the Governance Committee by Stockholders

The Governance Committee will consider director candidates submitted by any stockholder who has continuously held at least 5% of our voting securities (either directly or as part of a group) for at least one year and is not a competitor of the Company. Such recommendations must be mailed to E*TRADE Financial Corporation, 1271 Avenue of the Americas, 14th Floor, New York, New York 10020-1302, Attention: Corporate Secretary. Such recommendations should be accompanied by (i) evidence of the stockholder’s stock ownership over the previous twelve months; (ii) a statement that the stockholder is not a competitor of the Company; (iii) a resume and contact information for the director candidate, as well as a description of the candidate’s qualifications; and (iv) a statement whether the candidate has expressed interest in serving as a director. The Governance Committee follows the same process and uses the same criteria for evaluating candidates proposed by stockholders as it does for candidates proposed by other parties. The Governance Committee will consider such candidacy and will advise the recommending stockholder of its final decision. Any nominee for the Board, at the request of the Board, must submit a statement that, if elected, the nominee intends to comply with the Company’s majority voting policy, described below.

Board Leadership

The Board believes that separating the functions of Chairman and Chief Executive Officer (“CEO”) generally strengthens the Board’s independence from management. During 2014, Mr. Lawson served as the Company’s Non-Executive Chairman of the Board. We believe this structure is appropriate for the Company because it strengthens the Board’s independence from management.

Majority Voting Standard and Director Resignation Policy

Our Bylaws and Corporate Governance Guidelines provide that the voting standard for the election of directors in uncontested elections is a majority voting standard. Under our majority voting standard, in an uncontested election, each nominee shall be elected to the Board by the majority of the votes cast with respect to the director’s election (that is, the number of votes “for” a director’s election must exceed 50% of the votes cast with respect to that director’s election). Directors will be elected by plurality vote in contested elections (that is, when the number of nominees for election exceeds the number of directors to be elected). Whether an election is contested or not is determined on the last day by which stockholders may submit notice to nominate a person for election as a director pursuant to the Company’s Amended and Restated Certificate of Incorporation.

If a nominee who is serving as a director is not elected by a majority of the votes cast at the Annual Meeting, Delaware law provides that the director would continue to serve on the Board as a “holdover director.” However, under our Bylaws and Corporate Governance Guidelines, each director must submit in advance an irrevocable, contingent resignation to the Chair of the Governance Committee that the Board may accept if the director fails to be elected by the majority of the votes cast with respect to the director’s election. In that situation, the Governance Committee will act on an expedited basis to determine whether to accept the director’s resignation, and submit its recommendation to the Board. The Board will act on the Governance Committee’s recommendation and publicly disclose its decision and the rationale behind its decision within 90 days following certification of the stockholder vote. The Governance Committee, in making its recommendation, and the Board, in making its decision, may each consider any factors or other information that it considers appropriate and relevant.

The Board expects that any director whose resignation becomes effective pursuant to this policy will excuse himself or herself from participating in the consideration of his or her resignation by either the Governance Committee or the Board. If an incumbent director’s resignation is not accepted, he or she will continue to serve until the next Annual Meeting and until his or her successor is duly elected, or until his or her earlier removal. All nominees currently serve on the Board.

DIRECTOR COMPENSATION

Introduction

Our Director Compensation program reflects our desire to attract, retain and motivate highly qualified individuals who have the skills, experience and expertise necessary to serve on the board of directors of a company of our size and regulatory complexity and who can continue to guide the Company to provide long-term value to its stockholders. Accordingly, our Director Compensation program is designed to provide our non-employee directors with a mix of cash and long-term equity compensation that both fairly compensates them for the services they provide to us as non-employee directors and aligns their interests with the long-term interests of our stockholders.

Annual Review of Director Compensation Program in 2014

The Governance Committee reviews the structure and philosophy of our Director Compensation program on an annual basis. In the second quarter of 2014, the Governance Committee, with the advice of its independent compensation consultant, analyzed the overall level and mix of compensation delivered by our Director Compensation program as compared to the Company’s peer group.

As a result of this review, the Governance Committee approved increases effective as of May 6, 2014 to the annual equity retainers paid to all non-employee directors, including our Non-Executive Chairman. The annual equity retainer for our Non-Executive Chairman was increased by $100,000 to $150,000 and the annual equity retainers for our other non-employee directors were increased by $50,000 to $100,000.

In addition, the Governance Committee, as part of its 2014 annual review of the Company’s Director Compensation program, approved the implementation of a Director Compensation Deferral Program (the “Deferral Program”). Under the terms of the Deferral Program, non-employee directors may elect, on an annual basis, to defer all or a portion of their cash and equity compensation for service on the Board and/or its committees into deferred restricted stock units (“DSUs”) issued under the Company’s 2005 Equity Incentive Plan. Grants of DSUs are issued at the fair market value on the grant date (measured as the average of the high and low of the price of the Common Stock on the grant date) and fully vest one year following the grant. At the time of deferral, non-employee directors must elect settlement of the DSUs into shares of Common Stock in either (i) one lump payout on the first anniversary of the date on which Board service is completed or (ii) five (5) equal annual installments beginning on the first anniversary of the date on which Board service is completed.

2014 Director Compensation

Cash Compensation. The Director Compensation policy for cash fees for non-employee directors in 2014 was as follows:

Annual Board Retainer for All Board Members	$50,000
Additional Annual Retainer for Each Committee Chairperson	$10,000
Additional Annual Retainer for Service as Non-Executive Chairman of the Board or Lead Independent Director	$50,000
Each Board Meeting Attended or Action by Written Consent	$2,500
Each Committee Meeting Attended or Action by Written Consent as Committee Chairperson	$2,500
Each Committee Meeting Attended as Non-Executive Chairman or Lead Independent Director (1)	$2,500
Each Committee Meeting Attended or Action by Written Consent as Committee Member	$2,000

(1)

In addition to membership on any particular committee, Mr. Lawson, in his capacity as our Non-Executive Chairman, was invited to attend all meetings of the Board’s committees in an ex officio capacity and received compensation for each committee meeting he attended in that capacity.

Equity Compensation. The Director Compensation policy for equity compensation for non-employee directors in 2014, which takes into account the increases described above, was as follows:

•

Non-employee directors receive initial grants when they join the Board (generally a pro-rated portion of the annual grant provided to our non-employee directors) and then annual grants at the time of the Annual Meeting.

•

Our non-employee directors, other than the Non-Executive Chairman, who were serving as of the date of our 2014 Annual Meeting, received a grant of stock awards with a fair market value on the grant date equal to $100,000.

•	Our Non-Executive Chairman, who was serving as of the date of our 2014 Annual Meeting, received a grant of stock awards with a fair market value on the grant date equal to $150,000.

Each restricted stock or DSU award, as applicable, vests one year from the date of issuance, subject to immediate vesting upon (i) certain changes in the ownership or control of the Company or (ii) the death of the director while serving as a Board member.

Expense Reimbursement and Perquisites

All non-employee directors receive reimbursement for reasonable out-of-pocket expenses incurred in connection with meetings of the Board and its committees. Non-employee directors do not receive perquisites, but are eligible to participate in the Deferral Program.

2014 Director Compensation Table

The table below does not include Mr. Idzik, who did not receive separate compensation for his service on the Board.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2) (3) (4)	Total ($) (5)
Richard J. Carbone	105,000	150,000	255,000
Mohsen Z. Fahmi (6)	97,000	100,000	197,000
Christopher M. Flink	85,500	100,000	185,500
Frederick W. Kanner	147,500	100,000	247,500
James Lam	148,000	100,000	248,000
Rodger A. Lawson	243,500	150,000	393,500
Shelley B. Leibowitz	20,000	40,000	60,000
Rebecca Saeger	124,000	100,000	224,000
Joseph L. Sclafani	148,500	100,000	248,500
Gary H. Stern	61,000	90,000	151,000
Joseph M. Velli (7)	115,000	100,000	215,000
Donna L. Weaver	113,500	156,500	270,000
Stephen H. Willard (8)	42,500	0	42,500

(1)	Director fees are paid quarterly in arrears. Amounts reported in this column constitute fees paid in cash during fiscal 2014.

(2)	Amounts reported in this column constitute the aggregate grant date fair value of each award calculated in accordance with FASB ASC Topic 718. For more information regarding the assumptions used in determining the fair value of awards, please refer to Note 1 to the financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, filed on February 24, 2015 with the Securities and Exchange Commission (“SEC”).

(3)

Non-employee directors who were serving as of May 6, 2014, the date of our 2014 Annual Meeting of Stockholders, each received a grant of stock awards on May 7, 2014 that vests on the first anniversary of the date of issuance. The fair market value of the stock awards (measured as the average of the high and low of the price of the Common Stock on the grant date) for all non-employee directors other than our Non-Executive Chairman was equal to $100,000, and for Mr. Lawson, our Non-Executive Chairman, was equal to $150,000. Mr. Lawson elected to receive his annual stock compensation in the form of DSUs in accordance with the Deferral Program. Mr. Carbone elected to receive both his $50,000 annual board retainer and his annual stock compensation in the form of DSUs in accordance with the Deferral Program and Ms. Weaver elected to receive certain meeting fees in the form of DSUs in accordance with the Deferral Program. When Mr. Stern and Ms. Leibowitz subsequently joined the Board, they received stock awards with an aggregate grant date fair value equal to $90,000 and $40,000, respectively. Ms. Leibowitz elected to receive her stock compensation in the form of DSUs in accordance with the Deferral Program.

(4)

As of December 31, 2014, each of Messrs. Flink, Kanner, Lam, Sclafani, and Ms. Saeger and Ms. Weaver held an aggregate of 4,687 unvested restricted stock awards, and Mr. Stern held 4,321 unvested restricted stock awards. Messrs. Carbone and Lawson each held 7,030 unvested DSUs, Ms. Leibowitz held 1,697 unvested DSUs and Ms. Weaver held 2,586 unvested DSUs. As of December 31, 2014, each of Messrs. Kanner and Sclafani held an aggregate of 4,000 vested outstanding stock options and Ms. Weaver held an aggregate of 10,000 vested outstanding stock options.

(5)

There are no compensation or benefit programs available for directors other than the cash fees and stock grants described above. Consequently, the Company has not included columns in the Director Compensation Table for non-equity incentive plan compensation, change in pension value and non-qualified deferred compensation earnings or all other compensation, as the values for each of these items would be reported as zero.

(6)	Mr. Fahmi’s term ended on August 18, 2014.

(7)	Mr. Velli’s term ended on October 1, 2014.

(8)	Mr. Willard’s term ended at the 2014 Annual Meeting of Stockholders.

Policy of Equity Ownership for Board of Directors

The Board believes that directors should hold meaningful equity ownership positions in the Company to help align the interests of directors with those of stockholders. Under our policy regarding equity ownership for directors, non-employee directors are expected to be beneficial owners of shares of Common Stock with a market value equivalent to at least two years’ annual retainer fees due to non-employee directors (not including any additional retainer for service as a Committee Chair or Non-Executive Chairman and as adjusted from time to time) within two years of joining the Board. Until a non-employee director has met this equity ownership guideline, he or she is expected to hold any stock acquired through exercise of a stock option or vesting of restricted stock, net of shares sold to cover the cost of acquisition and any tax obligation. During 2014, each of the Company’s non-employee directors was in compliance with this policy. The Company does not permit directors to pledge or engage in hedging transactions involving Company stock.

PROPOSAL 2

APPROVAL OF THE ADOPTION OF THE

E*TRADE FINANCIAL CORPORATION 2015 OMNIBUS INCENTIVE PLAN

At the Annual Meeting, stockholders will be asked to approve the E*TRADE Financial Corporation 2015 Omnibus Incentive Plan (the “2015 Plan”). The Compensation Committee approved the 2015 Plan on January 26, 2015, subject to its approval by stockholders. The 2015 Plan is intended to replace our 2005 Equity Incentive Plan, which is scheduled to expire on May 26, 2015 (the “Prior Plan”). If the stockholders approve the 2015 Plan, it will become effective on the day of the 2015 Annual Meeting (the “Effective Date”), and no further awards will thereafter be granted under the Prior Plan.

Introduction

We operate in a challenging marketplace in which our success depends to a great extent on our ability to attract and retain executives, employees and non-employee directors with the skills and experience necessary to operate our business in an efficient and effective manner. We strongly believe that a competitive compensation package which includes equity and equity-based awards is a critical component in attracting and retaining these individuals, and will also provide them with a long-term incentive to maximize value for our stockholders and contribute to our ongoing growth. The approval of the 2015 Plan by our stockholders will provide us with a vehicle by which we can make a wide variety of equity and equity-based awards, along with cash incentives, and will therefore help to ensure our ongoing ability to attract and retain key talent.

If our stockholders approve the 2015 Plan, approximately 12,295,917 common shares, which includes the 6,295,917 common shares that remain available for issuance under the Prior Plan and are not subject to outstanding awards as of the Record Date, will be available for grants of equity and equity-based awards under the 2015 Plan. In addition, any shares in respect of awards granted under the Prior Plan that are terminated or cancelled without being exercised or settled or that are acquired as a result of forfeiture or repurchase after the Effective Date will be available for issuance under the 2015 Plan.

In determining the number of shares of Common Stock to be reserved for issuance under the 2015 Plan, our management and the Compensation Committee, in consultation with Pay Governance LLC (the Compensation Committee’s independent compensation consultant) evaluated, among other things, the historic share usage and burn rate under the Prior Plan, the overhang under the Prior Plan and the existing terms of outstanding awards under the Prior Plan. For additional information on our annual share usage and burn rate, see the subsection entitled “Historical Annual Share Usage” below. We currently anticipate that the shares of Common Stock to be reserved for issuance under the 2015 Plan will allow us to continue making equity grants for four to six years.

Reasons for Adoption of the 2015 Plan

The Prior Plan, which is the only plan pursuant to which we make equity and equity-based awards to our executives, employees and non-employee directors, will expire by its terms on May 26, 2015, and we may not make any more grants under the Prior Plan after that date. We do not intend to grant any further awards under the Prior Plan after the Effective Date. Accordingly, we have adopted and are seeking stockholder approval of the 2015 Plan to provide a vehicle by which we can use equity and equity-based awards to continue to attract, retain, motivate and appropriately incentivize key talent who can effectively manage our business and provide long-term value to our stockholders.

If the 2015 Plan is not approved by our stockholders, we will no longer have a stockholder-approved plan by which we can make grants of equity and equity-based awards as of May 26, 2015. Accordingly, the failure to attain stockholder approval of the 2015 Plan will put us at a significant disadvantage relative to the companies with which we compete for key talent and could ultimately result in our failure to attract and retain high caliber talent who can achieve our business objectives.

In addition, we are seeking approval of the 2015 Plan in order to, among other things: (1) comply with NASDAQ rules requiring stockholder approval of equity compensation plans; (2) allow the grant of incentive stock options (ISOs) to our employees; and (3) provide the Compensation Committee with the ability to grant both stock awards and cash bonuses that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code.

Historical Annual Share Usage

While the use of equity is an important part of our compensation program, we are particularly mindful of our responsibility to our stockholders to exercise judgment in the granting of equity and equity-based awards. As a result, we evaluated both our “overhang percentage” and annual share usage, or “burn rate,” in considering the advisability of the 2015 Plan and its potential impact on our stockholders.

•

Overhang. As of the Record Date, we had approximately 10,201,249 common shares subject to outstanding awards or available for future awards under the Prior Plan, which represented approximately 3.5% of our fully diluted common shares outstanding. We refer to this percentage as the overhang percentage. The 6,000,000 additional common shares proposed to be included in the 2015 Plan reserve would increase the overhang percentage by an additional 2.0% to approximately 5.5%.

•	Annual Share Usage. The annual share usage, or burn rate, under the Prior Plan for the last three years was as follows:

	Fiscal Year 2014	Fiscal Year 2013	Fiscal Year 2012	Three-Year Average
A. Total Shares Granted	1,671,102	2,359,651	2,585,461	2,205,405
B. Basic Weighted Average Common Shares Outstanding	288,705,292	286,991,281	285,748,188	287,148,254
C. Annual Share Usage (A/B)	0.579%	0.822%	0.905%	0.768%

Although our future annual share usage will depend upon and be influenced by a number of factors, such as the number of plan participants, the price per share of our Common Stock and the methodology used to establish the equity award mix, the shares of Common Stock reserved for issuance under the 2015 Plan will enable us to continue to utilize equity awards as an important component of our compensation program and help meet our objectives to attract, retain, motivate and appropriately incentivize executives, employees and non-employee directors with the skills and experience necessary to operate our business effectively. The calculation of the share reserve took into account, among other things, our stock price and volatility, our share burn rate and overhang and the existing terms of our outstanding awards.

Highlights of the 2015 Plan

On March 12, 2015, the Board, upon the recommendation of the Compensation Committee, unanimously approved the 2015 Plan, subject to stockholder approval.

The 2015 Plan is intended to advance the interests of the Company and its stockholders by providing an incentive to attract, retain and reward persons performing services for the Company and its affiliates and by motivating those persons to contribute to the growth and profitability of the Company and its affiliates.

The 2015 Plan is intended to permit the grant of performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code, which generally limits the annual deduction that we may take for compensation of our covered officers, which consist of our CEO and three other most highly compensated executive officers (other than our CFO) who are serving as such at the end of the year. Under Section 162(m), certain compensation, including compensation based on the attainment of performance goals, will not be subject to this limitation if certain requirements are met. Among these requirements is a requirement that the material terms pursuant to which the performance-based compensation is to be paid be disclosed to and approved by our stockholders. Accordingly, if the 2015 Plan is approved by stockholders and the other conditions of Section 162(m) relating to performance-based compensation are satisfied, qualified performance-based compensation paid to covered officers pursuant to the 2015 Plan will not fail to be deductible due to the operation of Section 162(m).

Additional considerations which demonstrate our commitment to governance best practices and which are relevant to the adoption of the 2015 Plan are highlighted below:

•	No Repricing. The 2015 Plan prohibits repricing and exchange of underwater options and stock appreciation rights for cash or shares without stockholder approval.

•

No Liberal Share Recycling. The 2015 Plan provides that shares of Common Stock withheld or reacquired by the Company in respect of tax obligations will no longer be available for issuance under the 2015 Plan, and that upon the exercise of an option or stock appreciation right, the plan reserve will be reduced by the gross number of shares so exercised.

•

Minimum Vesting Periods for Awards. The 2015 Plan prescribes minimum vesting periods which are designed to support retention of our executives, employees and non-employee directors. A minimum vesting or performance period of one year generally applies to awards granted under the 2015 Plan.

•	No Single-Trigger Vesting Upon a Change in Control. The 2015 Plan does not provide for vesting of equity awards based solely on the occurrence of a change in control.

The 2015 Plan is attached as Appendix A to this proxy statement and the following description of the material terms of the 2015 Plan is qualified in its entirety by the complete text of the plan.

Description of the 2015 Plan

Types of Awards. The following types of awards may be granted under the 2015 Plan: stock options (including both incentive stock options (“ISOs”) within the meaning of Section 422 of the Internal Revenue Code and nonqualified options (“NQSOs”), which are options that do not qualify as ISOs), stock appreciation rights, restricted stock, restricted stock units (including performance units), cash awards, and other stock-based awards that are denominated in or otherwise relate to our Common Stock.

Shares Available. The number of shares of Common Stock reserved for issuance under the 2015 Plan will be equal to the sum of (1) 6,000,000 common shares, (2) the number of common shares remaining available for issuance under the Prior Plan that are not subject to outstanding awards as of the Effective Date and (3) any shares underlying awards granted under the Prior Plan that are terminated or cancelled without being exercised or settled or that are acquired as a result of forfeiture or repurchase after the Effective Date.

Shares of Common Stock subject to an award under the 2015 Plan that either remain unissued upon the expiration, termination or cancellation of the award, or that are forfeited or repurchased by the Company for an amount not greater than the purchase price paid by the recipient, will again become available for award under the 2015 Plan. However, shares of Common Stock that are withheld or reacquired by the Company in satisfaction of tax withholding obligations will not again be available for issuance under the 2015 Plan, and upon the payment in shares of Common Stock pursuant to the exercise of an option or stock appreciation right, the number of shares of Common Stock available for issuance under the 2015 Plan will be reduced by the gross number of shares for which the option or stock appreciation right was exercised. Shares of Common Stock will not be deemed to have been issued under the 2015 Plan with respect to the portion of any award that is settled in cash.

Certain Limitations. Under the 2015 Plan, in any fiscal year, no employee may be granted (1) options or freestanding stock appreciation rights for more than 1,000,000 shares of Common Stock in the aggregate, (2) restricted stock awards or restricted stock units, the grant or vesting of which is subject to the achievement of performance goals, for more than 500,000 shares of Common Stock in the aggregate, (3) other stock-based awards, the grant or vesting of which is subject to the achievement of performance goals, that could result in the employee receiving more than 500,000 shares or (4) cash-based awards, the grant or vesting of which is subject to the achievement of performance goals, which could result in the employee receiving more than $8,000,000.

In addition, the 2015 Plan provides that the fair market value of the shares of Common Stock subject to full value awards issued to a non-employee director in any fiscal year, together with the value of any other awards granted to the non-employee director under the 2015 Plan in that fiscal year, shall not exceed $500,000.

Administration. It is expected that the 2015 Plan will be administered by the Compensation Committee, although the Board may in its discretion instead appoint the Governance Committee or another committee of directors to administer the 2015 Plan or may determine to administer the 2015 Plan itself (the Board or committee referred to above being sometimes referred to as the “plan administrator”). Each member of the Compensation Committee is a “non-employee director” (within the meaning of Rule 16b-3 promulgated under Section 16 of the Securities Exchange Act of 1934), an “outside director” (within the meaning of Section 162(m) of the Internal Revenue Code) and an “independent director” (within the meaning of the NASDAQ listed company manual).

All questions of interpretation of the 2015 Plan or any award granted under the 2015 Plan will be determined by the plan administrator and those determinations will be final and binding on all persons having an interest in the 2015 Plan or in any such award. The plan administrator will have full and final discretionary power and authority to, among other things, (1) determine the persons who will receive awards and the terms and conditions of those awards, (2) correct any defect, supply any omission or reconcile any inconsistency in the 2015 Plan or any award agreement and (3) make all other determinations and take all other actions with respect to the 2015 Plan or any award granted thereunder as it may deem advisable to the extent not inconsistent with the provisions of the 2015 Plan or any award granted thereunder. However, the plan administrator will not have the right to reprice or cancel and regrant any award at a lower exercise price or cancel any award with an exercise price in exchange for cash, property or other awards without first obtaining the approval of our stockholders.

Eligibility. Awards under the 2015 Plan will be granted at the sole discretion of the plan administrator, and may be granted to (1) employees of the Company or its parents, subsidiaries and affiliates, (2) individuals who are engaged to provide consulting or advisory services to the Company or its parents, subsidiaries and affiliates and (3) non-employee members of the Board.

Vesting and Exercisability. Awards will become exercisable or otherwise vest at the times and upon the conditions that the plan administrator may determine. In general, any award granted under the 2015 Plan will be subject to a vesting period or performance period, as applicable, of at least one year following the date of grant, although awards representing a maximum of five percent of the shares of Common Stock initially reserved for issuance under the 2015 Plan may be granted without regard to that one year period.

Performance Goals. The vesting, settlement or exercise of any award granted under the 2015 Plan may be subject to the achievement of performance criteria determined by the plan administrator. The performance criteria for any awards that are intended to qualify as performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code will be based upon one or more of the following performance measures: (1) revenue; (2) sales; (3) expenses; (4) operating income; (5) gross margin; (6) operating margin; (7) earnings before any one or more of: stock-based compensation expense, interest, taxes, depreciation and amortization; (8) pre-tax profit; (9) net operating income; (10) net income; (11) economic value added; (12) free cash flow; (13) operating cash flow; (14) stock price; (15) earnings per share; (16) return on stockholder equity; (17) return on capital; (18) return on assets; (19) return on investment; (20) employee satisfaction; (21) employee retention; (22) balance of cash, cash equivalents and marketable securities; (23) market share; (24) daily average revenue trades; (25) asset gathering metrics; (26) number of customers; (27) customer satisfaction; (28) product development; (29) completion of a joint venture or other corporate transaction; (30) completion of identified special project(s); (31) overall effectiveness of management; or (32) any combination of the foregoing. In addition, to the extent permitted under Section 162(m) of the Internal Revenue Code, the plan administrator may provide that one or more objectively determinable adjustments shall be made to the performance measures, which may include adjustments that would cause the measures to be considered “non-GAAP financial measures” under rules promulgated by the Securities and Exchange Commission.

The performance targets that are set by the plan administrator may be expressed in terms of attaining a specified level of the performance measure or the attainment of a percentage increase or decrease in the particular performance measure, and may be applied to one or more of the Company, a subsidiary, or a division or strategic business unit of the Company or a subsidiary, or may be applied to the performance of the Company or a subsidiary relative to a market index, a group of other companies or a combination thereof, all as determined by the plan administrator. The performance targets may be subject to a threshold level of performance below which no payment will be made (or no vesting will occur), levels of performance at which specified payments will be made (or specified vesting will occur), and a maximum level of performance above which no additional payment will be made (or at which full vesting will occur).

Stock Options. A stock option entitles the recipient to purchase shares of Common Stock during a specified period after expiration of a stated vesting period at a purchase price specified by the plan administrator (at a price not less than 100% of the fair market value of the Common Stock on the date of grant). The maximum term of all options granted under the 2015 Plan will be determined by the plan administrator, but may not exceed ten years. The recipient of an option may pay the option exercise price either (1) in cash or by check or cash equivalent, (2) by tender of shares of Common Stock already owned by the recipient, (3) through a broker-assisted cashless exercise or net settlement procedure, (4) by such other method approved by the plan administrator from time to time (other than by means of a promissory note) or (5) by any combination of these methods.

Stock Appreciation Rights. A stock appreciation right may be granted in connection with an option, or may be granted independently of an option. Stock appreciation rights generally permit the participant to receive cash or shares of Common Stock after expiration of a stated vesting period equal to the difference between the exercise price of the stock appreciation right (which may not be less than 100% of the fair market value of the Common Stock on the date of grant) and the fair market value of the Common Stock on the date of exercise. The maximum term of all stock appreciation rights granted under the 2015 Plan will be determined by the plan administrator, but may not exceed ten years.

Restricted Stock. A restricted share of Common Stock is an issued and outstanding share of Common Stock that is subject to vesting conditions and such other terms and conditions as the plan administrator may determine in its discretion. Except for restrictions on transfer and such other restrictions as the plan administrator may impose, recipients of restricted shares will generally have the rights of a stockholder with respect to the restricted stock.

Restricted Stock Units. A restricted stock unit award represents the right of the recipient to receive a specified number of shares of Common Stock at a future date, subject to vesting conditions and such other terms and conditions as the plan administrator may determine in its discretion. Recipients of restricted stock units will generally not have the rights of a stockholder with respect to the shares of Common Stock underlying the restricted stock units, but the plan administrator may provide a recipient with dividend equivalent payments with respect to cash dividends declared while the award is outstanding.

Cash-Based Awards and Other Stock-Based Awards. The plan administrator may grant cash-based awards or other stock-based awards in such amounts and subject to vesting conditions and such other terms and conditions as the plan administrator may determine in its discretion. Cash-based awards will specify a monetary payment or range of payments, while other stock-based awards will specify a number of shares or units based on shares or other equity-related awards. Recipients of other stock-based awards will generally not have the rights of a stockholder with respect to the shares of Common Stock underlying the award, but the plan administrator may provide the recipient with dividend equivalent payments with respect to cash dividends declared while the award is outstanding.

Change in Control. In the event of a change in control of the Company, the plan administrator may, in its sole discretion and without the consent of any participant, take such actions as it deems appropriate with respect to outstanding awards to provide for (1) the acceleration of vesting, exercisability or settlement effective as of the change in control or upon such conditions, including termination of the recipient’s service following the change in control, as may be determined by the plan administrator, (2) the assumption or continuation of outstanding awards by the acquiring entity, (3) the substitution of outstanding awards by the acquiring entity of substantially equivalent rights relating to the acquiring entity’s stock, (4) the cancellation of awards in exchange for payment in cash, shares or other property or (5) any other treatment as may be determined by the plan administrator prior to the consummation of the change in control. Notwithstanding the general treatment set forth in the prior sentence, all awards granted to the Company’s non-employee directors will become vested and exercisable as of the change in control of the Company.

For purposes of the 2015 Plan, a “change in control” means, in general: (1) a person or entity acquires securities of the Company representing 50% or more of its combined voting power; (2) a change in the majority membership of the Board that is not approved by Board; (3) consummation of a merger or consolidation of the Company or any subsidiary, other than a merger or consolidation that results in both the Company’s voting securities continuing to represent at least 50% of the combined voting power of the surviving entity or its parent and the individuals who comprise the Board immediately prior to the merger or consolidation continuing to constitute a majority of the Board after the transaction, or the consummation of a merger or consolidation effected to implement a recapitalization or similar transaction involving the Company in which no person or entity acquires at least 50% of the combined voting power of the Company; (4) stockholder approval of a plan of complete liquidation or dissolution of the Company; or (5) the consummation of an agreement for the sale or disposition of all or substantially all of the Company’s assets, other than a sale or disposition to an entity, at least 50% of the combined voting power of which is owned by the Company’s stockholders in substantially the same proportions as their ownership of the Company immediately prior to such sale and the majority of whose board of directors immediately following the sale or disposition consists of individuals who comprise the Board immediately prior to the sale or disposition.

Equitable Adjustment. In the event of the occurrence of any change in the Common Stock effected without receipt of consideration by the Company, whether through merger, consolidation, reorganization, reincorporation, recapitalization, reclassification, stock dividend, stock split, reverse stock split, split-up, split-off, spin-off, combination of shares, exchange of shares, or similar change in the capital structure of the Company, or in the event of payment of a dividend or distribution to the stockholders of the Company in a form other than Common Stock (excepting normal cash dividends) that has a material effect on the fair market value of the Common Stock, appropriate adjustments intended to prevent dilution or enlargement of participants’ rights under the 2015 Plan shall be made in (1) the number and kind of shares or other property subject to the 2015 Plan and to any outstanding awards, (2) the maximum adjustment for unissued or forfeited shares under the Prior Plan, (3) the award limits set forth in the 2015 Plan and (4) the exercise or purchase price per share under any outstanding award.

Amendment and Termination of the Plan. The plan administrator may amend, suspend or terminate the 2015 Plan at any time, but stockholder approval will be necessary where required by applicable law or regulation. Except as expressly provided in the 2015 Plan, no amendment, suspension or termination of the 2015 Plan may adversely affect any then-outstanding award without the participant’s consent.

The 2015 Plan will terminate not later than the tenth anniversary of its effective date. However, awards granted before the termination of the 2015 Plan may extend beyond that date in accordance with their terms.

Governing Law. Except to the extent governed by federal law, the 2015 Plan is governed by the laws of the State of New York.

Certain Federal Income Tax Consequences

Set forth below is a discussion of certain United States federal income tax consequences with respect to certain awards that may be granted pursuant to the 2015 Plan. The following discussion is intended only as a general guide, and reference is made to the Internal Revenue Code and the regulations and interpretations issued (the “Code”) thereunder for a complete statement of all relevant federal tax consequences.

Incentive Stock Options. A participant generally recognizes no taxable income as a result of the grant or exercise of an incentive stock option (although the individual may be subject to alternative minimum tax as a result of the exercise of the option). Participants who dispose of their shares more than two years following the date the option was granted and more than one year following the exercise of the option will, upon such disposition of the shares, normally recognize capital gain or loss equal to the difference, if any, between the sale price and the purchase price of the shares. In such event, we will not be entitled to any corresponding deduction for federal income tax purposes. If the participant disposes of the shares before both of these holding periods have been satisfied (a “disqualifying disposition”), the participant will recognize ordinary income equal to the spread between the option exercise price and the fair market value of the shares on the date of exercise, but in most cases not to exceed the gain realized on the sale, if lower. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. The Company will generally be entitled to a deduction for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code, in an amount equal to any ordinary income recognized by the participant upon the disqualifying disposition of the shares.

Nonqualified Stock Options. A participant generally recognizes no taxable income upon receipt of a nonstatutory stock option with an exercise price equal to or greater than the fair market value of the stock as of the grant date. Upon exercising a nonstatutory stock option, the participant normally recognizes ordinary income equal to the difference between the exercise price paid and the fair market value of the shares on the date the option is exercised. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. The Company will generally be entitled to a tax deduction equal to the amount of ordinary income recognized by the participant as a result of the exercise of a nonstatutory stock option, except to the extent such deduction is limited by applicable provisions of the Code. Upon the sale of stock acquired by the exercise of a nonstatutory stock option, any gain or loss, based on the difference between the sale price and the fair market value of the shares on the exercise date, will be taxed as capital gain or loss.

Stock Appreciation Rights. A Participant generally recognizes no taxable income upon the receipt of a stock appreciation right with a base price equal to or greater than the fair market value of the stock as of the grant date. Upon the exercise of a stock appreciation right, the participant generally will recognize ordinary income in an amount equal to the excess of the fair market value of the underlying shares of Common Stock on the exercise date over the exercise price. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. The Company will generally be entitled to a tax deduction equal to the amount of ordinary income recognized by the participant in connection with the exercise of the stock appreciation right, except to the extent such deduction is limited by applicable provisions of the Code.

Restricted Stock Awards and Restricted Stock Units. A Participant generally recognizes no taxable income upon the grant of a restricted stock award and upon the grant or vesting of a restricted stock unit. When a restricted stock award ceases to be subject to a substantial risk of forfeiture, and when cash or shares are delivered to a participant in settlement of a restricted stock unit, the participant normally will recognize ordinary income in an amount equal to the fair market value of the shares on such date and the amount of cash so paid. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. The Company will generally be entitled to a tax deduction equal to the amount of ordinary income recognized by the participant, except to the extent such deduction is limited by applicable provisions of the Code.

Other Awards. In general, a participant will recognize ordinary taxable income upon the receipt of cash and the lapsing of a substantial risk of forfeiture with respect to shares delivered with respect to other awards granted under the 2015 Plan and the Company will generally become entitled to a deduction at such time equal to the amount of income recognized by the participant, except to the extent such deduction is limited by applicable provisions of the Code.

New Plan Benefits

The 2015 Plan was designed by the Compensation Committee, with the assistance of Pay Governance LLC (the Compensation Committee’s independent compensation consultant), as part of a comprehensive compensation strategy to provide a long-term, broad based incentive for executives, employees and non-employee directors to contribute to our growth and achieve our key business objectives.

If approved by the stockholders, participants in the 2015 Plan will be eligible for equity and equity-based awards, which may include restricted stock, restricted stock units and stock options (and other awards permitted under the 2015 Plan). The amount and types of awards will be determined by the Compensation Committee in light of the participants’ targeted long-term incentive level and such other factors as it deems appropriate. The Compensation Committee may impose such conditions or restrictions on the vesting of awards as it deems appropriate, including, but not limited to, the achievement of performance goals based on one or more business criteria.

Awards under the 2015 Plan are made in the discretion of the plan administrator and therefore are not determinable at this time. Moreover, the ultimate value of any grants that are made will depend on the value of the underlying shares of Common Stock at the time of settlement, which likewise is not determinable at this time. Please refer to the “Grants of Plan-Based Awards Table for 2014” on page 47 for information with respect to equity and equity-based awards made to our named executive officers in 2014.

The Board of Directors recommends that stockholders vote FOR the proposal to approve the E*TRADE Financial Corporation 2015 Omnibus Incentive Plan.

PROPOSAL 3

ADVISORY VOTE TO APPROVE COMPENSATION OF NAMED EXECUTIVE OFFICERS

We are asking that you indicate your support, in a nonbinding advisory vote, for the compensation policies and practices relating to our Named Executive Officers as described in “Compensation Discussion and Analysis,” the accompanying compensation tables and the related narrative appearing on pages 32 to 51 of this Proxy Statement.

As described in detail in “Compensation Discussion and Analysis,” we strive to provide a majority of compensation for our Named Executive Officers in the form of cash and equity incentives that encourage and reward strong long-term performance and align the financial interests of our Named Executive Officers with the interests of our stockholders. Although, as an advisory vote, this proposal is not binding on the Board or the Compensation Committee, the Board and the Compensation Committee expect to carefully consider the stockholder vote on this matter in making future compensation decisions. The next non-binding advisory vote to approve Named Executive Officer compensation will occur at our 2016 Annual Meeting.

Stockholders are being asked to vote on the following resolution:

RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2015 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the SEC (Item 402 of Regulation S-K), including the “Compensation Discussion and Analysis,” the compensation tables and the related narrative disclosures.

The Board of Directors recommends that stockholders vote FOR the proposal to approve the compensation of the Named Executive Officers as described in this Proxy Statement.

PROPOSAL 4

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We are asking the stockholders to ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2015. If the stockholders fail to ratify the appointment, the Audit Committee of the Board will reconsider the appointment but is not obligated to appoint another independent registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent auditor at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

A representative of Deloitte & Touche LLP is expected to attend the Annual Meeting, will be given an opportunity to make a statement and will be available to respond to appropriate questions from stockholders.

Audit Fees Paid to Deloitte & Touche LLP

The aggregate fees billed by Deloitte & Touche LLP and their respective affiliates for professional services rendered in 2014 and 2013 are as follows:

	Audit Fees (a)	Audit-Related Fees (b)	Tax Fees (c)	Total Fees
2014	$4,600,000	$1,270,000	$291,000	$6,161,000
2013	$4,790,000	$941,000	$456,000	$6,187,000

(a)

Audit Fees in 2014 and 2013 include fees billed for the annual audit and quarterly reviews of the Company’s financial statements and the annual audit of the Company’s internal control over financial reporting for the years ended December 31, 2014 and December 31, 2013, respectively. Audit Fees also include review of documents filed with the SEC and participation in the meetings of the Audit Committee.

(b)

Audit-Related Fees in 2014 and 2013 include fees for assistance related to regulatory compliance, amended custody rule attestation and agreed upon procedures services, consultations related to accounting or disclosure treatment of transactions or events and/or the actual or potential effect of final or proposed rules, standards, or interpretations by the SEC, FASB, or other regulatory or standard-setting bodies, and work performed in connection with registration statements and other SEC filings. Audit-Related Fees for 2013 have been restated from $768,000 to $941,000 to report final fees paid.

(c)	Tax Fees in 2014 and 2013 include fees for compliance and preparation of tax filings and fees for tax advice related to various transactions.

All audit and non-audit services and fees were pre-approved by the Audit Committee either individually or by category. The Audit Committee has reviewed the nature of all non-audit services provided by Deloitte & Touche LLP and concluded that the provision of such services are compatible with maintaining the firm’s ability to serve as our independent registered public accounting firm.

Audit Committee Pre-Approval Policies and Procedures

Pursuant to its charter, the Audit Committee pre-approves all audit and permissible non-audit services provided by the independent auditors. The Audit Committee charter allows the Committee to delegate its authority to pre-approve services to one or more Committee members, provided that the designees present the pre-approvals to the full Audit Committee at its next meeting.

The Board of Directors recommends that stockholders vote FOR the proposal to ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2015.

EXECUTIVE OFFICERS OF THE COMPANY

In addition to Paul T. Idzik, the CEO, the following are our executive officers as of March 25, 2015:

Name	Age As of May 7, 2015	Current Position
Matthew J. Audette	40	Executive Vice President, Chief Financial Officer
Michael E. Foley	63	Executive Vice President, Chief Administrative Officer
Navtej S. Nandra	48	President
Karl A. Roessner	47	Executive Vice President, General Counsel and Corporate Secretary

Matthew J. Audette is Executive Vice President and Chief Financial Officer of the Company, a position he has held since January 2011. Mr. Audette joined E*TRADE in 2000, when the Company acquired Telebank, where he served as Controller in the Capital Markets department. Mr. Audette served from 2005 through 2010 as Senior Vice President, Corporate Controller for the Company. Prior to 2005, he served as Controller of E*TRADE Bank and Chief Financial Officer of E*TRADE Bank, a position he continues to hold. He was also interim Chief Financial Officer in 2008. Since October 2011, he has served on the Board of Directors of Network for Teaching Entrepreneurship. Mr. Audette began his career in public accounting at KPMG and holds a B.S. in Accounting from Virginia Tech.

Michael E. Foley is Executive Vice President and Chief Administrative Officer of the Company, a position he has held since June 2013, having joined the Company in February 2013. Mr. Foley oversees the Company’s technology infrastructure, operations, human resources, facilities management and procurement functions. Mr. Foley has an extensive background in project management, making him well-suited to oversee a wide range of programs critical to the successful execution of the Company’s strategic imperatives. Prior to joining the Company, Mr. Foley worked as a consultant at Foley & Cunningham from April 2009 to February 2013. Mr. Foley also held several roles at Barclays Bank PLC from January 2005 to April 2009, including Interim Chief Information Officer and Chief Administrative Officer, where he was responsible for several global functions supporting 170,000 employees across 60 countries. Mr. Foley began his career at Booz & Company, where he helped clients develop strategies and plans to address technology and operational issues over his 16 year career. Mr. Foley studied at Hatfield Polytechnic, in Hertfordshire, England.

Navtej S. Nandra is President of the Company, a position he has held since May 2013. Mr. Nandra is responsible for overseeing management of the Company’s core businesses. Mr. Nandra joined the Company from Morgan Stanley where he was Head of International for Morgan Stanley Investment Management and Chief Strategy Officer for Real Estate Investing and Merchant Banking from June 2010 to April 2013. In addition, he served on the Boards of Directors of Morgan Stanley Huaxin Fund Management Company, Morgan Stanley International Ltd. and Morgan Stanley & Co. International plc. Prior to Morgan Stanley, Mr. Nandra served on the Boards of Directors of Edelweiss Financial Services Ltd. and Edelweiss Tokio Life Insurance Co. Ltd., and as Senior Advisor to DTZ Holdings plc. Before that he held various positions at Merrill Lynch, including Head of Diversified Financial Services from 2008 through 2009, Chief Operating Officer of Global Wealth Management from 2007 through 2009, and Chief Operating Officer of Global Investment Banking and Head of Strategy for Global Markets and Investment Banking from 2004 through 2007. Mr. Nandra serves on the boards of directors of Edelweiss Financial Services, Ltd. and the Center of Governance, Institutions and Organizations, at the Business School of the National University of Singapore. He has also been a guest speaker at Columbia, Vanderbilt and Yale Universities and led the groundbreaking study with the Bank Administration Institute titled “Demand Strategy: Recapturing Share in Consumer Financial Services.” Mr. Nandra holds a P.G.D.M. (M.B.A.) from the Indian Institute of Management, Ahmedabad, and a Bachelor’s degree in Commerce (honors) from the University of Delhi.

Karl A. Roessner is Executive Vice President and General Counsel of the Company, a position he has held since May 2009. Mr. Roessner manages the legal, compliance and regulatory functions for the Company and its bank and brokerage subsidiaries. He also acts as Corporate Secretary to the Company’s and E*TRADE Bank’s Boards of Directors. Leveraging a depth of experience in legal matters related to highly regulated public companies, including board advisory, corporate governance, mergers & acquisitions and capital raising, Mr. Roessner is responsible for the oversight, guidance and direction of all legal, compliance and regulatory matters. Mr. Roessner has more than 20 years of experience practicing law. Prior to joining the Company in May 2009, Mr. Roessner was a partner in the Corporate Practice group of Clifford Chance US LLP, one of the world’s leading law firms. There, he advised clients on negotiated public and private transactions, management and leveraged buyouts, capital raising activities and corporate governance matters. Mr. Roessner earned a B.S. in Business Administration cum laude from Siena College and his J.D. cum laude from St. John’s University School of Law where he was a member of the St. John’s University Law Review.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of the Common Stock as of March 13, 2015, by (i) each director; (ii) each NEO; (iii) all current directors and executive officers as a group; and (iv) each person who is known to the Company to beneficially own more than 5% of the outstanding shares of the Common Stock of the Company. Unless otherwise indicated, all persons named as beneficial owners of the Common Stock have sole voting power and sole investment power with respect to the shares indicated as owned. In addition, unless otherwise indicated, the address for each person named below is c/o E*TRADE Financial Corporation, 1271 Avenue of the Americas, 14th Floor, New York, New York 10020-1302.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned (1)	Number of Shares of Common Stock Beneficially Owned Plus Certain Outstanding Equity Awards (2)	Percentage of Common Stock Beneficially Owned (3)
DIRECTORS AND EXECUTIVE OFFICERS:
Audette, Matthew J. (4)	69,315	69,315	*
Carbone, Richard J.	2,470	9,500	*
Flink, Christopher M.	6,334	6,334	*
Foley, Michael E.	5,645	5,645	*
Healy, James P.	10,000	10,000	*
Idzik, Paul T.	139,138	139,138	*
Kanner, Frederick W. (5)	36,913	36,913	*
Lam, James	12,446	12,446	*
Lawson, Rodger A.	27,169	34,199	*
Leibowitz, Shelley B.	0	0	*
Nandra, Navtej S.	20,465	20,465	*
Roessner, Karl A. (6)	96,012	96,012	*
Saeger, Rebecca	15,782	15,782	*
Sclafani, Joseph L. (7)	27,125	27,125	*
Stern, Gary H.	4,321	4,321	*
Weaver, Donna L. (8)	52,463	52,463	*
All current directors and executive officers as a group	525,598	539,658	*
STOCKHOLDERS OWNING MORE THAN 5%:
FMR LLC (9)	25,995,392	25,995,392	9.0%
245 Summer Street
Boston, MA 02210
T. Rowe Price Associates, Inc. (10)	22,295,425	22,295,425	7.7%
100 E. Pratt Street
Baltimore, MD 21202
The Vanguard Group, Inc. (11)	21,156,266	21,156,266	7.3%
100 Vanguard Blvd.
Malvern, PA 19355
BlackRock, Inc. (12)	15,487,846	15,487,846	5.3%
40 East 52nd Street
New York, NY 10022

*	Less than 1%

(1)	Includes shares of Common Stock that are issuable upon exercise of vested options that are exercisable or will become exercisable within 60 days of March 13, 2015.

(2)

Includes all of the shares of Common Stock included in the “Number of Shares of Common Stock Beneficially Owned” column, as increased by the number of DSUs that are scheduled to vest within 60 days of March 13, 2015. The non-employee director does not have the right to receive the shares of Common Stock underlying these DSUs for more than 60 days following March 13, 2015. While these additional shares are not beneficially owned for purposes of SEC beneficial ownership rules, the Company has determined to include them in this column to provide more complete information with respect to the applicable individual’s equity holdings in the Company.

(3)

Based on 289,886,110 shares outstanding on March 13, 2015. Shares of Common Stock subject to options that are exercisable within 60 days of March 13, 2015 (and shares of Common Stock that may be obtained upon the conversion of convertible securities) are deemed beneficially owned by the person holding such options for the purpose of computing the percentage of ownership of such person but are not treated as outstanding for the purpose of computing the percentage of any other person.

(4)	Includes 30,999 shares of Common Stock that are issuable upon exercise of vested options that are exercisable or will become exercisable within 60 days of March 13, 2015.

(5)	Includes 4,000 shares of Common Stock that are issuable upon exercise of vested options that are exercisable or will become exercisable within 60 days of March 13, 2015.

(6)	Includes 8,549 shares of Common Stock that are issuable upon exercise of vested options that are exercisable or will become exercisable within 60 days of March 13, 2015.

(7)	Includes 4,000 shares of Common Stock that are issuable upon exercise of vested options that are exercisable or will become exercisable within 60 days of March 13, 2015.

(8)

Includes 19,389 shares held by Weaver Living Trust UAD 11/16/89 and 10,000 shares of Common Stock that are issuable upon exercise of vested options that are exercisable or will become exercisable within 60 days of March 13, 2015.

(9)	Number of shares based upon Schedule 13G/A filed February 13, 2015.

(10)	Number of shares based upon Schedule 13G/A filed February 13, 2015.

(11)	Number of shares based upon Schedule 13G/A filed February 10, 2015.

(12)	Number of shares based upon Schedule 13G/A filed February 9, 2015.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

The following Compensation Discussion and Analysis provides a description of our compensation program for our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers who were serving as of December 31, 2014. We refer to these individuals throughout the Compensation Discussion and Analysis and the tables and narratives that follow as our named executive officers, or NEOs. For 2014, our named executive officers were as follows:

•	Paul T. Idzik, Chief Executive Officer

•	Matthew J. Audette, EVP and Chief Financial Officer

•	Michael E. Foley, EVP and Chief Administrative Officer
•	Navtej S. Nandra, President

•	Karl A. Roessner, EVP, General Counsel and Corporate Secretary

Executive Compensation Highlights

FINANCIAL HIGHLIGHTS AND SHAREHOLDER PERFORMANCE

Strong financial results for 2014, which include:

•       Net income: increasing to $293 million in 2014 from $86 million in 2013

•       Total Shareholder Return: 23% in 2014 and 197% over the last three years

•       Strong Brokerage Metrics: net new brokerage accounts of 146,000 and net new brokerage assets of $10.9 billion

•       Capital Flexibility: receiving regulatory approval to dividend $300 million from E*TRADE Bank to the Company

OTHER KEY ACCOMPLISHMENTS

•       Reduced outstanding corporate debt by $400 million through the use of corporate cash

•       Refinanced outstanding debt resulting in a reduction of our corporate interest expense and extending our maturity profile

•       Received regulatory approval to realign our organizational structure whereby the Company’s broker-dealers would no longer be operating subsidiaries of E*TRADE Bank, which is expected to increase our capital flexibility as it enables us to dividend excess regulatory capital generated by the broker-dealers to the Company

•       Received regulatory approval to operate E*TRADE Bank at a 9.0% Tier 1 leverage ratio

•       Implemented customer enhancements, including mobile enhancements, website improvements and enhanced functionality of our active trader platform

COMPENSATION HIGHLIGHTS

•       Base salaries remained substantially unchanged for the NEOs, except for Mr. Foley whose salary increased in recognition of his expanded responsibilities

•       Annual Cash Bonus awards to NEOs, based upon 2014 Company and individual performance, ranged from 100% to 150% of target awards

•       Our CEO did not receive an equity award in 2015 for 2014 performance in light of his new hire award granted in 2013

•       For our other NEOs, equity compensation awarded in 2015 for 2014 performance ranged from 100% to 133% of target awards

COMPENSATION DESIGN

Philosophy and Peers	• We assess our compensation levels in comparison to a peer group of comparable companies and place a heavy emphasis on performance-based pay through Annual Cash Bonuses and Equity Compensation

“Say on Pay”	• Our stockholders supported our compensation program with a 95% approval level at our 2014 Annual Meeting

Program Design	• There were no material changes to the design of our compensation program for 2014 nor to the peer group used to assess competitive market data

Annual Cash Bonuses

•       Annual Cash Bonuses are funded based upon operating income performance and execution of key initiatives as described below; individual cash bonus amounts are based, in part, on the individual performance of each NEO

Equity Compensation

•       Equity Compensation in the form of restricted stock units are awarded based upon operating income and execution of key initiatives as described below for the prior year plus individual performance of the NEOs, and vest over three years.

Good Governance Moving Forward

Based on the Compensation Committee’s 2014 in-depth review of the Company’s executive compensation practices, the Compensation Committee approved the following changes to compensation practices for our NEOs for 2015:

•       Equity compensation will consist of time-vesting restricted stock units (“RSUs”) and new performance share units

•       Performance share units (“PSUs”) will vest based on the achievement of key business objectives determined by the Compensation Committee

•       Mix of equity awards will serve to further align the interests of our NEOs and our stockholders

Our Executive Compensation Philosophy

Our compensation program for our NEOs is designed to attract, motivate and retain highly qualified individuals and establish a strong link between their pay and the achievement of our business goals. We seek to accomplish these objectives by maintaining a program heavily weighted toward incentives for sustainable long-term performance that allocates a significant percentage of annual compensation opportunities for our NEOs toward:

•	Annual cash payments based on important near-term financial and operational goals that the Compensation Committee believes will improve our long-term results and strategic objectives; and

•

Equity grants vesting over a period of time that the Compensation Committee believes align the economic interests of our NEOs with those of our stockholders and ensure that a significant portion of each NEO’s compensation is tied to our long-term stock performance.

Key Compensation Practices and Governance

Our 2014 compensation program for our NEOs contains the following notable good corporate governance features:

WHAT WE DO	WHAT WE DO NOT DO
✓ We pay for performance	× We do not allow hedging or pledging of Company stock
✓ We review tally sheets	× We do not provide excise tax gross-ups
✓ We consider relevant peer groups in establishing compensation	× We do not provide defined benefit pensions or SERPs to NEOs
✓ We have equity ownership guidelines that include a share retention requirement until ownership guidelines are met	× We do not provide excessive perquisites or tax gross-ups on perquisites
✓ We have a recoupment policy	× We do not provide for single-trigger equity vesting in the event of a change-in-control
✓ We have independent Board oversight and review the risk profile of compensation plans annually	× We do not permit repricing of stock options without stockholder approval
✓ We retain an independent compensation consultant

Compensation Considerations for 2014

At our 2014 Annual Meeting of Stockholders, stockholders supported our “say-on-pay vote,” with 95% of the votes cast (excluding abstentions and broker non-votes) in favor of our compensation program for our NEOs. Although this was only an advisory vote, the Compensation Committee believes this overwhelming approval by our stockholders shows strong support for our compensation philosophy of placing significant weight on incentive pay. For this and other reasons described below (including our business achievements for the year), the Compensation Committee retained its general approach to determining the compensation of our NEOs in 2014, as described in this “Compensation Discussion and Analysis.”

Fiscal 2014 Business Highlights. Our business strategy is centered on two core objectives: accelerating the growth of our core brokerage business to improve our market share and strengthening our overall financial and franchise position. Accelerating the growth of our core brokerage business focuses on capitalizing on secular growth within the direct brokerage industry, enhancing the digital and offline customer experience, capitalizing on the value of our corporate services business, and maximizing the value of deposits through E*TRADE Bank. Strengthening our overall financial and franchise position focuses on managing down our legacy risks (including credit losses) and continuing to execute on our capital plan. Our executive compensation program has been designed to recognize and support these efforts.

In determining the appropriate compensation for our NEOs in 2014, the Board and the Compensation Committee recognized our business achievements and challenges. In addition to improving our financial results during 2014, which were our strongest in eight years and included setting multiple brokerage performance records in asset and account growth, we took steps to position ourselves for growth and benefitted from an organization more focused on the core of our Company – the customer; made meaningful headway toward rationalizing our capital structure; eliminated asymmetric risk through the sales of a none-core business unit and legacy assets; and delivered on several critical capital plan initiatives, culminating in the pay down of a portion of our corporate debt with cash and key regulatory approvals. Mr. Idzik and his team of experienced executives have refocused our business, and the Board and the Compensation Committee recognized the following achievements in particular:

•	We launched a number of customer-facing products and services, in addition to several enhancements of existing offerings during the year, including:

—	Several mobile enhancements, including a new iPhone® application for iOS 8, with touch ID fingerprint authentication, and a home screen widget containing market and watch list information;

—

Improvements to our website, including a new customer navigation platform to deliver a more elegant and intuitive web experience, and a revamp of the Fixed Income Solutions Center with updated tools and resources;

—	Evolved our offering suite through the launch of browser-based trading, enabling real-time monitoring and execution;

—	Launched a new, nimble content management system for www.etrade.com, which gives us the tools and flexibility to deliver faster and more streamlined Web updates to our prospects and customers; and

—

Hosted our third annual National Retirement Education Day in New York, broadcasted nationally via the Internet and in person at all of our branches, to provide customers with perspectives on how to better prepare for retirement and manage their retirement assets.

•	We made significant progress on our long-term capital plan, including receiving approval from our regulators for $300 million in dividends from E*TRADE Bank to the Company during 2014.

•	We completed the sale of the market making business, G1 Execution Services, LLC, to an affiliate of Susquehanna International Group, LLP.

•

We reduced legacy risks through the sale of $0.8 billion of one- to four-family loans modified as TDRs, the sale of our remaining CMO portfolios, and the early termination of $100 million of high-cost securities sold under agreements to repurchase.

•	We demonstrated sustainability of our enterprise risk management capabilities, and enhanced our regulatory relationships.

•

We reduced our corporate debt outstanding by $400 million through the usage of corporate cash. We also effected a refinance transaction, which resulted in $540 million of new 5 3/8% Senior Notes due 2022, and elimination of $435 million of 6.750% Senior Notes due 2016 and $505 million of 6.000% Senior Notes due 2017, reducing our corporate interest expense and extending our maturity profile, with no debt coming due until 2019.

—	In addition, we entered into a new $200 million senior secured revolving credit facility as an additional source of liquidity for the parent company.

•	We received regulatory approval to operate E*TRADE Bank at a 9.0% Tier 1 leverage ratio, reflecting significant progress on our capital plan.

•

We received regulatory approval to move our broker-dealers, E*TRADE Securities LLC and E*TRADE Clearing LLC out from under E*TRADE Bank, which increases our capital flexibility as it enables us to dividend excess regulatory capital at our broker-dealers to the Company. E*TRADE Securities LLC was moved in February 2015 and subsequently paid a dividend of $434 million to the Company. We plan to move E*TRADE Clearing LLC later in 2015.

Process for Determining Executive Compensation

Compensation Committee. As previously described, all members of the Compensation Committee were independent in 2014. The Compensation Committee is responsible for establishing and administering compensation programs for our senior executives, including programs for the NEOs. The Compensation Committee reviews and approves NEO compensation or, with respect to the CEO’s compensation, recommends his compensation to the independent members of the full Board for approval or ratification.

Compensation Consultants. The Compensation Committee has full authority to retain any consultants it deems appropriate. In 2014, the Compensation Committee retained Johnson Associates and Pay Governance LLC as its outside compensation consultants to advise the Compensation Committee on matters including executive compensation practices and market compensation levels. Representatives from Johnson Associates and Pay Governance LLC attended meetings of the Compensation Committee. No services were provided by Johnson Associates or Pay Governance to the Company outside of its engagement with the Compensation Committee. The Compensation Committee considered all relevant factors in determining the independence of each of Johnson Associates and Pay Governance, including those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Exchange Act, and determined no conflicts of interest existed with respect to either compensation consultant.

Role of Management. The Compensation Committee works with management, led by the CEO, in an effort to ensure that our NEO compensation programs effectively meet the Compensation Committee’s objectives of retaining and motivating highly qualified individuals with the skills and experience necessary to achieve our key business objectives and rewarding desired performance and achievement of goals. In particular, the Compensation Committee considers the CEO’s review of the performance of other executive officers, given his daily experience with them and his particular knowledge of their roles. However, the Compensation Committee ultimately makes its own determinations regarding form and amount of each NEOs compensation and may accept or reject any recommendation from its consultants and management. In addition, the CEO is not present when the Compensation Committee or independent members of the full Board determine the CEO’s compensation.

Comparative Data. To determine whether our compensation programs are competitive, the Compensation Committee considered publicly available data provided by Pay Governance LLC concerning programs and compensation levels offered by other companies in relevant markets. In particular, the Compensation Committee reviewed compensation data for the companies listed below, although it did not target a specific percentile for comparing compensation. Instead, it used this information as a reference point when considering whether compensation was appropriate and competitive.

Associated Banc-Corp	The NASDAQ OMX Group, Inc.
Broadridge Financial Solutions, Inc.	Northern Trust Corporation
Comerica Incorporated	Raymond James Financial, Inc.
The Charles Schwab Corporation	SEI Investments Company
Invesco Ltd.	Stifel Financial Corp.
Legg Mason, Inc.	T. Rowe Price Group, Inc.
LPL Financial Holdings Inc.	TD Ameritrade Holding Corporation

Overview of 2014 Named Executive Officer Compensation

The following chart provides a brief overview of the elements and objectives of our compensation program for our NEOs:

Compensation Component	Key Features	Objective(s)
Base Salary	• Benchmarked with reference to peer group practices • Recognizes uniqueness of Company organization and structure • Reviewed annually to reflect skills, experience and performance	✓ Provide competitive annual salary ✓ Help attract and retain key leadership; aligned with salary levels associated with similar experience and skills in the market
Annual Cash Incentive Program	• Awards linked to goals for pre-tax operating income, strategic/operational goals and individual performance • Performance goals approved by the Compensation Committee at the beginning of the year	✓ Focus executives on achieving annual financial, operational and strategic performance goals ✓ Reward for profitability and achievements to build operational and customer capabilities
Long-Term Equity Awards

•   RSUs awarded based upon achievement of pre-tax operating income, strategic/operational goals and individual performance

•   Performance goals approved by the Compensation Committee at the beginning of the year

•   RSUs vest over 3 years

✓ Provide linkage to long-term shareholder value by delivering equity based upon the Company and individual NEO performance, then requiring continued service to realize value ✓ Mitigate risk-taking
Retirement Plan and Other Benefits

•   NEOs participate in Company 401(k) plan and employee benefit plans

•   “Umbrella” liability insurance policy, providing for insurance coverage beyond what the executive has retained on his own behalf, is only perquisite offered to NEOs that is above a de minimus value

✓ Pay for performance and defined contribution approach to retirement ✓ Avoid special executive benefits and SERPs
Stock Ownership and Retention	• Competitive ownership requirements: — CEO: 5x salary — NEOs: 3x salary • Retention of 50% of after-tax value of shares until guideline is met	✓ Require competitive ownership of the Company stock to ensure alignment with shareholder investment performance

Compensation Component	Key Features	Objective(s)
Other Compensation Components	• Clawback policy • No single-trigger severance upon a Change-In-Control (“CIC”) • No 280G gross-ups on CIC benefits	✓ Apply good compensation governance practices

The total target compensation for 2014, including each element of compensation, and individual changes in particular elements from 2013, are described below.

At least once a year, the Compensation Committee reviews “tally sheets” for each of the NEOs. These tally sheets are prepared by the Compensation Committee’s independent compensation consultant and quantify the elements of each NEO’s total compensation, including potential total annual compensation at different performance levels and the value of outstanding equity awards. The Compensation Committee did not recommend specific changes for NEOs’ fiscal 2014 compensation in response to this particular review, although it uses the tally sheet information as one data point when considering executive compensation matters.

The differences in pay among NEOs is a result of the Compensation Committee’s review of each NEO’s position and level of authority within the Company, experience, unique skill sets, significant achievements, competitive level of total compensation as compared with internal and external peers and/or individual negotiations in connection with accepting employment with the Company. For example, our CEO’s and our President’s total compensation were each significantly higher than those of our other executive officers because the CEO and the President oversee all of our business units and functions as well as the implementation of our overall business strategy. The Compensation Committee also considers compensation of our NEOs in light of changes in roles and responsibilities. The Committee does not place a specific weight or emphasis on any of these factors.

2014 Performance Metrics. Our strategy for 2014 was to maintain the strength of our operating business while managing risks, particularly those arising from the balance sheet management segment. Accordingly, our incentive compensation program focused on these areas, but included a significant element associated with strategic and qualitative performance. The determination of our bonuses for 2014 was based on the following criteria:

(i) Operating Performance (65%). The budget for each 2014 financial performance metric excludes the impact of plan payments, the impairment of goodwill in connection with our decision to exit our market making business, restructuring costs and certain other one-time expenses, including severance payments and executive search fees.

•

Trading and Investing Segment. The first metric (representing 35% of the bonus pool) was chosen because it represents the core business and strategic focus of the Company, and because the majority of our employees work in this segment. Our target performance for 2014 was $509 million in operating income, with a range of goals between $380 million and $640 million.

•

Balance Sheet Management Segment. The second metric (representing 15% of the bonus pool) was the operating performance of our balance sheet management segment, including provision for loan losses and gain/(loss) on sales of loans and securities. This metric had a lower weighting because this segment is and is expected to continue to be driving less of our overall business strategy in the future. The target performance was $199 million in operating income, with a range of goals between $49 million and $349 million.

•

Corporate Costs. The third metric (representing 15% of the bonus pool) was the operating loss of our unallocated corporate costs. This metric had a lower weighting because these unallocated costs consist of corporate overhead which impacts overall operating results, but does not drive our overall business strategy. The target performance was operating costs of $180 million, with a range of goals between $215 million and $144 million.

(ii) Execution of Key Initiatives (35%).

•

The Compensation Committee believed it was important to continue to allocate a meaningful portion of the bonus pool (35%) to reward significant achievements in executing key initiatives. Although this component did not have specific performance targets, the Compensation Committee specified that it expected to focus on accomplishments in the following key initiatives: (i) growth in key brokerage metrics; (ii) management of regulatory initiatives; (iii) employee engagement; (iv) enterprise risk management build-out; (v) corporate debt reduction; and (vi) certain strategic initiatives.

In addition, the Compensation Committee had discretion to adjust the overall bonus amounts upward or downward by 25%. For purposes of the incentive plan, operating income is before bonus accrual and excludes certain one-time items as discussed further below.

Determination of 2014 Compensation

Compensation of Our CEO

Mr. Idzik was hired as our CEO in January 2013 during an important transition period for our Company. Mr. Idzik receives compensation under the terms of his employment agreement, which was approved by the Compensation Committee and independent members of the Board in connection with his hiring and provides for compensation at a level viewed as reflective of his strategic importance to the Company’s leadership.

Pursuant to his employment agreement, in 2014 Mr. Idzik received an annual base salary of $1,000,000 and was eligible for an annual cash performance bonus (at target) of $3,000,000. Mr. Idzik did not receive an equity grant in February 2015 for 2014 performance. At the time the Company entered into the employment agreement with Mr. Idzik in 2013, it did not intend to grant new equity awards to Mr. Idzik during the initial term of his employment. At that time, the Compensation Committee determined that his new hire grant in 2013, which had a grant date value of $9,000,000, would provide sufficient long-term incentive to Mr. Idzik during the initial term of his employment agreement. The Compensation Committee believes that the CEO’s compensation should be heavily weighted toward incentive compensation, in the form of both annual cash bonuses based on performance and long-term equity awards, which ties his interests to those of our stockholders. In determining the amounts of the CEO’s compensation, the Compensation Committee considered a variety of factors, including data from the companies listed above (but did not target a specific level within the market data), and discussions with its compensation consultants as to market practices, but does not apply any specific weightings to the factors.

Compensation of Our Other NEOs

For our other NEOs, 2014 total compensation approved by the Compensation Committee, after consultation with our CEO, was as follows:

•

Base salary for each NEO was set at a level reflective of his position within the Company, experience, unique skills and individual negotiations undertaken during the hiring process. Messrs. Audette, Foley, Nandra and Roessner received an annual base salary of $500,000, $550,000, $800,000 and $800,000, respectively.

•

Annual cash performance bonus targets for each NEO were set at levels reflective of each individual’s position within the Company, the importance of the various business segments or functions overseen to the Company’s strategy and success and the overall compensation of the NEOs, taking into consideration the overall compensation for each NEO. The Compensation Committee set target values for annual cash performance bonuses for Messrs. Audette, Foley, Nandra and Roessner at $850,000, $600,000, $1,750,000 and $500,000, respectively.

•

Annual long-term equity award targets for each NEO were set at levels reflective of each individual’s position within the Company, the importance of the various business segments or functions overseen to the Company’s strategy and success and the overall compensation of the NEOs, taking into consideration the overall compensation for each NEO. The Compensation Committee set target values for equity grants of restricted stock for Messrs. Audette, Foley, Nandra and Roessner at $850,000, $700,000, $2,250,000 and $900,000, respectively.

Base Salary

For 2014, the Compensation Committee made no significant changes to base salary for our NEOs, other than Mr. Foley, because the Compensation Committee determined that their base salaries were competitive and preferred to focus on performance-based cash compensation and long-term equity compensation when making adjustments to total compensation. The Compensation Committee increased Mr. Foley’s base salary by 22% for 2014 in recognition of his leadership of the Company’s technology infrastructure and operations functions.

Annual Cash Incentive Program

Annual Cash Incentive Awards. This cash-based element of compensation provides NEOs with an incentive and a reward for achieving meaningful near-term performance objectives that the Compensation Committee believes will lead to sustainable long-term performance. The Compensation Committee believes that it is important to rigorously assess achievement of our performance goals in determining whether and how much to pay in cash bonuses, but that it is important to retain a degree of flexibility given the nature of our business. In 2014, the Compensation Committee made no significant changes to the target cash bonus amounts for our NEOs, other than Mr. Roessner, because the Compensation Committee determined that these targets were competitive and in line with market compensation levels. In light of the fact that Mr. Roessner’s target cash bonus amount had remained unchanged over the last two years, the Compensation Committee increased Mr. Roessner’s target cash bonus amount by 25% for 2014 in recognition of the importance of the Legal and Compliance function in enhancing regulatory relationships and building out the Company’s Enterprise Risk Management Program and to better align Mr. Roessner’s target amount with his internal peer and external peer group.

Cash Awards for 2014 Performance. In early 2014, the Compensation Committee established target cash bonus awards for each of our NEOs, in the amounts set forth in the “Grants of Plan-Based Awards” table, for which the actual payout amounts would depend on the Compensation Committee’s review of our 2014 performance against the pre-established performance criteria described below. In early 2015, after reviewing both our financial and strategic performance, the Compensation Committee first approved a total bonus pool based on the factors described below and then determined appropriate individual payments. In determining that the total bonus pool for 2014 should be 120% of the accrued target budget, the Compensation Committee considered the following factors: (i) the pro forma operating income of the Company was 34% above budget; (ii) an emphasis on exceeding goals and not merely meeting them at the executive level; and (iii) the Company’s execution of key initiatives and accomplishment of various operational and strategic goals, when combined with special considerations, the regulatory environment and enhanced regulatory expectations, market developments and the macro-economic environment.

(i) Operating Performance (65%). Results for each of the pre-established financial performance metrics for 2014, excluding the impact of plan payments, the impairment of goodwill in connection with our decision to exit our market making business, restructuring costs and other certain one-time expenses, including severance payments and executive search fees, were as follows:

•	Trading and Investing Segment. Our performance at $585 million of operating income was $76 million above the target performance level.

•	Balance Sheet Management Segment. Our performance at $317 million of operating income was $118 million above the target performance level.

•	Unallocated Corporate Costs. Our performance at $196 million of operating loss was $16 million lower than the target performance level but exceeded the threshold performance level.

(ii) Execution of Key Initiatives (35%). In assessing our level of achievement of this metric, the Compensation Committee reviewed accomplishments in the key areas described above as well as execution of the initiatives described under “Compensation Considerations for 2014.” In determining that our collective strategic and qualitative performance exceeded the target performance level, the Compensation Committee particularly focused on the Company’s strategy, which includes the following:

•

Accelerate the growth of our core brokerage business. This includes enhancing both the digital and offline customer experiences across all of our products and services (trading, margin lending and cash management, and retirement, investing and savings), capitalizing on the value of our corporate services business and maximizing the value of deposits through E*TRADE Bank.

•

Strengthen the overall financial and franchise position. This includes executing on a number of key initiatives, executing on our capital plan, and building out our enterprise risk management capabilities.

As part of this assessment of the qualitative component of the bonus pool, the Compensation Committee also considered factors that may have reduced our performance results including additional costs incurred as a result of enhanced expectations from our regulators with respect to compliance with laws and regulations, including our controls and business processes and changes in the macro-economic environment, and other indicators of our overall business performance, including the quality of our performance and our relative position to our peers (considering both financial and non-financial metrics).

Individual Cash Bonus Payouts. Based on the above factors, the Compensation Committee established the overall bonus pool at 120% of target. In determining the individual NEO payments from this bonus pool, the Compensation Committee primarily considered which business segments were most successful and their importance to our strategy and successes, together with its view of leadership and effort by each individual officer and each individual’s overall compensation. As further described below, this resulted in the payments of $4,250,000, $850,000, $600,000, $1,850,000 and $750,000 for each of Messrs. Idzik, Audette, Foley, Nandra and Roessner, respectively. As a result, bonus payments ranged from approximately 100% to 150% of the individual’s target. In paying cash bonuses at or above target, the Compensation Committee reiterated its desire to emphasize exceeding, not just meeting, goals for the year, to encourage focus on the improving brokerage business while enhancing regulatory relations and to make “target” bonuses difficult to achieve at the executive level.

Given our strong business results in 2014, all bonus payouts were at or above target. However, the Compensation Committee approved slightly different allocations (as a percentage of targets) due to the particular responsibilities and roles of each individual NEO. Mr. Idzik received 142% of target in recognition of the Company’s strong financial results, his responsibility for all of the Company’s business units and functions and his leadership in the execution of key initiatives, including continuing the build-out of the Company’s Enterprise Risk Management function, as well as enhancing the Company’s and E*TRADE Bank’s regulatory relationships. Mr. Audette received 100% of target based on his leadership in significant efforts that have contributed to the Company’s financial results and that will enable the Company to achieve its strategic and business goals, such as deleveraging the Company’s balance sheet and paying down a substantial portion of the Company’s corporate debt. Mr. Nandra received 106% of target because he was directly or indirectly in charge of a significant portion of the Company’s business units and functions as well as the implementation of the Company’s business strategy. Mr. Foley received 100% of target in recognition of his leadership of the Company’s technology infrastructure and operations functions. Mr. Roessner received 150% of target because of the importance of the Legal and Compliance function in a period in which the Company has been significantly enhancing regulatory relationships and building out the Company’s Enterprise Risk Management Program.

Equity Compensation

Annual Long-Term Incentive Compensation Paid in 2014. In early 2014, the Compensation Committee approved equity grants for our NEOs based on 2013 performance, as described in detail under “Compensation Discussion and Analysis” in our 2013 Proxy Statement. These equity grants vest annually over three years following the date of grant. These award amounts are set forth in the “Grants of Plan-Based Awards” table below because they were granted in 2014; however, they were earned as part of 2013 compensation because they related to 2013 performance.

Annual Long-Term Incentive Compensation Practices for 2014. The Compensation Committee determined that equity-based compensation for our NEOs with respect to 2014 should consist of RSUs granted in early 2015 that are subject to achievement of performance targets set in early 2014, and which vest over an extended period of time following the grant date subject to the recipient’s continued employment with us. The Compensation Committee determined that these RSU grants provided the optimum form of equity compensation for our NEOs because (i) they are granted based on the Compensation Committee’s review of our 2014 performance, including the meaningful near-term performance objectives that the Compensation Committee considers in respect of annual cash bonuses for NEOs, (ii) they align the interests of our NEOs and our stockholders because their value is directly tied to the value of our Common Stock and (iii) they provide a meaningful retention incentive because they are subject to vesting over an extended period of time subject to the NEO’s continued employment with us.

The Compensation Committee increased 2014 equity bonus targets for each of our NEOs, other than our CEO, to better align this element of compensation with each executive’s external peer group in order to ensure that we continue to provide our NEOs with a level of compensation that is consistent with that provided by the companies with which we compete for talent. The Compensation Committee increased bonus equity targets within a range from approximately 12% to 56% over the prior year’s target in recognition of the Company’s strong financial results in 2013. However, the Compensation Committee approved different increases due to the particular responsibilities and roles of each individual NEO.

•

Mr. Audette’s target increased based on his leadership in significant efforts that have contributed to the Company’s financial results and that will enable the Company to achieve its strategic and business goals, such as deleveraging the Company’s balance sheet.

•	Mr. Foley’s target increased in recognition of his leadership of the Company’s technology infrastructure and operations functions.

•

Mr. Nandra’s target increased because he was directly or indirectly in charge of a significant portion of the Company’s business units and functions as well as the implementation of the Company’s business strategy.

•

Mr. Roessner’s target increased based on the importance of the Legal and Compliance function in a period in which the Company has been enhancing regulatory relationships and building out the Company’s Enterprise Risk Management Program.

In February 2015, the Compensation Committee determined long-term equity target awards for each NEO based on the Compensation Committee’s review of 2014 performance. As described above, Mr. Idzik did not receive an equity grant in February 2015. Based on the Company’s financial results and the Company’s performance under the performance criteria, the Compensation Committee approved awards of RSUs to our NEOs with grant date values ranging from 100% to 133% of the individual’s target. The reasons for the differences among our other NEOs were substantially similar to the reasons for the cash bonus payment differences, as described above.

Because these awards were made in 2015, SEC disclosure rules require that they not be reflected in the “Summary Compensation Table” or “Grants of Plan-Based Awards” table below. However, we are describing them in this “Compensation Discussion and Analysis” because we consider them part of our 2014 compensation.

We granted the following RSU awards to our NEOs on February 6, 2015. These RSUs vest in equal installments on each of the first three anniversaries of the grant date, generally subject to the NEO’s continued employment with us.

Name	Number of RSUs (rounded down to the nearest whole number)	Aggregate Grant Date Fair Value
Matthew J. Audette	33,051	$850,000
Michael E. Foley	27,218	$700,000
Navtej S. Nandra	91,377	$2,350,000
Karl A. Roessner	46,660	$1,200,000

Equity Award Practices for 2015. After undertaking an extensive review of evolving compensation practices with Pay Governance LLC, its independent compensation consultant, the Compensation Committee determined that equity-based compensation for 2015 should consist of both time-vesting RSUs (70% of target equity value) and new PSUs (30% of target equity value) that vest based on the achievement of key business objectives determined by the Compensation Committee. The Compensation Committee believes that awarding a mix of time-vesting and performance-vesting equity awards will achieve a greater balance in our equity-based compensation program and will serve to further align the interests of our NEOs and our stockholders because the time-vesting RSU grants will continue to provide retention value, while the PSU grants will help to further ensure a strong pay-for-performance alignment of our compensation program with stockholder interests. The Compensation Committee’s decision to grant PSUs was informed, in part, by evolving best practices and discussions with certain of our stockholders regarding the merits of granting PSUs in a pay-for-performance executive compensation program. As a result of the introduction of PSUs as a component of performance compensation, the Compensation Committee will grant RSUs and PSUs at the beginning of the performance period starting in 2015.

Equity Ownership Guidelines

The Compensation Committee believes that requiring significant stock ownership by our NEOs further aligns their interests with those of our long-term stockholders. Under the stock ownership guidelines established in 2014:

•

The CEO is expected to beneficially own shares of Company stock with a market value equal to at least five times his base salary (as adjusted from time to time). Each of the other NEOs (as well as certain other employees of the Company) is expected to beneficially own shares of Company stock with a market value equal to at least three times his or her base salary (as adjusted from time to time).

•

Any NEO not meeting the ownership threshold is required to hold 50% of all after-tax shares remaining from the vesting of RSU awards and 50% of all after-tax shares remaining from the exercise of vested stock options until such time as the NEO meets the applicable threshold.

The Compensation Committee periodically reviews compliance with these ownership guidelines. As of December 31, 2014, all of our NEOs were in compliance with the ownership requirements.

Recoupment Policy

Our recoupment policy is applicable to all NEOs and certain other employees. If the Compensation Committee determines that incentive compensation was overpaid as a result of a restatement of our reported financial results or any inaccurate data used to calculate such compensation, the Compensation Committee will review the cash bonus and long-term incentive plan awards granted, vested or accrued and determine the amount and kind of the overpayment. To the extent practicable, in the best interests of stockholders, and as permitted by applicable law, the Compensation Committee will seek to recover or cancel any such overpayments. The Compensation Committee may make determinations of overpayment at any time through the date the Company files its audited financial statements for the fiscal year that follows the year for which the inaccurate performance criteria were measured. However, if the Compensation Committee determines that any person purposefully provided inaccurate information or otherwise was culpable in the inaccuracy of the performance metrics, the Compensation Committee is entitled to determine that the overpayment with respect to such person is the entire amount of the bonus or other incentive payment or equity awarded for the applicable year, and without regard to when the event occurred.

Benefits in Connection with Termination of Employment Relating to Change in Control

As described in detail (including a quantification of potential benefits) under “Potential Payments on Termination or Change in Control” below, we have entered into employment agreements with each of our NEOs providing for severance benefits, including enhanced severance benefits in connection with certain qualifying terminations of employment in connection with a change in control, as well as certain other benefits outside of a change in control. The Compensation Committee periodically reviews these arrangements and considers the costs and benefits, but believes these are appropriate to help alleviate any uncertainty and concern our NEOs may have over being terminated and therefore help to ensure that they remain focused solely on their duties. The Compensation Committee balances the potential costs of these agreements against the need to retain our NEOs in a market for top executive candidates that has become increasingly competitive. Our employment agreements with our NEOs do not provide for tax gross-ups, including in respect of any excise taxes resulting from Section 280G of the Internal Revenue Code.

Other Benefit Plans and Perquisites

We do not offer a defined benefit pension plan or “SERP” for our executives and only provide matching contributions to our 401(k) plan, which are made for NEOs in the same manner as for our other employees.

We offer a non-qualified deferred compensation plan for our NEOs, but the amounts in a participating executive’s plan account consist solely of the deferred compensation portion of his or her salary or cash incentive payments (as elected by the executive) and the market return on the deferred amounts, and we do not provide matching contributions or guaranteed returns. We have retained life insurance policies to support the payment of obligations under this plan.

Our philosophy is to provide minimal perquisites and we only provide NEOs with an “umbrella” liability insurance policy, providing for insurance coverage for the executive beyond what the executive has retained on his or her own behalf, with a cost per individual of less than $5,000 per year. Beyond this, there are no perquisites offered to our NEOs with anything other than a de minimis value.

Tax Considerations

The tax deductibility of compensation is one factor considered by the Compensation Committee in determining executive compensation. Although some of our incentive plans are structured so that certain types of awards will qualify as deductible, the Compensation Committee retains the flexibility to instead focus on the other considerations described in this “Compensation Discussion and Analysis.”

Compensation Committee Report

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act.

The Compensation Committee reviewed and discussed the above “Compensation Discussion and Analysis” set forth in this Proxy Statement with management. Based on the above-mentioned review and discussions with management, the Compensation Committee recommended to the Board that the “Compensation Discussion and Analysis” be included in this Proxy Statement.

Submitted by the Compensation Committee of the Board of Directors:

Rebecca Saeger, Chair

Richard J. Carbone, Member

Christopher M. Flink, Member

Frederick W. Kanner, Member

Compensation Committee Interlocks and Insider Participation

As discussed above, at various times during 2014, Ms. Saeger and Messrs. Carbone, Flink, Kanner, Velli and Willard served on the Compensation Committee. None of these individuals was at any time during 2014, or at any other time, an officer or employee of the Company. No executive officer of the Company serves as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving as a member of the Company’s Board or Compensation Committee.

Compensation Risk Assessment

During 2014, the Compensation Committee considered the risk profile of its compensation programs, including a review of both executive and non-executive compensation in a series of meetings with its independent compensation consultant and members of our Legal and Human Resources teams. In particular, the Compensation Committee requested that its independent compensation consultant review all of our incentive plans. We may periodically adjust individual plans in response to this review to ensure that the plans do not pose a material risk to the Company. We believe the compensation program for our NEOs supports long-term growth and does not encourage excessive risk-taking because of the following features, as further described in this “Compensation Discussion and Analysis:”

•	The balance between fixed and variable pay;

•	Operating income rather than revenue funds the incentive program, meaning NEOs must focus on all aspects of the Company’s objectives and capital plan;

•	The aggregate bonus pool funding is capped;

•	We grant equity awards with long-term vesting criteria, which we believe prevents a focus on a short-term run-up in our stock price;

•	Our equity ownership guidelines, as further described above, discourage the short-term gain our NEOs could realize if permitted to sell a large portion of their holdings;

•

Incentive compensation for NEOs depends on both pre-established financial performance objectives and subjective assessments by the Compensation Committee of the quantitative and qualitative performance at the business and individual level; and

•	We have implemented a recoupment policy for incentive compensation, as further described above.

EXECUTIVE COMPENSATION

2014 Summary Compensation Table

The following table shows the annual and long-term compensation paid or accrued by the Company to its named executive officers, which consist of its Chief Executive Officer, Chief Financial Officer and three other most highly compensated executive officers who were serving as of December 31, 2014.

Name & Position	Year	Salary	Stock Awards (1)		Option Awards	Non-Equity Incentive Plan Compensation (2)	All Other Compensation (3)	Total Compensation
Paul T. Idzik	2014	$1,000,000	$—		$—	$4,250,000	$8,458	$5,258,458
Chief Executive	2013	$919,231	$8,999,996	(4)	$—	$3,500,000	$104,437	$13,523,664
Officer
Matthew J. Audette	2014	$500,000	$899,984		$—	$850,000	$8,286	$2,258,270
EVP, Chief	2013	$500,000	$899,996		$—	$800,000	$7,303	$2,207,299
Financial	2012	$500,000	$599,996		$—	$1,000,000	$7,212	$2,107,208
Officer
Michael E. Foley (5)	2014	$535,000	$549,980		$—	$600,000	$7,872	$1,692,852
EVP, Chief	2013	$379,038	$—		$—	$600,000	$8,588	$987,626
Administrative
Officer
Navtej S. Nandra (6)	2014	$792,500	$2,099,983		$—	$1,850,000	$8,458	$4,750,941
President	2013	$484,615	$—		$—	$1,650,000	$2,373	$2,136,988
Karl A. Roessner	2014	$800,000	$899,984		$—	$750,000	$8,458	$2,458,442
EVP & General Counsel	2013	$800,000	$759,990		$—	$500,000	$8,748	$2,068,738

(1)

Amounts reported in this column constitute the aggregate grant date fair value of each award calculated in accordance with FASB ASC Topic 718. For more information regarding the assumptions used in determining the fair value of awards, please refer to Note 1 to the financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, filed on February 24, 2015 with the SEC. For grants made in 2014, the stock awards reported in this column were in the amounts set forth in the “Grants of Plan Based Awards” table below. The fair market value of the Common Stock (based on the average of the high and low sale prices) was $20.165 per share on the February 7, 2014 grant date.

(2)	Non-equity incentive plan compensation reported for the applicable year was based on performance in that year, but paid in February of the following year.

(3)

The amounts set forth in this column for 2014 represent (i) Company contributions to the Company’s 401(k) plan and (ii) the cost of Company-provided umbrella liability insurance. In accordance with SEC rules, the compensation described in this table does not include medical or group life insurance received by the NEOs that are available generally to all salaried employees of the Company.

(4)

Mr. Idzik’s new hire equity grant in 2013 was a grant of restricted stock units with an initial value of $9,000,000 (subject to vesting over the four years following the grant date). At the time the Company entered into an employment agreement with Mr. Idzik in 2013, it did not intend to grant new equity awards to Mr. Idzik during the initial term of his employment.

(5)	Mr. Foley joined the Company effective as of February 19, 2013.

(6)	Mr. Nandra joined the Company effective as of May 1, 2013.

GRANTS OF PLAN-BASED AWARDS

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (Dollars expressed in thousands and rounded to the nearest thousand) (1)			All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Closing Price on Grant Date ($/Sh)	Full Grant Date Fair Value of Equity Awards ($) (3)
Name	Grant Date	Threshold ($) (4)	Target ($) (4)	Maximum ($) (4)
Paul T. Idzik		1,500	3,000	4,500
Matthew J. Audette	2/7/2014	425	850	1,275	44,631				899,984
Michael E. Foley	2/7/2014	300	600	900	27,274				549,980
Navtej S. Nandra	2/7/2014	875	1,750	2,625	104,140				2,099,983
Karl A. Roessner	2/7/2014	250	500	750	44,631				899,984

(1)

Amounts listed in these columns do not represent amounts actually paid or that may be paid in the future. Rather, these amounts are the target payments that were established under the Company’s non-equity compensation plan for 2014 as discussed in the “Compensation Discussion and Analysis,” above. Payments actually made under the plan in February 2015 are listed in the “2014 Summary Compensation Table” under the “Non-Equity Incentive Plan Compensation” column.

(2)

Pursuant to SEC disclosure rules, this table does not include equity grants made in early 2015 for performance during 2014 as further described in the “Compensation Discussion and Analysis.” The table only includes equity awards actually granted during 2014. Pursuant to our prior year’s performance plan, these grants were made in early 2014 based on 2013 performance.

(3)

Amounts reported in this column constitute the aggregate grant date fair value of each award calculated in accordance with FASB ASC Topic 718. These amounts are also disclosed in the “Stock Awards” column in the “2014 Summary Compensation Table” above.

(4)	The Company’s practice under its current plan is to pay its NEOs a non-equity incentive award in an amount that is at least the threshold amount and does exceed the maximum amount.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#) (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Grant Date
Paul T. Idzik
					656,934	15,937,219	1/22/2013

Matthew J. Audette
					8,627	209,291	1/3/2011
					1,905	46,215	2/10/2011
					32,858	797,135	2/9/2012
					61,841	1,500,263	2/6/2013
					44,631	1,082,748	2/7/2014
	9,177		51.90	2/11/2015
	5,294		132.25	2/16/2015
	17,445	5,814	16.30	1/3/2018
	5,805	1,935	17.58	2/10/2018

Michael E. Foley
					27,274	661,667	2/7/2014

Navtej S. Nandra
					104,140	2,526,436	2/7/2014

Karl A. Roessner
					1,190	28,869	2/10/2011
					46,549	1,129,279	2/9/2012
					52,221	1,266,881	2/6/2013
					44,631	1,082,748	2/7/2014
	3,712		14.60	2/11/2017
	3,628	1,209	17.58	2/10/2018

(1)	All unvested option awards vest equally over a four-year period measured from the date of grant, which is seven years prior to the expiration date.

(2)

All unvested restricted stock and RSU awards granted prior to 2014 vest equally on an annual basis over a four-year period measured from the date of grant. All unvested restricted stock and RSU awards granted in 2014 vest equally on an annual basis over a three-year period measured from the date of grant.

(3)	The market value of unvested stock awards is based on an assumed price of $24.26 per share, which was the closing price of our Common Stock on December 31, 2014.

OPTION EXERCISES AND STOCK VESTED

The following table presents information regarding the exercise of stock options during 2014 by our NEOs and vesting of RSU awards held by our NEOs during 2014:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Paul T. Idzik	—	—	218,978	4,698,173
Matthew J. Audette	33,687	357,645	47,575	945,904
Michael E. Foley	—	—	—	—
Navtej S. Nandra	—	—	—	—
Karl A. Roessner	—	—	41,873	833,430

(1)

Aggregate value realized upon exercise or vesting is based on the fair market value of our Common Stock (using the average of the high and low sale prices) on the date of exercise or vesting, as applicable. With respect to options, the value realized is calculated by subtracting the exercise price from that fair market value.

PENSION BENEFITS AND DEFERRED COMPENSATION

We do not offer a defined benefit retirement plan to any of our employees, including our NEOs.

Although we have a non-qualified deferred compensation plan, during the fiscal year ended December 31, 2014, none of our NEOs elected to contribute to this plan and there were no aggregate withdrawals, distributions or balances as of December 31, 2014 with respect to any of our NEOs.

POTENTIAL PAYMENTS ON TERMINATION OR CHANGE IN CONTROL

Employment Agreements with Named Executive Officers

Under the terms of their employment agreements, each NEO is entitled to severance benefits in the event of (i) an involuntary termination of the NEO’s employment without “Cause” (as defined in the employment agreement) or (ii) a voluntary termination of the NEO’s employment due to an event of “Good Reason,” in each case subject to the NEO signing a release of claims in favor of the Company. The term “Good Reason” is defined in the applicable agreement, but generally includes such events as a material decrease in compensation; a material, adverse change in the NEO’s title, authority, responsibilities or duties; relocation; or a material breach by the Company of the agreement. If the termination occurs in anticipation of, or within two years following, a change in control (which we refer to as a “CIC Termination” below), the severance benefits are increased, as described below.

The severance benefits for our NEOs (other than for our CEO) include:

•	A lump sum payment equal to one times (or two times upon a CIC Termination) the sum of the NEO’s base salary and target cash bonus;

•	A pro-rated share of target bonus for the year of the termination if we meet our target performance objectives for the year;

•	Continued medical coverage for 12 months following termination of employment (or 24 months following a CIC Termination); and

•	Accelerated vesting of outstanding equity compensation awards for Mr. Nandra, subject to his compliance with a non-competition covenant through the first anniversary of the termination date.

Our CEO’s employment agreement provides the following severance benefits:

•	A lump sum payment equal to one times the sum of his base salary and target cash bonus;

•	A pro-rated share of target bonus for the year of the termination if we meet our target performance objectives for the year;

•	Continued medical coverage for 12 months following termination of employment; and

•

A portion of his initial equity awards that were granted upon his hiring in 2013 would be accelerated subject to a formula based upon the year of termination, as described below, except that these equity awards would become fully vested following a CIC Termination. The formula for determining the amount that will be accelerated absent a CIC Termination is: (i) an amount, if any, such that an aggregate of 1/3 of such initial equity awards have become vested (whether through regular vesting during employment or accelerated vesting); and (ii) if the termination occurs after the first anniversary of his start date, an additional amount calculated as (A) 2/3 of the total number of shares subject to such initial equity awards multiplied by (B) a fraction, the denominator of which is 36 and the numerator of which is the number of months from the most recent annual anniversary of his start date to the date of termination.

In addition, under the employment agreements with our NEOs and our standard forms of equity compensation agreement (including for NEOs) for awards granted in 2014, all equity awards become vested in the event of the employee’s death or disability. In addition, in the event of an NEO’s death or disability, we will pay his estate a pro rata share of his non-equity incentive plan amount for that year.

In February 2015, each of the NEOs, other than our CEO and President, entered into a new employment agreement with the Company. While the terms and conditions of these employment agreements are generally similar to the terms and conditions of the prior agreements and provide for the similar severance payments and benefits as described above, the new agreements also provide for (i) continued vesting of time-based equity awards upon an involuntary termination of employment without Cause or a voluntary termination of employment for Good Reason that does not qualify as a CIC Termination, subject to the NEO’s compliance with certain covenants, (ii) immediate vesting of time-based equity awards upon an involuntary termination of employment without Cause or a voluntary termination of employment for Good Reason that qualifies as a CIC Termination and (iii) immediate vesting of time-based equity awards upon a termination resulting from death or disability.

The following table shows the estimated value of benefits under each of the above scenarios, assuming the specified event occurred on December 31, 2014.

Name Event of Termination	Cash Payment		Accelerated Vesting of Equity (1)	Benefits (2)	Total
Paul T. Idzik
Involuntary Termination	$7,000,000	(3)	$11,411,836	$13,770	$18,425,606
CIC Termination	$7,000,000	(3)	$15,937,219	$13,770	$22,950,989
Death/Disability	$3,000,000	(4)	$15,937,219	$—	$18,937,219
Matthew J. Audette
Involuntary Termination	$2,200,000	(3)	$3,694,857	$14,102	$5,908,959
CIC Termination	$3,550,000	(3)	$3,694,857	$28,203	$7,273,060
Death/Disability	$850,000	(4)	$3,694,857	$—	$4,544,857
Michael E. Foley
Involuntary Termination	$1,750,000	(3)	$661,667	$14,102	$2,425,769
CIC Termination	$2,900,000	(3)	$661,667	$28,203	$3,589,870
Death/Disability	$600,000	(4)	$661,667	$—	$1,261,667
Navtej S. Nandra
Involuntary Termination	$4,300,000	(3)	$2,526,436	$9,017	$6,835,454
CIC Termination	$6,850,000	(3)	$2,526,436	$18,035	$9,394,471
Death/Disability	$1,750,000	(4)	$2,526,436	$—	$4,276,436
Karl A. Roessner
Involuntary Termination	$1,800,000	(3)	$3,515,854	$13,770	$5,329,624
CIC Termination	$3,100,000	(3)	$3,515,854	$27,540	$6,643,394
Death/Disability	$500,000	(4)	$3,515,854	$—	$4,015,854

(1)

The market value of any equity awards that would vest on each event is based on an assumed price of $24.26 per share, which was the closing price of our Common Stock on December 31, 2014, less the applicable exercise price in the case of stock options.

(2)

Consists of continued medical coverage for 12 months following termination (or, for all NEOs except for Mr. Idzik, 24 months following a CIC termination), assuming a cost of $1,148 per month for Messrs. Idzik and Roessner, $1,175 per month for Messrs. Audette and Foley and $751 per month for Mr. Nandra.

(3)

For all NEOs except Mr. Idzik, represents one times (or two times for a CIC termination) the sum of salary and target bonus, plus pro-rated bonus for the year of termination. Because payment of pro-rated bonus in this circumstance requires us to meet our target performance for the year (which we met for 2014) and assumes termination on December 31, 2014, this reflects payment of 100% of target. Mr. Idzik’s employment agreement provides for one times the sum of salary and target bonus, plus pro-rated bonus for the year of termination, in the event of involuntary termination (including CIC Termination).

(4)	Consists of pro-rated bonus for the year of termination. Because this scenario presumes the triggering event occurred on December 31, 2014, the pro-rated value is 100% of the target bonus for 2014.

Equity Compensation Plan Information

The following table summarizes information, as of December 31, 2014, regarding our equity compensation plans:

	Number of Securities To Be Issued upon Exercise of Outstanding Options, Warrants and Rights (1)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by stockholders	3,980,611	$48.43	7,184,661
Equity compensation plans not approved by stockholders	—	—	—

Total	3,980,611	$48.43	7,184,661

(1)	Includes stock options and RSUs, but not restricted shares.

(2)	Excludes RSUs, which have no exercise price.

TRANSACTIONS WITH RELATED PERSONS

Policies and Procedures for Approval of Related Party Transactions

The Board has formally adopted a policy, which was most recently updated on August 6, 2014, with respect to related party transactions that provides the framework under which such transactions are reviewed, approved or ratified. The policy applies to any transaction in which (1) the Company is a participant, (2) any related person has a direct or indirect material interest and (3) the amount involved exceeds $120,000, but excludes any transaction that does not require disclosure under Item 404(a) of Regulation S-K. The Governance Committee is responsible for reviewing, approving and ratifying any related party transaction. The Governance Committee intends to approve only those related party transactions that are in, or are not inconsistent with, the best interests of the Company and its stockholders. The policy is available, without charge, from our Corporate Secretary and on our website at about.etrade.com in the “Corporate Governance” section.

LEGAL PROCEEDINGS

We are not involved in any legal proceedings in which any director or executive officer is adverse to the Company. Certain lawsuits we are involved in are discussed under Note 20 of Item 8. Financial Statements and Supplementary Data in our Annual Report on Form 10-K for the year ended December 31, 2014, filed on February 24, 2015 with the SEC.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers and persons who own more than 10% of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership of Common Stock and other equity securities of the Company with the SEC. Officers, directors and beneficial owners of more than 10% of any class of the Company’s equity securities are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports they file.

Based solely upon review of the copies of such reports furnished to the Company and written representations that no other reports were required, the Company believes that all of our directors, executive officers and owners of more than 10% of our Common Stock complied with all Section 16(a) filing requirements during 2014.

STOCKHOLDER PROPOSALS

Stockholder Proposals to Be Considered for Inclusion in the Company’s 2016 Proxy Materials. Stockholders may submit proposals for inclusion in the Company’s proxy materials for the 2016 Annual Meeting of Stockholders in accordance with SEC Rule 14a-8. To be considered for inclusion in our proxy materials for the 2016 Annual Meeting, stockholder proposals must be received no later than November 26, 2015 at the Company’s principal offices, 1271 Avenue of the Americas, 14th Floor, New York, New York 10020-1302, Attention: Corporate Secretary, and must comply with all provisions of Rule 14a-8. If we do not receive a stockholder proposal by the deadline described above, the proposal may be excluded from our proxy materials for the 2016 Annual Meeting.

Other Stockholder Proposals for Presentation at the 2016 Annual Meeting. A stockholder proposal that is not submitted for inclusion in our proxy materials for the 2016 Annual Meeting of Stockholders, but is instead intended to be presented at the 2016 Annual Meeting, or that intends to submit a candidate for nomination as director at the 2016 Annual Meeting, must comply with the “advance notice” deadlines in our Bylaws. As such, notice of such business or nominations must be received by the Company no earlier than October 25, 2015 and no later than November 26, 2015 as set forth more fully in the Company’s Bylaws, and must comply with the other requirements set forth in the Bylaws. Such notices must be in writing and received within the “advance notice” deadlines described above at the Company’s principal offices, 1271 Avenue of the Americas, 14th Floor, New York, New York 10020-1302, Attention: Corporate Secretary.

AUDIT COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

In accordance with its written charter as adopted by the Board, the Audit Committee of the Board assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. During the year ended December 31, 2014, the Audit Committee met 13 times and discussed the interim financial information contained in each quarterly earnings announcement with the Company’s Chief Financial Officer and independent auditors prior to public release. The members of the Audit Committee, along with other members of the Board, receive director education from its independent auditors at least once a year. The Audit Committee is entirely made up of independent directors as defined in applicable SEC and NASDAQ rules as well as the Company’s Corporate Governance Guidelines. These independent directors meet in executive session with the Company’s independent and internal auditors without management on at least a quarterly basis.

In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors’ independence consistent with applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”), discussed with the auditors any relationships that may impact their objectivity and independence, including whether the independent auditors’ provision of non-audit services to the Company is compatible with the auditors’ independence, and satisfied itself as to the auditors’ independence. The Audit Committee also discussed with management, the internal auditors and the independent auditors the quality and adequacy of the Company’s internal controls and the internal audit function’s organization, responsibilities, budget and staffing. The Audit Committee reviewed with both the independent and the internal auditors their audit plans, audit scope and identification of audit risks.

The Audit Committee discussed and reviewed with the independent auditors all communications required by accounting principles generally accepted in the United States of America, and standards of the PCAOB, including those described in Auditing Standard No. 16, “Communication with Audit Committees,” and, with and without management present, discussed and reviewed the results of the independent auditors’ examination of the financial statements. The Audit Committee also discussed the results of internal audit examinations.

The Audit Committee reviewed and discussed the audited financial statements of the Company as of and for the year ended December 31, 2014, with management and the independent auditors. Management has the responsibility for the preparation of the Company’s financial statements and the independent auditors have the responsibility for the examination of those statements.

Based on the above-mentioned review and discussions with management, the internal auditors and the independent auditors, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2014, for filing with the SEC. The Audit Committee also recommended the reappointment, subject to stockholder ratification, of the independent auditors, and the Board concurred in such recommendation.

Submitted by the Audit Committee of the Company’s Board of Directors:

Joseph L. Sclafani (Chair)
Richard J. Carbone
Frederick A. Kanner
James Lam
Donna L. Weaver

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 7, 2015

The Notice of Internet Availability, the Proxy Statement and the Company’s 2014 Annual Report are available at www.proxyvote.com.

ANNUAL REPORT ON FORM 10-K

On February 24, 2015, the Company filed its Annual Report on Form 10-K for the year ended December 31, 2014 with the SEC. Stockholders may obtain a copy of the 2014 Annual Report, as well as copies of this Proxy Statement and a proxy card, without charge on the Company’s website at about.etrade.com, by writing to the Corporate Secretary, at the Company’s principal offices located at 1271 Avenue of the Americas, 14th Floor, New York, New York 10020-1302, emailing ir@etrade.com or calling us at (646) 521-4340.

OTHER MATTERS

Management does not know of any matters to be presented at this Annual Meeting other than those set forth herein and in the Notice accompanying this Proxy Statement.

E*TRADE Financial Corporation

2015 Omnibus Incentive Plan,

Effective as of May 27, 2015

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	9.3	Vesting	16
	9.4	Voting Rights, Dividend Equivalent Rights and Distributions	16
	9.5	Effect of Termination of Service	17
	9.6	Settlement of Restricted Stock Unit Awards	17

10.	Performance Awards.		17
	10.1	Establishment of Performance Period, Performance Goals and Performance Award Formula	17
	10.2	Measurement of Performance Goals	18

11.	Deferred Compensation Awards.		20
	11.1	Establishment of Deferred Compensation Award Programs	20
	11.2	Terms and Conditions of Deferred Compensation Awards	20

12.	Nonemployee Director Awards.		20
	12.1	Terms and Conditions of Nonemployee Director Awards	20
	12.2	Terms and Conditions of Nonemployee Director Options	20

13.	Cash-Based Awards and Other Stock-Based Awards.		22
	13.1	Grant of Cash-Based Awards	22
	13.2	Grant of Other Stock-Based Awards	22
	13.3	Value of Cash-Based and Other Stock-Based Awards	22
	13.4	Payment or Settlement of Cash-Based Awards and Other Stock-Based Awards	22
	13.5	Voting Rights; Dividend Equivalent Rights and Distributions	22
	13.6	Effect of Termination of Service	22
	13.7	Additional Conditions	23

14.	Standard Forms of Award Agreement.		23
	14.1	Award Agreements	23
	14.2	Authority to Vary Terms	23

15.	Change in Control.		23

16.	Compliance with Securities Law.		23

17.	Tax Withholding.		24
	17.1	Tax Withholding in General	24
	17.2	Withholding in Shares	24

18.	Amendment or Termination of Plan.		24

19.	Compliance With Section 409A.		24

20.	Miscellaneous Provisions.		25
	20.1	Repurchase Rights	25
	20.2	Forfeiture Events.	25
	20.3	Transferability of Awards	25
	20.4	Rights as Employee, Consultant or Director	26
	20.5	Rights as a Stockholder	26
	20.6	Delivery of Title to Shares	26
	20.7	Fractional Shares	26
	20.8	Retirement and Welfare Plans	26
	20.9	Beneficiary Designation	26
	20.10	Severability	26
	20.11	No Constraint on Corporate Action	26
	20.12	Unfunded Obligation	27
	20.13	Choice of Law	27

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E*TRADE Financial Corporation

2015 Omnibus Incentive Plan, Effective as of May 27, 2015

1.	ESTABLISHMENT, PURPOSE AND TERM OF PLAN.

1.1 Establishment. The E* TRADE Financial Corporation 2015 Omnibus Incentive Plan (the “Plan”) is hereby established effective as of May 27, 2015, the date of its approval by the stockholders of the Company (the “Effective Date”), subject to the occurrence of such approval.

1.2 Purpose. The purpose of the Plan is to advance the interests of the Participating Company Group and its stockholders by providing an incentive to attract, retain and reward persons performing services for the Participating Company Group and by motivating such persons to contribute to the growth and profitability of the Participating Company Group. The Plan seeks to achieve this purpose by providing for Awards in the form of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Deferred Compensation Awards, Nonemployee Director Awards, Cash-Based Awards and Other Stock-Based Awards.

1.3 Term of Plan. The Plan shall continue in effect until its termination by the Committee; provided, however, that all Awards shall be granted, if at all, within ten (10) years from the Effective Date.

2.	DEFINITIONS AND CONSTRUCTION.

2.1 Definitions. Whenever used herein, the following terms shall have their respective meanings set forth below:

(a) “Affiliate” means (i) an entity, other than a Parent Corporation, that directly, or indirectly through one or more intermediary entities, controls the Company or (ii) an entity, other than a Subsidiary Corporation, that is controlled by the Company directly, or indirectly through one or more intermediary entities. For this purpose, the term “control” (including the term “controlled by”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the relevant entity, whether through the ownership of voting securities, by contract or otherwise; or shall have such other meaning assigned such term for the purposes of registration on Form S-8 under the Securities Act.

(b) “Award” means any Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Deferred Compensation Award, Nonemployee Director Award, Cash-Based Award or Other Stock-Based Award granted under the Plan.

(c) “Award Agreement” means a written or electronic agreement between the Company and a Participant setting forth the terms, conditions and restrictions of the Award granted to the Participant.

(d) “Board” means the Board of Directors of the Company.

(e) “Cash-Based Award” means an Award denominated in cash and granted pursuant to Section 13.

(f) “Cause” means, unless such term or an equivalent term is otherwise defined with respect to an Award by the Participant’s Award Agreement or by a written contract of employment or service, any of the following: (i) the Participant’s theft, dishonesty, willful misconduct, breach of fiduciary duty for personal profit, or falsification of any Participating Company documents or records; (ii) the Participant’s material failure to abide by a Participating Company’s code of conduct or other policies (including, without limitation, policies relating to confidentiality and reasonable workplace conduct); (iii) the Participant’s unauthorized use, misappropriation, destruction or diversion of any tangible or intangible asset or corporate opportunity of a Participating Company (including, without limitation, the Participant’s improper use or disclosure of a Participating Company’s confidential or proprietary information); (iv) any intentional act by the Participant which has a material detrimental effect on a Participating Company’s reputation or business; (v) the Participant’s repeated failure or inability to perform any reasonable assigned duties after written notice from a Participating Company of, and a

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reasonable opportunity to cure, such failure or inability; (vi) any material breach by the Participant of any employment, service, non-disclosure, non-competition, non-solicitation or other similar agreement between the Participant and a Participating Company, which breach is not cured pursuant to the terms of such agreement; or (vii) the Participant’s conviction (including any plea of guilty or nolo contendere) of any criminal act involving fraud, dishonesty, misappropriation or moral turpitude, or which impairs the Participant’s ability to perform his or her duties with a Participating Company.

(g) “Change in Control” means, unless such term or an equivalent term is otherwise defined with respect to an Award by the Participant’s Award Agreement or by a written contract of employment or service, the occurrence of any of the following:

(i) any “person” (as such term is defined in Section 3(a)(9) of the Exchange Act as modified and used in Sections 13(d) and 14(d) thereof), other than (1) the Company or any Subsidiary Corporation, (2) a trustee or other fiduciary holding stock of the Company under an employee benefit plan of a Participating Company, (3) an underwriter temporarily holding securities pursuant to an offering of such securities or (4) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the stock of the Company (a “Person”), becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act, a “Beneficial Owner”), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total combined voting power of the Company’s then-outstanding voting securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (A) of paragraph (iii) below; or

(ii) a change in the composition of the Board such that the individuals who are serving as members of the Board as of the Effective Date, together with any new member of the Board (other than a member of the Board whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least a majority of the members of the Board then still in office who either were members of the Board on the Effective Date or whose appointment, election or nomination for election was previously so approved or recommended, cease for any reason to constitute a majority of the number of the members of the Board then serving; or

(iii) there is consummated a merger or consolidation of the Company or any Subsidiary Corporation with any other corporation or other entity, other than (A) a merger or consolidation immediately following which (x) the voting securities of the Company outstanding immediately prior to such merger or consolidation continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary, at least 50% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation and (y) the individuals who comprise the Board immediately prior thereto constitute a majority of the board of directors of the Company, the entity surviving such merger or consolidation or, if the Company or the entity surviving such merger is then a subsidiary, the ultimate parent thereof, or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its Affiliates) representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities; or

(iv) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets (it being conclusively presumed that any sale or disposition is a sale or disposition by the Company of all or substantially all of its assets if the consummation of the sale or disposition

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is contingent upon approval by the Company’s stockholders unless the Board expressly determines in writing that such approval is required solely by reason of any relationship between the Company and any other Person or an Affiliate of the Company and any other Person), other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity (A) at least 50% of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale or disposition and (B) the majority of whose board of directors immediately following such sale or disposition consists of individuals who comprise the Board immediately prior thereto.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the Stock immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

(h) “Code” means the Internal Revenue Code of 1986, as amended, and any applicable regulations and administrative guidelines promulgated thereunder.

(i) “Committee” means the Compensation Committee, the Nominating and Corporate Governance Committee or other committee of the Board duly appointed to administer the Plan and having such powers as shall be specified by the Board. If no committee of the Board has been appointed to administer the Plan, the Board shall exercise all of the powers of the Committee granted herein, and, in any event, the Board may in its discretion exercise any or all of such powers.

(j) “Company” means E*TRADE Financial Corporation, a Delaware corporation, or any successor corporation thereto.

(k) “Consultant” means a person engaged to provide consulting or advisory services (other than as an Employee or a member of the Board) to a Participating Company, provided that the identity of such person, the nature of such services or the entity to which such services are provided would not preclude the Company from offering or selling securities to such person pursuant to the Plan in reliance on registration on a Form S-8 Registration Statement under the Securities Act.

(l) “Covered Employee” means any Employee who is or may become a “covered employee” as defined in Section 162(m), or any successor statute, and who is designated, either as an individual Employee or a member of a class of Employees, by the Committee no later than (i) the date ninety (90) days after the beginning of the Performance Period, or (ii) the date on which twenty-five percent (25%) of the Performance Period has elapsed, as a “Covered Employee” under this Plan for such applicable Performance Period.

(m) “Deferred Compensation Award” means an Award granted to a Participant pursuant to Section 11.3.

(n) “Director” means a member of the Board.

(o) “Disability” means the permanent and total disability of the Participant, within the meaning of Section 22(e)(3) of the Code.

(p) “Dividend Equivalent” means a credit, made at the discretion of the Committee or as otherwise provided by the Plan, to the account of a Participant in an amount equal to the cash dividends paid on one share of Stock for each share of Stock represented by an Award held by such Participant.

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(q) “Employee” means any person treated as an employee (including an Officer or a member of the Board who is also treated as an employee) in the records of a Participating Company; provided, however, that neither service as a member of the Board nor payment of a director’s fee shall be sufficient to constitute employment for purposes of the Plan. The Company shall determine in good faith and in the exercise of its discretion whether an individual has become or has ceased to be an Employee and the effective date of such individual’s employment or termination of employment, as the case may be. For purposes of an individual’s rights, if any, under the terms of the Plan as of the time of the Company’s determination of whether or not the individual is an Employee, all such determinations by the Company shall be final, binding and conclusive as to such rights, if any, notwithstanding that the Company or any court of law or governmental agency subsequently makes a contrary determination as to such individual’s status as an Employee.

(r) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(s) “Fair Market Value” means, as of any date, the value of a share of Stock or other property as determined by the Committee, in its discretion, or by the Company, in its discretion, if such determination is expressly allocated to the Company herein, subject to the following, and in each case in accordance with Section 409A, if applicable:

(i) Except as otherwise determined by the Committee, if, on such date, the Stock is listed on a national or regional securities exchange or market system, the Fair Market Value of a share of Stock shall be the average of the high and low sale prices of a share of Stock (or the mean of the closing bid and asked prices of a share of Stock if the Stock is so quoted instead) as quoted on the New York Stock Exchange or such other national or regional securities exchange or market system constituting the primary market for the Stock, as reported in The Wall Street Journal or such other source as the Company deems reliable. If the relevant date does not fall on a day on which the Stock has traded on such securities exchange or market system, the date on which the Fair Market Value shall be established shall be the last day on which the Stock was so traded prior to the relevant date, or such other appropriate day as shall be determined by the Committee, in its discretion.

(ii) Notwithstanding the foregoing, the Committee may, in its discretion, determine the Fair Market Value on the basis of the opening, closing, high, low or average sale price of a share of Stock or the actual sale price of a share of Stock received by a Participant, on such date, the preceding trading day or the next succeeding trading day or an average determined over a period of trading days. The Committee may vary its method of determination of the Fair Market Value as provided in this Section for different purposes under the Plan.

(iii) If, on such date, the Stock is not listed on a national or regional securities exchange or market system, the Fair Market Value of a share of Stock shall be as determined by the Committee in good faith.

(t) “Full Value Award” means any Award settled in Stock, other than (i) an Option, (ii) a Stock Appreciation Right, (iii) an Other Stock-Based Award under which the Company will receive monetary consideration equal to the Fair Market Value on the date of grant of the shares subject to such Award, (iv) a Deferred Compensation Award which is an elective cash compensation reduction award described in Section 11.1(a) or a stock issuance deferral award described in Section 11.1(b), or (v) an Other Stock-Based award based on appreciation in the Fair Market Value of the Stock.

(u) “Incentive Stock Option” means an Option intended to be (as set forth in the Award Agreement) and which qualifies as an incentive stock option within the meaning of Section 422(b) of the Code.

(v) “Insider” means an Officer, Director or any other person whose transactions in Stock are subject to Section 16 of the Exchange Act.

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(w) “Insider Trading Policy” means the written policy of the Company as in effect from time to time pertaining to the purchase, sale, transfer or other disposition of the Company’s equity securities by Directors, Officers, Employees or other service providers who may possess material, nonpublic information regarding the Company or its securities.

(x) “Net-Exercise” means a procedure by which the Participant will be issued a number of shares of Stock determined in accordance with the following formula:

N =	X(A-B)/A, where
“N” the number of shares of Stock to be issued to the Participant upon exercise of the Option;
“X” the total number of shares with respect to which the Participant has elected to exercise the Option;
“A” the Fair Market Value of one (1) share of Stock determined on the exercise date; and
“B” the exercise price per share (as defined in the Participant’s Award Agreement)

(y) “Nonemployee Director” means a Director who is not an Employee.

(z) “Nonemployee Director Award” means a Nonemployee Director Option or other Award granted to a Nonemployee Director pursuant to Section 12.

(aa) “Nonemployee Director Option” means an Option granted to a Nonemployee Director pursuant to Section 12.

(bb) “Nonstatutory Stock Option” means an Option not intended to be (as set forth in the Award Agreement) an incentive stock option within the meaning of Section 422(b) of the Code.

(cc) “Officer” means any person designated by the Board as an officer of the Company.

(dd) “Option” means an Incentive Stock Option or a Nonstatutory Stock Option granted pursuant to Section 6 or Section 12.

(ee) “Other Stock-Based Award” means an Award denominated in or otherwise relating to shares of Stock and granted pursuant to Section 13.

(ff) “Parent Corporation” means any present or future “parent corporation” of the Company, as defined in Section 424(e) of the Code.

(gg) “Participant” means any eligible person who has been granted one or more Awards.

(hh) “Participating Company” means the Company or any Parent Corporation, Subsidiary Corporation or Affiliate.

(ii) “Participating Company Group” means, at any point in time, all entities collectively which are then Participating Companies.

(jj) “Performance Award” means an Award granted in accordance with Section 10.

(kk) “Performance Award Formula” means, for any Performance Award, a formula or table established by the Committee pursuant to Section 10.1 which provides the basis for computing the value of a

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Performance Award at one or more threshold levels of attainment of the applicable Performance Goal(s) measured as of the end of the applicable Performance Period.

(ll) “Performance-Based Compensation” means compensation under an Award that satisfies the requirements of Section 162(m) for certain performance-based compensation paid to Covered Employees.

(mm) “Performance Goal” means a performance goal established by the Committee pursuant to Section 10.2.

(nn) “Performance Period” means a period established by the Committee pursuant to Section 10.1 with respect to which one or more Performance Goals are to be measured.

(oo) “Predecessor Plan” means the Company’s 2005 Stock Incentive Plan, as amended.

(pp) “Restricted Stock Award” means a share of Stock granted to a Participant pursuant to Section 8 and subject to Vesting Conditions.

(qq) “Restricted Stock Unit” or “Stock Unit” means a bookkeeping entry representing a right granted to a Participant pursuant to Section 9 or Section 11, respectively, to receive a share of Stock on a date determined in accordance with the provisions of Section 9 or Section 11, as applicable, and the Participant’s Award Agreement.

(rr) “Restriction Period” means the period established in accordance with Section 8.5 during which shares subject to a Restricted Stock Award are subject to Vesting Conditions.

(ss) “Rule 16b-3” means Rule 16b-3 under the Exchange Act, as amended from time to time, or any successor rule or regulation.

(tt) “SAR” or “Stock Appreciation Right” means a bookkeeping entry representing, for each share of Stock subject to such SAR, a right granted to a Participant pursuant to Section 7 to receive payment of an amount equal to the excess, if any, of the Fair Market Value of a share of Stock on the date of exercise of the SAR over the exercise price.

(uu) “Section 162(m)” means Section 162(m) of the Code (including regulations and administrative guidelines promulgated thereunder).

(vv) “Section 409A” means Section 409A of the Code (including regulations and administrative guidelines promulgated thereunder).

(ww) “Securities Act” means the Securities Act of 1933, as amended.

(xx) “Service” means a Participant’s employment or service with the Participating Company Group, whether in the capacity of an Employee, a Director or a Consultant. A Participant’s Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders such Service or a change in the Participating Company for which the Participant renders such Service, provided that there is no interruption or termination of the Participant’s Service. Furthermore, a Participant’s Service shall not be deemed to have terminated if the Participant takes any military leave, sick leave, or other bona fide leave of absence approved by the Company. However, unless otherwise determined by the Committee, if any such leave taken by a Participant exceeds ninety (90) days, then on the ninety-first (91st) day following the commencement of such leave the Participant’s Service shall be deemed to have terminated unless the Participant’s right to return to Service is guaranteed by statute or contract. Notwithstanding the foregoing, unless otherwise designated by the Company, a leave of absence shall be treated as Service for purposes of determining vesting under the

6

Participant’s Award Agreement. A Participant’s Service shall be deemed to have terminated either upon an actual termination of Service or upon the entity for which the Participant performs Service ceasing to be a Participating Company. Subject to the foregoing, the Company, in its discretion, shall determine whether the Participant’s Service has terminated and the effective date of such termination.

(yy) “Stock” means the common stock of the Company, as adjusted from time to time in accordance with Section 4.4.

(zz) “Subsidiary Corporation” means any present or future “subsidiary corporation” of the Company, as defined in Section 424(f) of the Code.

(aaa) “Ten Percent Owner” means a Participant who, at the time an Option is granted to the Participant, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of a Participating Company (other than an Affiliate) within the meaning of Section 422(b)(6) of the Code.

(bbb) “Vesting Conditions” mean those conditions established in accordance with the Plan prior to the satisfaction of which shares subject to an Award remain subject to forfeiture or a repurchase option in favor of the Company exercisable for the Participant’s purchase price for such shares upon the Participant’s termination of Service.

2.2 Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

3.	ADMINISTRATION.

3.1 Administration by the Committee. The Plan shall be administered by the Committee. All questions of interpretation of the Plan or of any Award shall be determined by the Committee, and such determinations shall be final and binding upon all persons having an interest in the Plan or such Award.

3.2 Authority of Officers. Any Officer shall have the authority to act on behalf of the Company with respect to any matter, right, obligation, determination or election which is the responsibility of or which is allocated to the Company herein, provided the Officer has apparent authority with respect to such matter, right, obligation, determination or election. The Board or Committee may, in its discretion, delegate to a committee comprised of one or more Officers the authority to grant one or more Awards, without further approval of the Board or the Committee, to any Employee, other than a person who, at the time of such grant, is an Insider; provided, however, that (a) such Awards shall not be granted for shares in excess of the maximum aggregate number of shares of Stock authorized for issuance pursuant to Section 4.1, (b) each such Award which is a Full Value Award shall be subject to minimum vesting provisions described in Section 5.3(c), (c) each such Award shall be subject to the terms and conditions of the appropriate standard form of Award Agreement approved by the Board or the Committee and shall conform to the provisions of the Plan, and (d) each such Award shall conform to such limits and guidelines as shall be established from time to time by resolution of the Board or the Committee.

3.3 Administration with Respect to Insiders. With respect to participation by Insiders in the Plan, at any time that any class of equity security of the Company is registered pursuant to Section 12 of the Exchange Act, the Plan shall be administered in compliance with the requirements, if any, of Rule 16b-3.

3.4 Committee Complying with Section 162(m). If the Company is a “publicly held corporation” within the meaning of Section 162(m), the Board may establish a Committee of “outside directors” within the meaning of Section 162(m) to approve the grant of any Award intended to result in the payment of Performance-Based Compensation.

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3.5 Powers of the Committee. In addition to any other powers set forth in the Plan and subject to the provisions of the Plan, the Committee shall have the full and final power and authority, in its discretion:

(a) to determine the persons to whom, and the time or times at which, Awards shall be granted and the number of shares of Stock, units or monetary value to be subject to each Award;

(b) to determine the type of Award granted;

(c) to determine the Fair Market Value of shares of Stock or other property in accordance with Section 2(s);

(d) to determine the terms, conditions and restrictions applicable to each Award (which need not be identical) and any shares acquired pursuant thereto, including, without limitation, (i) the exercise or purchase price of shares pursuant to any Award, (ii) the method of payment for shares purchased pursuant to any Award, (iii) the method for satisfaction of any tax withholding obligation arising in connection with Award, including by the withholding or delivery of shares of Stock, (iv) the timing, terms and conditions of the exercisability or vesting of any Award or any shares acquired pursuant thereto, (v) the Performance Measures, Performance Period, Performance Award Formula and Performance Goals applicable to any Award and the extent to which such Performance Goals have been attained, (vi) the time of the expiration of any Award, (vii) the effect of the Participant’s termination of Service on any of the foregoing, and (viii) all other terms, conditions and restrictions applicable to any Award or shares acquired pursuant thereto not inconsistent with the terms of the Plan;

(e) to determine whether an Award will be settled in shares of Stock, cash, or in any combination thereof;

(f) to approve one or more forms of Award Agreement;

(g) to amend, modify, extend, cancel or renew any Award or to waive any restrictions or conditions applicable to any Award or any shares acquired pursuant thereto;

(h) to accelerate, continue, extend or defer the exercisability or vesting of any Award or any shares acquired pursuant thereto, including with respect to the period following a Participant’s termination of Service;

(i) without the consent of the affected Participant and notwithstanding the provisions of any Award Agreement to the contrary, to unilaterally substitute at any time a Stock Appreciation Right providing for settlement solely in shares of Stock in place of any outstanding Option, provided that such Stock Appreciation Right covers the same number of shares of Stock and provides for the same exercise price (subject in each case to adjustment in accordance with Section 4.4) as the replaced Option and otherwise provides substantially equivalent terms and conditions as the replaced Option, as determined by the Committee;

(j) to prescribe, amend or rescind rules, guidelines and policies relating to the Plan, or to adopt sub-plans or supplements to, or alternative versions of, the Plan, including, without limitation, as the Committee deems necessary or desirable to comply with the laws or regulations of or to accommodate the tax policy, accounting principles or custom of, foreign jurisdictions whose citizens may be granted Awards; and

(k) to correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award Agreement and to make all other determinations and take such other actions with respect to the Plan or any Award as the Committee may deem advisable to the extent not inconsistent with the provisions of the Plan or applicable law.

3.6 Option or SAR Repricing. Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares),

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the Company shall not amend the terms of outstanding awards to reduce the exercise price of outstanding Options or SARs or cancel outstanding Options or SARS in exchange for cash, other awards or Options or SARs with an exercise price that is less than the exercise price of the original Options or SARs without stockholder approval.

3.7 Indemnification. In addition to such other rights of indemnification as they may have as members of the Board or the Committee or as officers or employees of the Participating Company Group, members of the Board or the Committee and any officers or employees of the Participating Company Group to whom authority to act for the Board, the Committee or the Company is delegated shall be indemnified by the Company against all reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any right granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except (i) in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct in duties or (ii) to the extent prohibited by applicable law; provided, however, that within sixty (60) days after the institution of such action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at its own expense to handle and defend the same.

4.	SHARES SUBJECT TO PLAN.

4.1 Maximum Number of Shares Issuable. Subject to adjustment as provided in Sections 4.2, 4.3 and 4.4, the maximum aggregate number of shares of Stock that may be issued under the Plan shall be equal to the sum of (a) 6,000,000 shares and (b) the number of shares remaining available for issuance under the Predecessor Plan as of the Effective Date that are not subject to outstanding awards thereunder, and shall consist of authorized but unissued or reacquired shares of Stock or any combination thereof.

4.2 Share Accounting. If an outstanding Award for any reason expires or is terminated or canceled without having been exercised or settled in full, or if shares of Stock acquired pursuant to an Award subject to forfeiture or repurchase are forfeited or repurchased by the Company for an amount not greater than the Participant’s original purchase price, the shares of Stock allocable to the terminated portion of such Award or such forfeited or repurchased shares of Stock shall again be available for issuance under the Plan. Shares of Stock shall not be deemed to have been issued pursuant to the Plan with respect to any portion of an Award, other than an Option or SAR, that is settled in cash. Shares withheld or reacquired by the Company in satisfaction of tax withholding obligations pursuant to Section 17.2 shall not again be available for issuance under the Plan. Upon payment in shares of Stock pursuant to the exercise of an SAR, the number of shares available for issuance under the Plan shall be reduced by the gross number of shares for which the SAR is exercised. If the exercise price of an Option is paid by tender to the Company, or attestation to the ownership, of shares of Stock owned by the Participant, or by means of a Net-Exercise, the number of shares available for issuance under the Plan shall be reduced by the gross number of shares for which the Option is exercised.

4.3 Adjustment for Unissued or Forfeited Predecessor Plan Shares. The maximum aggregate number of shares of Stock that may be issued under the Plan as set forth in Section 4.1 shall be cumulatively increased from time to time by:

(a) the number of shares of Stock subject to that portion of any award outstanding pursuant to the Predecessor Plan as of the Effective Date which, on or after such date, expires or is terminated or canceled for any reason without having been exercised or settled; and

(b) the number of shares of Stock acquired pursuant to the Predecessor Plan subject to forfeiture or repurchase by the Company which, on or after the Effective Date, are so forfeited or repurchased for an amount not greater than the Participant’s original purchase price.

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4.4 Adjustments for Changes in Capital Structure. Subject to any required action by the stockholders of the Company, in the event of any change in the Stock effected without receipt of consideration by the Company, whether through merger, consolidation, reorganization, reincorporation, recapitalization, reclassification, stock dividend, stock split, reverse stock split, split-up, split-off, spin-off, combination of shares, exchange of shares, or similar change in the capital structure of the Company, or in the event of payment of a dividend or distribution to the stockholders of the Company in a form other than Stock (excepting normal cash dividends) that has a material effect on the Fair Market Value of shares of Stock, appropriate adjustments shall be made in the number and kind of shares or other property subject to the Plan and to any outstanding Awards, in the maximum adjustment for unissued or forfeited Predecessor Plan shares set forth in Section 4.3, in the Award limits set forth in Section 5.3 and in the exercise or purchase price per share under any outstanding Award in order to prevent dilution or enlargement of Participants’ rights under the Plan. For purposes of the foregoing, conversion of any convertible securities of the Company shall not be treated as “effected without receipt of consideration by the Company.” If a majority of the shares which are of the same class as the shares that are subject to outstanding Awards are exchanged for, converted into, or otherwise become (whether or not pursuant to an Ownership Change Event) shares of another corporation (the “New Shares”), the Committee may unilaterally adjust the outstanding Awards to provide that such Awards are for New Shares. In the event of any such adjustment, the number of shares subject to, and the exercise or purchase price per share of, the outstanding Awards shall be adjusted in a fair and equitable manner as determined by the Committee, in its discretion. Any fractional share resulting from an adjustment pursuant to this Section 4.4 shall be rounded down to the nearest whole number, and in no event may the exercise or purchase price under any Award be decreased to an amount less than the par value, if any, of the stock subject to such Award. The Committee in its sole discretion, may also make such adjustments in the terms of any Award to reflect, or related to, such changes in the capital structure of the Company or distributions as it deems appropriate, including modification of Performance Goals, Performance Award Formulas and Performance Periods. The adjustments determined by the Committee pursuant to this Section 4.4 shall be final, binding and conclusive.

The Committee may, without affecting the number of Shares reserved or available hereunder, authorize the issuance or assumption of benefits under this Plan in connection with any merger, consolidation, acquisition of property or stock, or reorganization upon such terms and conditions as it may deem appropriate, subject to compliance with Section 409A and Section 422 of the Code, where applicable.

5.	ELIGIBILITY, PARTICIPATION AND AWARD LIMITATIONS.

5.1 Persons Eligible for Awards. Awards may be granted only to Employees, Consultants and Directors. A Nonemployee Director Award may be granted only to a person who, at the time of grant, is a Nonemployee Director.

5.2 Participation in Plan. Awards are granted solely at the discretion of the Committee. Eligible persons may be granted more than one Award. However, eligibility in accordance with this Section shall not entitle any person to be granted an Award, or, having been granted an Award, to be granted an additional Award.

5.3 Award Limitations.

(a) Incentive Stock Option Limitations.

(i) Maximum Number of Shares Issuable Pursuant to Incentive Stock Options. Subject to adjustment as provided in Section 4.4, the maximum aggregate number of shares of Stock that may be issued under the Plan pursuant to the exercise of Incentive Stock Options shall not exceed six million (6,000,000) shares.

(ii) Persons Eligible. An Incentive Stock Option may be granted only to a person who, on the effective date of grant, is an Employee of the Company, a Parent Corporation or a Subsidiary Corporation

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(each being an “ISO-Qualifying Corporation”). Any person who is not an Employee of an ISO-Qualifying Corporation on the effective date of the grant of an Option to such person may be granted only a Nonstatutory Stock Option. An Incentive Stock Option granted to a prospective Employee upon the condition that such person become an Employee of an ISO-Qualifying Corporation shall be deemed granted effective on the date such person commences Service with an ISO-Qualifying Corporation, with an exercise price determined as of such date in accordance with Section 8.2.

(iii) Fair Market Value Limitation. To the extent that options designated as Incentive Stock Options (granted under all stock option plans of the Participating Company Group, including the Plan) become exercisable by a Participant for the first time during any calendar year for stock having a Fair Market Value greater than One Hundred Thousand Dollars ($100,000), the portion of such options which exceeds such amount shall be treated as Nonstatutory Stock Options. For purposes of this Section, options designated as Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of stock shall be determined as of the time the option with respect to such stock is granted. If the Code is amended to provide for a limitation different from that set forth in this Section, such different limitation shall be deemed incorporated herein effective as of the date and with respect to such Options as required or permitted by such amendment to the Code. If an Option is treated as an Incentive Stock Option in part and as a Nonstatutory Stock Option in part by reason of the limitation set forth in this Section, the Participant may designate which portion of such Option the Participant is exercising. In the absence of such designation, the Participant shall be deemed to have exercised the Incentive Stock Option portion of the Option first. Upon exercise, shares issued pursuant to each such portion shall be separately identified.

(b) Minimum Vesting Conditions.

(i) Any Award granted hereunder shall provide for a vesting period or performance period, as applicable, of at least one (1) year following the date of grant.

(ii) Notwithstanding anything set forth in Section 5.3(b)(i) to the contrary, Awards representing a maximum of five percent (5%) of the shares initially reserved for issuance under Section 4.1 may be granted hereunder without any minimum vesting condition.

(c) Section 162(m) Award Limits. Unless otherwise determined by the Committee, the following limits shall apply to the grant of any Award if, at the time of grant, the Company is a “publicly held corporation” within the meaning of Section 162(m).

(i) Options and SARs. Subject to adjustment as provided in Section 4.4, no Employee shall be granted within any fiscal year of the Company one or more Options or Freestanding SARs which in the aggregate are for more than one million (1,000,000) shares.

(ii) Restricted Stock Awards and Restricted Stock Unit Awards. Subject to adjustment as provided in Section 4.4, no Employee shall be granted within any fiscal year of the Company one or more Restricted Stock Awards or Restricted Stock Unit Awards, the grant or vesting of which is based on the attainment of Performance Goals, for more than five hundred thousand (500,000) shares.

(iii) Cash-Based Awards and Other Stock-Based Awards. Subject to adjustment as provided in Section 4.4, no Employee shall be granted (1) Cash-Based Awards in any fiscal year of the Company, the grant or vesting of which is based on the attainment of Performance Goals, which could result in such Employee receiving more than eight million dollars ($8,000,000), or (2) Other Stock-Based Awards in any fiscal year of the Company, the grant or vesting of which is based on the attainment of Performance Goals, which could result in such Employee receiving more than five hundred thousand (500,000) shares.

(d) Nonemployee Director Award Limits. Subject to adjustment as provided in Section 4.4, the Fair Market Value of the shares of Stock subject to Full Value Awards issued to any Nonemployee Director

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Award within any fiscal year of the Company together with the value (as determined by the Committee in its sole discretion) of any Awards other than Full Value Awards granted to such Nonemployee Director in such fiscal year shall not exceed five hundred thousand dollars ($500,000).

6.	STOCK OPTIONS.

Each grant of Options shall be evidenced by an Award Agreement that (i) specifies the number of shares of Stock covered thereby and such other terms and conditions as the Committee shall determine and (ii) except as otherwise set forth in Section 12 with respect to Nonemployee Director Options, complies with and is subject to the following terms and conditions:

6.1 Exercise Price. The exercise price for each Option shall be established in the discretion of the Committee; provided, however, that (a) the exercise price per share shall be not less than the Fair Market Value of a share of Stock on the effective date of grant of the Option and (b) no Incentive Stock Option granted to a Ten Percent Owner shall have an exercise price per share less than one hundred ten percent (110%) of the Fair Market Value of a share of Stock on the effective date of grant of the Option. Notwithstanding the foregoing, an Option (whether an Incentive Stock Option or a Nonstatutory Stock Option) may be granted with an exercise price lower than the minimum exercise price set forth above if such Option is granted pursuant to an assumption or substitution for another option in a manner qualifying under the provisions of Section 424(a) of the Code.

6.2 Exercisability and Term of Options. Options shall be exercisable at such time or times, or upon such event or events, and subject to such terms, conditions, performance criteria and restrictions as shall be determined by the Committee and set forth in the Award Agreement evidencing such Option; provided, however, that (a) no Option shall be exercisable after the expiration of ten (10) years after the effective date of grant of such Option and (b) no Incentive Stock Option granted to a Ten Percent Owner shall be exercisable after the expiration of five (5) years after the effective date of grant of such Option. Subject to the foregoing, unless otherwise specified by the Committee in the grant of an Option, each Option granted hereunder shall terminate ten (10) years after the effective date of grant of the Option, unless earlier terminated in accordance with its provisions.

6.3 Payment of Exercise Price.

(a) Forms of Consideration Authorized. Except as otherwise provided below or in an Award Agreement, payment of the exercise price for the number of shares of Stock being purchased pursuant to any Option shall be made (i) in cash or by check or cash equivalent, (ii) by tender to the Company, or attestation to the ownership, of shares of Stock owned by the Participant having a Fair Market Value not less than the exercise price, (iii) by delivery of a properly executed notice of exercise together with irrevocable instructions to a broker providing for the assignment to the Company of the proceeds of a sale or loan with respect to some or all of the shares being acquired upon the exercise of the Option (including, without limitation, through an exercise complying with the provisions of Regulation T as promulgated from time to time by the Board of Governors of the Federal Reserve System) (a “Cashless Exercise”), (iv) by delivery of a properly executed notice electing a Net-Exercise, (v) by such other consideration as may be approved by the Committee from time to time to the extent permitted by applicable law, provided, however, that the Committee shall not permit payment by means of a Participant’s promissory note, or (vi) by any combination thereof.

(b) Limitations on Forms of Consideration.

(i) Tender of Stock. Notwithstanding the foregoing, an Option may not be exercised by tender to the Company, or attestation to the ownership, of shares of Stock to the extent such tender or attestation would constitute a violation of the provisions of any law, regulation or agreement restricting the redemption of the Company’s stock.

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(ii) Cashless Exercise. The Company reserves, at any and all times, the right, in the Company’s sole and absolute discretion, to establish, decline to approve or terminate any program or procedures for the exercise of Options by means of a Cashless Exercise, including with respect to one or more Participants specified by the Company, without regard to whether such program or procedures are available to other Participants.

6.4 Effect of Termination of Service.

(a) Option Exercisability. Subject to earlier termination of the Option as otherwise provided herein and unless otherwise provided by the Committee in the grant of an Option and set forth in the Award Agreement, an Option shall terminate immediately upon the Participant’s termination of Service to the extent that it is then unvested and shall be exercisable after the Participant’s termination of Service to the extent it is then vested only during the applicable time period determined in accordance with this Section and thereafter shall terminate:

(i) Disability. If the Participant’s Service terminates because of the Disability of the Participant, the Option, to the extent unexercised and exercisable on the date on which the Participant’s Service terminated, may be exercised by the Participant (or the Participant’s guardian or legal representative) at any time prior to the expiration of twelve (12) months after the date on which the Participant’s Service terminated, but in any event no later than the date of expiration of the Option’s term as set forth in the Award Agreement evidencing such Option (the “Option Expiration Date”).

(ii) Death. If the Participant’s Service terminates because of the death of the Participant, any unexercisable or unvested portion of the Option shall be immediately exercisable and vested in full on the date on which the Participant’s Service terminated and the Option may be exercised by the Participant’s legal representative or other person who acquired the right to exercise the Option by reason of the Participant’s death at any time prior to the expiration of twelve (12) months after the date on which the Participant’s Service terminated, but in any event no later than the Option Expiration Date. The Participant’s Service shall be deemed to have terminated on account of death if the Participant dies within three (3) months after the Participant’s termination of Service.

(iii) Termination for Cause. Notwithstanding any other provision of the Plan to the contrary, if the Participant’s Service is terminated for Cause or if, following the Participant’s termination of Service and during any period in which the Option otherwise would remain exercisable, the Participant engages in any act that would constitute Cause for termination of Service, the Option shall terminate in its entirety and cease to be exercisable immediately upon such termination of Service or act.

(iv) Other Termination of Service. If the Participant’s Service terminates for any reason, except Disability, death or Cause, the Option, to the extent unexercised and exercisable by the Participant on the date on which the Participant’s Service terminated, may be exercised by the Participant (1) at any time prior to the expiration of six (6) months after the date on which the Participant’s Service terminated if the Participant remains subject to the Insider Trading Policy for a period of at least sixty (60) days following the date on which the Participant’s Service terminated or (2) at any time prior to the expiration of three (3) months after the date on which the Participant’s Service terminated in the case of any other Participant, but in any event no later than the Option Expiration Date.

(b) Extension if Exercise Prevented by Law. Notwithstanding the foregoing, other than termination for Cause, if the exercise of an Option within the applicable time periods set forth in Section 6.4(a) is prevented by the provisions of Section 16 below, the Option shall remain exercisable until three (3) months (or such longer period of time as determined by the Committee, in its discretion) after the date the Participant is notified by the Company that the Option is exercisable, but in any event no later than the Option Expiration Date.

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(c) Extension if Participant Subject to Section 16(b). Notwithstanding the foregoing, other than termination for Cause, if a sale within the applicable time periods set forth in Section 6.4(a) of shares acquired upon the exercise of the Option would subject the Participant to suit under Section 16(b) of the Exchange Act, the Option shall remain exercisable until the earliest to occur of (i) the tenth (10th) day following the date on which a sale of such shares by the Participant would no longer be subject to such suit, (ii) the one hundred and ninetieth (190th) day after the Participant’s termination of Service, or (iii) the Option Expiration Date.

7.	STOCK APPRECIATION RIGHTS.

Each grant of SARs shall be evidenced by an Award Agreement that (i) specifies the number of shares of Stock covered thereby and such other terms and conditions as the Committee shall determine and (ii) complies with and is subject to the following terms and conditions:

7.1 Types of SARs Authorized. SARs may be granted in tandem with all or any portion of a related Option (a “Tandem SAR”) or may be granted independently of any Option (a “Freestanding SAR”).

7.2 Exercise Price. The exercise price for each SAR shall be established in the discretion of the Committee; provided, however, that (a) the exercise price per share subject to a Tandem SAR shall be the exercise price per share under the related Option and (b) the exercise price per share subject to a Freestanding SAR shall be not less than the Fair Market Value of a share of Stock on the effective date of grant of the SAR.

7.3 Exercisability and Term of SARs.

(a) Tandem SARs. Tandem SARs shall be exercisable only at the time and to the extent, and only to the extent, that the related Option is exercisable, subject to such provisions as the Committee may specify where the Tandem SAR is granted with respect to less than the full number of shares of Stock subject to the related Option. A Tandem SAR shall terminate and cease to be exercisable no later than the date on which the related Option expires or is terminated or canceled. Upon the exercise of a Tandem SAR with respect to some or all of the shares subject to such SAR, the related Option shall be canceled automatically as to the number of shares with respect to which the Tandem SAR was exercised. Upon the exercise of an Option related to a Tandem SAR as to some or all of the shares subject to such Option, the related Tandem SAR shall be canceled automatically as to the number of shares with respect to which the related Option was exercised.

(b) Freestanding SARs. Freestanding SARs shall be exercisable at such time or times, or upon such event or events, and subject to such terms, conditions, performance criteria and restrictions as shall be determined by the Committee and set forth in the Award Agreement evidencing such SAR; provided, however, that no Freestanding SAR shall be exercisable after the expiration of ten (10) years after the effective date of grant of such SAR.

7.4 Exercise of SARs. Upon the exercise (or deemed exercise pursuant to Section 7.5) of an SAR, the Participant (or the Participant’s legal representative or other person who acquired the right to exercise the SAR by reason of the Participant’s death) shall be entitled to receive payment of an amount for each share with respect to which the SAR is exercised equal to the excess, if any, of the Fair Market Value of a share of Stock on the date of exercise of the SAR over the exercise price. Payment of such amount shall be made (a) in the case of a Tandem SAR, solely in shares of Stock in a lump sum as soon as practicable following the date of exercise of the SAR and (b) in the case of a Freestanding SAR, in cash, shares of Stock, or any combination thereof as determined by the Committee. Unless otherwise provided in the Award Agreement evidencing a Freestanding SAR, payment shall be made in a lump sum as soon as practicable following the date of exercise of the SAR. The Award Agreement evidencing any Freestanding SAR may provide for deferred payment in a lump sum or in installments in compliance with Section 409A. When payment is to be made in shares of Stock, the number of shares to be issued shall be determined on the basis of the Fair Market Value of a share of Stock on the date of exercise of the SAR. For purposes of Section 7, an SAR shall be deemed exercised on the date on which the Company receives notice of exercise from the Participant or as otherwise provided in Section 7.5.

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7.5 Deemed Exercise of SARs. If the SAR by its terms remains exercisable immediately prior to the date on which it would otherwise terminate or expire and, if exercised on such date, would result in a payment to the holder of such SAR, then any portion of such SAR which has not previously been exercised shall automatically be deemed to be exercised as of such date with respect to such portion.

7.6 Effect of Termination of Service. Subject to earlier termination of the SAR as otherwise provided herein and unless otherwise provided by the Committee in the grant of an SAR and set forth in the Award Agreement, an SAR shall be exercisable after a Participant’s termination of Service only to the extent and during the applicable time period determined in accordance with Section 6.4 (treating the SAR as if it were an Option) and thereafter shall terminate.

8.	RESTRICTED STOCK AWARDS.

Each grant of a Restricted Stock Award shall be evidenced by an Award Agreement that (i) specifies the number of shares of Stock covered thereby and such other terms and conditions as the Committee shall determine and (ii) complies with and is subject to the following terms and conditions:

8.1 Grant of Restricted Stock Awards. Restricted Stock Awards may be granted upon such conditions as the Committee shall determine, including, without limitation, upon the attainment of one or more Performance Goals described in Section 10.4. If either the grant of a Restricted Stock Award or the Vesting Conditions with respect to such Award is to be contingent upon the attainment of one or more Performance Goals, the Committee shall follow procedures substantially equivalent to those set forth in Sections 10.3 through 10.5(a).

8.2 Purchase Price. Unless determined by the Committee, no monetary payment (other than applicable tax withholding, if any) shall be required as a condition of receiving a Restricted Stock Award, the consideration for which shall be services actually rendered to a Participating Company or for its benefit. Notwithstanding the foregoing, if required by applicable state corporate law, the Participant shall furnish consideration in the form of cash or past services rendered to a Participating Company or for its benefit having a value not less than the par value of the shares of Stock issued upon settlement of the Restricted Stock Award.

8.3 Vesting and Restrictions on Transfer. Subject to Section 5.3(b), Shares underlying a Restricted Stock Award may (but need not) be made subject to Vesting Conditions based upon the satisfaction of such Service requirements, conditions, restrictions or performance criteria, including, without limitation, Performance Goals as described in Section 10.4, as shall be established by the Committee and set forth in the Award Agreement evidencing such Award. During any Restriction Period in which shares acquired pursuant to a Restricted Stock Award remain subject to Vesting Conditions, such shares may not be sold, exchanged, transferred, pledged, assigned or otherwise disposed of other than pursuant to an Ownership Change Event or as provided in Section 8.8. The Committee may provide in any Award Agreement evidencing a Restricted Stock Award that, if the satisfaction of Vesting Conditions with respect to any shares subject to such Restricted Stock Award would otherwise occur on a day on which the sale of such shares would violate the Company’s Insider Trading Policy, then the satisfaction of the Vesting Conditions automatically be deemed to occur on the next day on which the sale of such shares would not violate the Insider Trading Policy. Upon request by the Company, each Participant shall execute any agreement evidencing such transfer restrictions prior to the receipt of shares of Stock hereunder and shall promptly present to the Company any and all certificates representing shares of Stock acquired hereunder for the placement on such certificates of appropriate legends evidencing any such transfer restrictions.

8.4 Voting Rights; Dividends and Distributions. Except as provided in this Section, Section 8.3 or any Award Agreement, during any Restriction Period applicable to shares subject to a Restricted Stock Award, the Participant shall have all of the rights of a stockholder of the Company holding shares of Stock, including the right to vote such shares and to receive all dividends and other distributions paid with respect to such shares.

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However, in the event of a dividend or distribution paid in shares of Stock or other property or any other adjustment made upon a change in the capital structure of the Company as described in Section 4.4, any and all new, substituted or additional securities or other property (other than normal cash dividends) to which the Participant is entitled by reason of the Participant’s Restricted Stock Award shall be immediately subject to the same Vesting Conditions as the shares subject to the Restricted Stock Award with respect to which such dividends or distributions were paid or adjustments were made.

8.5 Effect of Termination of Service. Unless otherwise provided by the Committee in the Award Agreement evidencing a Restricted Stock Award, if a Participant’s Service terminates for any reason, whether voluntary or involuntary (including the Participant’s death or disability), then the Participant shall forfeit to the Company any shares of Stock subject to a Restricted Stock Award which remain subject to Vesting Conditions as of the date of the Participant’s termination of Service.

9.	RESTRICTED STOCK UNIT AWARDS.

Each Restricted Stock Unit Award shall be evidenced by an Award Agreement that (i) specifies the number of shares of Stock covered thereby and such other terms and conditions as the Committee shall determine and (ii) complies with and is subject to the following terms and conditions:

9.1 Grant of Restricted Stock Unit Awards. Restricted Stock Unit Awards may be granted upon such conditions as the Committee shall determine, including, without limitation, upon the attainment of one or more Performance Goals described in Section 10.4. If either the grant of a Restricted Stock Unit Award or the Vesting Conditions with respect to such Award is to be contingent upon the attainment of one or more Performance Goals, the Committee shall follow procedures substantially equivalent to those set forth in Sections 10.3 through 10.5(a).

9.2 Purchase Price. No monetary payment shall be required as a condition of receiving a Restricted Stock Unit Award, the consideration for which shall be services actually rendered to a Participating Company or for its benefit. Notwithstanding the foregoing, if required by applicable state corporate law, the Participant shall furnish consideration in the form of cash or past services rendered to a Participating Company or for its benefit having a value not less than the par value of the shares of Stock issued upon settlement of the Restricted Stock Unit Award.

9.3 Vesting. Subject to Section 5.3(b), Restricted Stock Unit Awards may (but need not) be made subject to Vesting Conditions based upon the satisfaction of such Service requirements, conditions, restrictions or performance criteria, including, without limitation, Performance Goals as described in Section 10.4, as shall be established by the Committee and set forth in the Award Agreement evidencing such Award.

9.4 Voting Rights, Dividend Equivalent Rights and Distributions. Participants shall have no voting rights with respect to shares of Stock represented by Restricted Stock Units until the date of the issuance of such shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). However, the Committee, in its discretion, may provide in the Award Agreement evidencing any Restricted Stock Unit Award that the Participant shall be entitled to receive Dividend Equivalents with respect to the payment of cash dividends on Stock during the period beginning on the date such Award is granted and ending on the earlier of the date the Award is settled or the date on which it is terminated. Such Dividend Equivalents, if any, shall be paid by crediting the Participant with additional Restricted Stock Units as of the date of payment of such cash dividends on Stock. The number of additional Restricted Stock Units to be so credited shall be determined by dividing (a) the amount of cash dividends paid on such date with respect to the number of shares of Stock represented by the Restricted Stock Units credited to the Participant on the record date for such dividend by (b) the Fair Market Value per share of Stock on such date. Such additional Restricted Stock Units shall be subject to the same terms and conditions and shall be settled in the same manner and at the same time (or as soon thereafter as practicable) as the Restricted Stock Units originally subject to the Restricted Stock Unit

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Award. In the event of a dividend or distribution paid in shares of Stock or other property or any other adjustment made upon a change in the capital structure of the Company as described in Section 4.4, appropriate adjustments shall be made in the Participant’s Restricted Stock Unit Award so that it represents the right to receive upon settlement any and all new, substituted or additional securities or other property (other than normal cash dividends) to which the Participant would be entitled by reason of the shares of Stock issuable upon settlement of the Award, and all such new, substituted or additional securities or other property shall be immediately subject to the same Vesting Conditions as are applicable to the Award.

9.5 Effect of Termination of Service. Unless otherwise provided by the Committee and set forth in the Award Agreement evidencing a Restricted Stock Unit Award, if a Participant’s Service terminates for any reason, whether voluntary or involuntary (including the Participant’s death or disability), then the Participant shall forfeit to the Company any Restricted Stock Units pursuant to the Award which remain subject to Vesting Conditions as of the date of the Participant’s termination of Service.

9.6 Settlement of Restricted Stock Unit Awards. The Company shall issue to a Participant on the date on which Restricted Stock Units subject to the Participant’s Restricted Stock Unit Award vest or on such other date determined by the Committee, in its discretion, and set forth in the Award Agreement one (1) share of Stock (and/or any other new, substituted or additional securities or other property pursuant to an adjustment described in Section 9.4) for each Restricted Stock Unit then becoming vested or otherwise to be settled on such date, subject to the withholding of applicable taxes. If permitted by the Committee, subject to the provisions of Section 19 with respect to Section 409A, the Participant may elect in accordance with terms specified in the Award Agreement to defer receipt of all or any portion of the shares of Stock or other property otherwise issuable to the Participant pursuant to this Section, and such deferred issuance date(s) elected by the Participant shall be set forth in the Award Agreement. Notwithstanding the foregoing, the Committee, in its discretion, may provide for settlement of any Restricted Stock Unit Award by payment to the Participant in cash of an amount equal to the Fair Market Value on the payment date of the shares of Stock or other property otherwise issuable to the Participant pursuant to this Section. The Committee, in its discretion, may provide in any Award Agreement evidencing a Restricted Stock Unit Award that, if the settlement of the Award with respect to any shares would otherwise occur on a day on which the sale of such shares would violate the Company’s Insider Trading Policy, then the settlement with respect to such shares shall occur on the next day on which the sale of such shares would not violate the Insider Trading Policy.

10.	PERFORMANCE AWARDS.

The vesting, settlement or exercise of any Award granted hereunder may be subject to or conditioned upon, in whole or in part, the achievement of performance criteria in accordance with the following terms and conditions (each, a “Performance Award”):

10.1 Establishment of Performance Period, Performance Goals and Performance Award Formula. In granting each Performance Award, the Committee shall establish in writing the applicable Performance Period, Performance Award Formula and one or more Performance Goals which, when measured at the end of the Performance Period, shall determine on the basis of the Performance Award Formula the final value of the Performance Award to be paid to the Participant. Unless otherwise permitted in compliance with the requirements under Section 162(m) with respect to each Performance Award intended to result in the payment of Performance-Based Compensation, (i) the Committee shall establish the Performance Goal(s) and Performance Award Formula applicable to each Performance Award no later than the earlier of (a) the date ninety (90) days after the commencement of the applicable Performance Period or (b) the date on which 25% of the Performance Period has elapsed, and, in any event, at a time when the outcome of the Performance Goals remains substantially uncertain and (ii) once established, the Performance Goals and Performance Award Formula applicable to a Covered Employee shall not be changed during the Performance Period.

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10.2 Measurement of Performance Goals. Performance Goals shall be established by the Committee on the basis of targets to be attained (“Performance Targets”) with respect to one or more measures of business or financial performance (each, a “Performance Measure”), subject to the following:

(a) Performance Measures.

(i) Determination of Performance Measures. Except as otherwise determined by the Committee and in each case to the extent applicable, Performance Measures shall have the same meanings as used in the Company’s financial statements, or, if such terms are not used in the Company’s financial statements, they shall have the meaning applied pursuant to generally accepted accounting principles or as used generally in the Company’s industry.

(ii) Calculation of Performance Measures. Except as otherwise determined by the Committee, the Performance Measures applicable to a Performance Award shall be calculated in accordance with generally accepted accounting principles, to the extent applicable, but prior to the accrual or payment of any Performance Award for the same Performance Period and excluding the effect (whether positive or negative) of any change in accounting standards or any extraordinary, unusual or nonrecurring item, as determined by the Committee, occurring after the establishment of the Performance Goals applicable to the Performance Award. Each such adjustment, if any, shall be made solely for the purpose of providing a consistent basis from period to period for the calculation of Performance Measures in order to prevent the dilution or enlargement of the Participant’s rights with respect to a Performance Award.

(iii) Types of Performance Measures. Performance Measures may be one or more of the following, as determined by the Committee:

(1) revenue;

(2) sales;

(3) expenses;

(4) operating income;

(5) gross margin;

(6) operating margin;

(7) earnings before any one or more of: stock-based compensation expense, interest, taxes, depreciation and amortization;

(8) pre-tax profit;

(9) net operating income;

(10) net income;

(11) economic value added;

(12) free cash flow;

(13) operating cash flow;

(14) stock price;

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(15) earnings per share;

(16) return on stockholder equity;

(17) return on capital;

(18) return on assets;

(19) return on investment;

(20) employee satisfaction;

(21) employee retention;

(22) balance of cash, cash equivalents and marketable securities;

(23) market share;

(24) daily average revenue trades;

(25) asset gathering metrics;

(26) number of customers;

(27) customer satisfaction;

(28) product development;

(29) completion of a joint venture or other corporate transaction;

(30) completion of identified special project(s);

(31) overall effectiveness of management; or

(32) any combination of the foregoing.

Notwithstanding the foregoing, the Committee may provide that one or more objectively determinable adjustments shall be made to the Performance Measures, which may include adjustments that would cause the measures to be considered “non-GAAP financial measures” under rules promulgated by the Securities and Exchange Commission; provided that any such adjustments shall be made in accordance with Section 162(m) with respect to an Award that is intended to qualify as Performance-Based Compensation.

(b) Performance Targets. Where applicable, Performance Targets may be expressed in terms of attaining a specified level of the Performance Measure or the attainment of a percentage increase or decrease in the particular Performance Measure, and may be applied to one or more of the Company, a Subsidiary Corporation, or a division or strategic business unit of the Company or a Subsidiary Corporation, or may be applied to the performance of the Company or a Subsidiary Corporation relative to a market index, a group of other companies or a combination thereof, all as determined by the Committee. The Performance Targets may be subject to a threshold level of performance below which no payment will be made (or no vesting will occur), levels of performance at which specified payments will be made (or specified vesting will occur), and a maximum level of performance above which no additional payment will be made (or at which full vesting will occur).

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11.	DEFERRED COMPENSATION AWARDS.

11.1 Establishment of Deferred Compensation Award Programs. This Section 11 shall not be effective unless and until the Committee determines to establish a program pursuant to this Section. The Committee, in its discretion and upon such terms and conditions as it may determine, subject to the provisions of Section 19 with respect to Section 409A, may establish one or more programs pursuant to the Plan under which:

(a) Elective Cash Compensation Reduction Awards. Participants designated by the Committee who are Insiders or otherwise among a select group of highly compensated Employees may irrevocably elect, prior to a date specified by the Committee and complying with Section 409A, to reduce such Participant’s compensation otherwise payable in cash (subject to any minimum or maximum reductions imposed by the Committee) and to be granted automatically at such time or times as specified by the Committee one or more Awards with respect to such numbers of shares of Stock as determined in accordance with the rules of the program established by the Committee and having such other terms and conditions as established by the Committee.

(b) Stock Issuance Deferral Awards. Participants designated by the Committee who are Insiders or otherwise among a select group of highly compensated Employees may irrevocably elect, prior to a date specified by the Committee and complying with Section 409A, to be granted automatically an Award of Stock Units with respect to such number of shares of Stock and upon such other terms and conditions as established by the Committee in lieu of:

(i) shares of Stock otherwise issuable to such Participant upon the exercise of an Option;

(ii) cash or shares of Stock otherwise issuable to such Participant upon the exercise of an SAR; or

(iii) cash or shares of Stock otherwise issuable to such Participant upon the settlement of a Performance Award.

11.2 Terms and Conditions of Deferred Compensation Awards. Each Deferred Compensation Award granted pursuant to this Section 11 shall be evidenced by an Award Agreement setting forth the terms and conditions of the Deferred Compensation Award.

12.	NONEMPLOYEE DIRECTOR AWARDS.

Each Nonemployee Director Award shall be evidenced by an Award Agreement that (i) specifies the number of shares of Stock covered thereby and such other terms and conditions as the Committee shall determine and (ii) complies with and is subject to the following terms and conditions:

12.1 Terms and Conditions of Nonemployee Director Awards. The Committee shall determine the forms and amounts of the Nonemployee Director Awards from time to time, which determination may include (but not be limited to) adopting policies with respect to granting Awards when a person first becomes a Nonemployee Director, granting Awards on an annual basis to Nonemployee Directors, and granting additional Awards on the basis of membership on or chairmanship of Board committees. The Committee shall establish the vesting and exercisability terms of all Nonemployee Director Awards, including Nonemployee Director Options. Awards granted pursuant to this Section 12 may consist of any type of Award authorized under the Plan, including Options, SARs, Restricted Stock Awards or Restricted Stock Unit Awards, or any combination thereof.

12.2 Terms and Conditions of Nonemployee Director Options. To the extent the Committee determines that Nonemployee Director Awards shall take the form of Nonemployee Director Options, then except as provided by this Section, Nonemployee Director Options shall comply with and be subject to the terms and conditions of Section 6.

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(a) Exercise Price. The exercise price per share of Stock subject to a Nonemployee Director Option shall be the Fair Market Value of a share of Stock on the date of grant of the Nonemployee Director Option.

(b) Exercisability and Term of Nonemployee Director Options. Except as otherwise provided in the Plan or in the Award Agreement evidencing a Nonemployee Director Option and provided that the Participant’s Service has not terminated prior to the relevant date, each Nonemployee Director Option shall vest and become exercisable as set forth in the Award Agreement and shall terminate and cease to be exercisable on the tenth (10th) anniversary of the date of grant of the Nonemployee Director Option, unless earlier terminated in accordance with the terms of the Plan or the Award Agreement evidencing such Option.

(c) Effect of Termination of Service.

(i) Option Exercisability. Subject to earlier termination of the Nonemployee Director Option as otherwise provided herein, a Nonemployee Director Option shall be exercisable after the Participant’s termination of Service only during the applicable time period determined in accordance with this Section and thereafter shall terminate:

(1) Disability. If the Participant’s Service terminates because of the Disability of the Participant, any unexercisable or unvested portion of the Nonemployee Director Option shall be immediately exercisable and vested in full on the date on which the Participant’s Service terminated and may be exercised by the Participant (or the Participant’s guardian or legal representative) at any time prior to the expiration of twelve (12) months after the date on which the Participant’s Service terminated, but in any event no later than the Option Expiration Date.

(2) Death. If the Participant’s Service terminates because of the death of the Participant, any unexercisable or unvested portion of the Nonemployee Director Option shall be immediately exercisable and vested in full on the date on which the Participant’s Service terminated and may be exercised by the Participant’s legal representative or other person who acquired the right to exercise the Nonemployee Director Option by reason of the Participant’s death at any time prior to the expiration of twelve (12) months after the date on which the Participant’s Service terminated, but in any event no later than the Option Expiration Date. The Participant’s Service shall be deemed to have terminated on account of death if the Participant dies within three (3) months after the Participant’s termination of Service.

(3) Other Termination of Service. If the Participant’s Service terminates for any reason, except Disability or death, the Nonemployee Director Option, to the extent unexercised and exercisable by the Participant on the date on which the Participant’s Service terminated, may be exercised by the Participant at any time prior to the expiration of twelve (12) months after the date on which the Participant’s Service terminated, but in any event no later than the Option Expiration Date.

(ii) Extension if Exercise Prevented by Law. Notwithstanding the foregoing, if the exercise of a Nonemployee Director Option within the applicable time periods set forth in Section 12.2(c)(i) is prevented by the provisions of Section 16 below, the Nonemployee Director Option shall remain exercisable until three (3) months after the date the Participant is notified by the Company that the Nonemployee Director Option is exercisable, but in any event no later than the Option Expiration Date.

(iii) Extension if Participant Subject to Section 16(b). Notwithstanding the foregoing, if a sale within the applicable time periods set forth in Section 12.2(c)(i) of shares acquired upon the exercise of the Nonemployee Director Option would subject the Participant to suit under Section 16(b) of the Exchange Act, the Nonemployee Director Option shall remain exercisable until the earliest to occur of (i) the tenth (10th) day following the date on which a sale of such shares by the Participant would no longer be subject to such suit, (ii) the one hundred and ninetieth (190th) day after the Participant’s termination of Service, or (iii) the Option Expiration Date.

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13.	CASH-BASED AWARDS AND OTHER STOCK-BASED AWARDS.

Each Cash-Based Award and Other Stock-Based Award shall be evidenced by an Award Agreement that complies with and is subject to the following terms and conditions:

13.1 Grant of Cash-Based Awards. Subject to the provisions of the Plan, the Committee, at any time and from time to time, may grant Cash-Based Awards to Participants in such amounts and upon such terms and conditions, including the achievement of performance criteria, as the Committee may determine.

13.2 Grant of Other Stock-Based Awards. The Committee may grant other types of equity-based or equity-related Awards not otherwise described by the terms of this Plan (including the grant or offer for sale of unrestricted securities, stock-equivalent units, stock appreciation units, securities or debentures convertible into common stock or other forms determined by the Committee) in such amounts and subject to such terms and conditions as the Committee shall determine. Such Awards may involve the transfer of actual shares of Stock to Participants, or payment in cash or otherwise of amounts based on the value of Stock and may include, without limitation, Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.

13.3 Value of Cash-Based and Other Stock-Based Awards. Each Cash-Based Award shall specify a monetary payment amount or payment range as determined by the Committee. Each Other Stock-Based Award shall be expressed in terms of shares of Stock or units based on such shares of Stock, as determined by the Committee. The Committee may require the satisfaction of such Service requirements, conditions, restrictions or performance criteria, including, without limitation, Performance Goals as described in Section 10.4, as shall be established by the Committee and set forth in the Award Agreement evidencing such Award. If the Committee exercises its discretion to establish performance criteria, the final value of Cash-Based Awards or Other Stock-Based Awards that will be paid to the Participant will depend on the extent to which the performance criteria are met. The establishment of performance criteria with respect to the grant or vesting of any Cash-Based Award or Other Stock-Based Award intended to result in Performance-Based Compensation shall follow procedures substantially equivalent to those applicable to Performance Awards set forth in Section 10.

13.4 Payment or Settlement of Cash-Based Awards and Other Stock-Based Awards. Payment or settlement, if any, with respect to a Cash- Based Award or an Other Stock-Based Award shall be made in accordance with the terms of the Award, in cash, shares of Stock or other securities or any combination thereof as the Committee determines. The determination and certification of the final value with respect to any Cash-Based Award or Other Stock-Based Award intended to result in Performance-Based Compensation shall comply with the requirements applicable to Performance Awards set forth in Section 10. To the extent applicable, payment or settlement with respect to each Cash-Based Award and Other Stock-Based Award shall be made in compliance with the provisions of Section 19 with respect to Section 409A.

13.5 Voting Rights; Dividend Equivalent Rights and Distributions. Participants shall have no voting rights with respect to shares of Stock represented by Other Stock-Based Awards until the date of the issuance of such shares of Stock (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), if any, in settlement of such Award. However, the Committee, in its discretion, may provide in the Award Agreement evidencing any Other Stock-Based Award that the Participant shall be entitled to receive Dividend Equivalents with respect to the payment of cash dividends on Stock during the period beginning on the date such Award is granted and ending on the earlier of the date the Award is settled or the date on which it is terminated. Such Dividend Equivalents, if any, shall be paid in accordance with the provisions set forth in Section 9.4. Dividend Equivalent rights shall not be granted with respect to Cash-Based Awards.

13.6 Effect of Termination of Service. Each Award Agreement evidencing a Cash-Based Award or Other Stock-Based Award shall set forth the extent to which the Participant shall have the right to retain such

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Award following termination of the Participant’s Service. Such provisions shall be determined in the sole discretion of the Committee, need not be uniform among all Cash-Based Awards or Other Stock-Based Awards, and may reflect distinctions based on the reasons for termination.

13.7 Additional Conditions. The Committee may impose such additional restrictions on any shares of Stock issued in settlement of an Award referenced in this Section 13 as it may deem advisable, including, without limitation, minimum holding period requirements, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such shares of Stock are then listed and/or traded, or under any state securities laws applicable to such shares of Stock.

14.	STANDARD FORMS OF AWARD AGREEMENT.

14.1 Award Agreements. Each Award shall comply with and be subject to the terms and conditions set forth in the appropriate form of Award Agreement approved by the Committee and as amended from time to time, and no Award or purported Award shall be a valid and binding obligation of the Company unless evidenced by a fully executed Award Agreement. Any Award Agreement may consist of an appropriate form of Notice of Grant and a form of Agreement incorporated therein by reference, or such other form or forms as the Committee may approve from time to time.

14.2 Authority to Vary Terms. The Committee shall have the authority from time to time to vary the terms of any standard form of Award Agreement either in connection with the grant or amendment of an individual Award or in connection with the authorization of a new standard form or forms; provided, however, that the terms and conditions of any such new, revised or amended standard form or forms of Award Agreement are not inconsistent with the terms of the Plan.

15.	CHANGE IN CONTROL.

In the event of a Change in Control, the Committee may, in its sole discretion and without the consent of any Participant, take such actions as it deems appropriate with respect to outstanding Awards to provide for (a) the acceleration of the exercisability, vesting and settlement in connection with such Change in Control of any or all outstanding Awards effective either (i) as of the time of consummation of the Change in Control or (ii) upon such conditions as determined by the Committee, including termination of the Participant’s Service prior to, upon, or following the consummation of such Change in Control; (b) the assumption or continuation of the Company’s rights and obligations under outstanding Awards by the surviving, continuing, successor, or purchasing entity or parent thereof, as the case may be (the “Acquiror”); (c) the substitution of any or all outstanding Awards by the Acquiror of substantially equivalent rights in respect of the Acquiror’s stock; (d) the cancellation of any or all outstanding Awards in exchange for a payment in (i) cash, (ii) stock of the Company or of a corporation or other business entity a party to the Change in Control, or (iii) other property which, in any such case, shall be in an amount having a Fair Market Value equal to (x) in the case of an Option or SAR, the excess, if any, of the Fair Market Value of the consideration to be paid per share of Stock in the Change in Control over the exercise price per share under such Option or SAR, less any applicable withholding taxes, (y) in the case of any other Award that is settled in shares of Stock, the Fair Market Value of the consideration to be paid per share of Stock in the Change in Control, less any applicable withholding taxes, and (z) in the case of any other Award not referenced in clauses (x) or (y), an amount determined by the Committee in its sole discretion; or (e) any other treatment as may be determined by the Committee prior to the consummation of the Change in Control. Notwithstanding the foregoing, any unexercisable or unvested portion of each outstanding Nonemployee Director Award shall be immediately exercisable and vested in full as of the date of the Change in Control.

16.	COMPLIANCE WITH SECURITIES LAW.

The grant of Awards and the issuance of shares of Stock pursuant to any Award shall be subject to compliance with all applicable requirements of federal, state and foreign law with respect to such securities and

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the requirements of any stock exchange or market system upon which the Stock may then be listed. In addition, no Award may be exercised or shares issued pursuant to an Award unless (a) a registration statement under the Securities Act shall at the time of such exercise or issuance be in effect with respect to the shares issuable pursuant to the Award or (b) in the opinion of legal counsel to the Company, the shares issuable pursuant to the Award may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares hereunder shall relieve the Company of any liability in respect of the failure to issue or sell such shares as to which such requisite authority shall not have been obtained. As a condition to issuance of any Stock, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.

17.	TAX WITHHOLDING.

17.1 Tax Withholding in General. The Company shall have the right to deduct from any and all payments made under the Plan, or to require the Participant, through payroll withholding, cash payment or otherwise, to make adequate provision for, the federal, state, local and foreign taxes, if any, required by law to be withheld by the Participating Company Group with respect to an Award or the shares acquired pursuant thereto. The Company shall have no obligation to deliver shares of Stock, to release shares of Stock from an escrow established pursuant to an Award Agreement, or to make any payment in cash under the Plan until the Participating Company Group’s tax withholding obligations have been satisfied by the Participant.

17.2 Withholding in Shares. The Company shall have the right, but not the obligation, to deduct from the shares of Stock issuable to a Participant upon the exercise or settlement of an Award, or to accept from the Participant the tender of, a number of whole shares of Stock having a Fair Market Value, as determined by the Company, equal to all or any part of the tax withholding obligations of the Participating Company Group. The Fair Market Value of any shares of Stock withheld or tendered to satisfy any such tax withholding obligations shall not exceed the amount determined by the applicable minimum statutory withholding rates.

18.	AMENDMENT OR TERMINATION OF PLAN.

The Committee may amend, suspend or terminate the Plan at any time. However, without the approval of the Company’s stockholders, there shall be (a) no increase in the maximum aggregate number of shares of Stock that may be issued under the Plan (except by operation of the provisions of Section 4.4), (b) no change in the class of persons eligible to receive Incentive Stock Options, and (c) no other amendment of the Plan that would require approval of the Company’s stockholders under any applicable law, regulation or rule, including the rules of any stock exchange or market system upon which the Stock may then be listed. No amendment, suspension or termination of the Plan shall affect any then outstanding Award unless expressly provided by the Committee. Except as provided by the next sentence, no amendment, suspension or termination of the Plan may adversely affect any then outstanding Award without the consent of the Participant. Notwithstanding any other provision of the Plan to the contrary, the Committee may, in its sole and absolute discretion and without the consent of any Participant, amend the Plan or any Award Agreement, to take effect retroactively or otherwise, as it deems necessary or advisable for the purpose of conforming the Plan or such Award Agreement to any present or future law, regulation or rule applicable to the Plan, including, but not limited to, Section 409A.

19.	COMPLIANCE WITH SECTION 409A.

The Plan as well as payments and benefits under the Plan are intended to be exempt from, or to the extent subject thereto, to comply with Section 409A, and, accordingly, to the maximum extent permitted, the Plan shall be interpreted in accordance therewith. Notwithstanding anything contained in the Plan to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, the

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Participant shall not be considered to have terminated employment or service with the Company for purposes of the Plan and no payment shall be due to the Participant under the Plan or any Award until the Participant would be considered to have incurred a “separation from service” from the Company and its Affiliates within the meaning of Section 409A. Any payments described in the Plan that are due within the “short term deferral period” as defined in Section 409A shall not be treated as deferred compensation unless applicable law requires otherwise. Notwithstanding anything to the contrary in the Plan, to the extent that any Awards (or any other amounts payable under any plan, program or arrangement of the Company or any of its Affiliates) are payable upon a separation from service and such payment would result in the imposition of any individual tax and penalty interest charges imposed under Section 409A, the settlement and payment of such awards (or other amounts) shall instead be made on the first business day after the date that is six (6) months following such separation from service (or death, if earlier). Each amount to be paid or benefit to be provided under the Plan shall be construed as a separate identified payment for purposes of Section 409A. The Company makes no representation that any or all of the payments or benefits described in the Plan will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment. The Participant shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A.

20.	MISCELLANEOUS PROVISIONS.

20.1 Repurchase Rights. Shares issued under the Plan may be subject to one or more repurchase options, or other conditions and restrictions as determined by the Committee in its discretion at the time the Award is granted. The Company shall have the right to assign at any time any repurchase right it may have, whether or not such right is then exercisable, to one or more persons as may be selected by the Company. Upon request by the Company, each Participant shall execute any agreement evidencing such transfer restrictions prior to the receipt of shares of Stock hereunder and shall promptly present to the Company any and all certificates representing shares of Stock acquired hereunder for the placement on such certificates of appropriate legends evidencing any such transfer restrictions.

20.2 Forfeiture Events.

(a) The Committee may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to, termination of Service for Cause or any act by a Participant, whether before or after termination of Service, that would constitute Cause for termination of Service.

(b) If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, any Participant who knowingly or through gross negligence engaged in the misconduct, or who knowingly or through gross negligence failed to prevent the misconduct, and any Participant who is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, as amended, shall reimburse the Company the amount of any payment in settlement of an Award earned or accrued during the twelve - (12-) month period following the first public issuance or filing with the United States Securities and Exchange Commission (whichever first occurred) of the financial document embodying such financial reporting requirement.

20.3 Transferability of Awards. Except as otherwise determined by the Committee and set forth in the Award Agreement evidencing the applicable Award, (a) all rights with respect to an Award granted to a Participant hereunder shall be exercisable during the Participant’s lifetime only by such Participant or the Participant’s guardian or legal representative and (b) neither an Award nor any shares of Stock subject to an outstanding Award shall be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary prior to the exercise or settlement thereof, except transfer by will or by the laws of descent and distribution.

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20.4 Rights as Employee, Consultant or Director. No person, even though eligible pursuant to Section 5, shall have a right to be selected as a Participant, or, having been so selected, to be selected again as a Participant. Nothing in the Plan or any Award granted under the Plan shall confer on any Participant a right to remain an Employee, Consultant or Director or interfere with or limit in any way any right of a Participating Company to terminate the Participant’s Service at any time. To the extent that an Employee of a Participating Company other than the Company receives an Award under the Plan, that Award shall in no event be understood or interpreted to mean that the Company is the Employee’s employer or that the Employee has an employment relationship with the Company.

20.5 Rights as a Stockholder. A Participant shall have no rights as a stockholder with respect to any shares covered by an Award until the date of the issuance of such shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date such shares are issued, except as provided in Section 4.4 or another provision of the Plan.

20.6 Delivery of Title to Shares. Subject to any governing rules or regulations, the Company shall issue or cause to be issued the shares of Stock acquired pursuant to an Award and shall deliver such shares to or for the benefit of the Participant by means of one or more of the following: (a) by delivering to the Participant evidence of book entry shares of Stock credited to the account of the Participant, (b) by depositing such shares of Stock for the benefit of the Participant with any broker with which the Participant has an account relationship, or (c) by delivering such shares of Stock to the Participant in certificate form.

20.7 Fractional Shares. The Company shall not be required to issue fractional shares upon the exercise or settlement of any Award.

20.8 Retirement and Welfare Plans. Neither Awards made under this Plan nor shares of Stock or cash paid pursuant to such Awards may be included as “compensation” for purposes of computing the benefits payable to any Participant under any Participating Company’s retirement plans (both qualified and non-qualified) or welfare benefit plans unless such other plan expressly provides that such compensation shall be taken into account in computing a Participant’s benefit.

20.9 Beneficiary Designation. Subject to local laws and procedures, each Participant may file with the Company a written designation of a beneficiary who is to receive any benefit under the Plan to which the Participant is entitled in the event of such Participant’s death before he or she receives any or all of such benefit. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. If a married Participant designates a beneficiary other than the Participant’s spouse, the effectiveness of such designation may be subject to the consent of the Participant’s spouse. If a Participant dies without an effective designation of a beneficiary who is living at the time of the Participant’s death, the Company will pay any remaining unpaid benefits to the Participant’s legal representative.

20.10 Severability. If any one or more of the provisions (or any part thereof) of this Plan shall be held invalid, illegal or unenforceable in any respect, such provision shall be modified so as to make it valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions (or any part thereof) of the Plan shall not in any way be affected or impaired thereby.

20.11 No Constraint on Corporate Action. Nothing in this Plan shall be construed to: (a) limit, impair, or otherwise affect the Company’s or another Participating Company’s right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets; or, (b) limit the right or power of the Company or another Participating Company to take any action which such entity deems to be necessary or appropriate.

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20.12 Unfunded Obligation. Participants shall have the status of general unsecured creditors of the Company. Any amounts payable to Participants pursuant to the Plan shall be unfunded and unsecured obligations for all purposes, including, without limitation, Title I of the Employee Retirement Income Security Act of 1974, as amended. No Participating Company shall be required to segregate any monies from its general funds, or to create any trusts, or establish any special accounts with respect to such obligations. The Company shall retain at all times beneficial ownership of any investments, including trust investments, which the Company may make to fulfill its payment obligations hereunder. Any investments or the creation or maintenance of any trust or any Participant account shall not create or constitute a trust or fiduciary relationship between the Committee or any Participating Company and a Participant, or otherwise create any vested or beneficial interest in any Participant or the Participant’s creditors in any assets of any Participating Company. The Participants shall have no claim against any Participating Company for any changes in the value of any assets which may be invested or reinvested by the Company with respect to the Plan.

20.13 Choice of Law. Except to the extent governed by applicable federal law, the validity, interpretation, construction and performance of the Plan and each Award Agreement shall be governed by the laws of the State of New York, without regard to its conflict of law rules.

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PLAN HISTORY AND NOTES TO COMPANY

January 26, 2015	Board adopts Plan with a reserve of 6,000,000 shares, increased by the number of shares remaining available for issuance under the Predecessor Plan as of the Effective Date that are not subject to outstanding awards thereunder.

, 2015	Stockholders approve Plan.

IMPORTANT NOTE: Implementation of Section 11—Deferred Compensation Awards or deferral of settlement of any Award	Upon establishment of a Deferred Compensation Award program pursuant to Section 11 or provision for deferral of settlement of any Award, determine whether such program will constitute a “top-hat” pension plan under ERISA. If so, file notice with Dept. of Labor under ERISA Reg. 2520.104-23 within 120 days of adoption of resolutions by the Committee to establish the program to obtain exemption from reporting and disclosure requirements of ERISA. Include claims procedure in award agreements evidencing such awards.

IMPORTANT NOTE: IRC 162(m) 5 year reapproval of performance goals	Because the Committee may change the targets under performance goals, Section 162(m) requires stockholder reapproval of the material terms of performance goals no later than the annual meeting in the 5th year following the year in which the public company stockholders initially approved such material terms. See Treas. Reg. 1.162-27(e)(4)(vi).

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E*TRADE FINANCIAL CORPORATION 1271 AVENUE OF THE AMERICAS 14TH FLOOR NEW YORK, NY 10020	VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M88561-P61351	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

E*TRADE FINANCIAL CORPORATION
The Board of Directors recommends you vote FOR the following:

1.	Election of Directors:	For	Against	Abstain
	1a. Richard J. Carbone	☐	☐	☐	The Board of Directors recommends you vote FOR the following proposal:		For	Against	Abstain
	1b. James P. Healy	☐	☐	☐	2.	To approve the adoption of the 2015 Omnibus Incentive Plan	☐	☐	☐
	1c. Paul T. Idzik	☐	☐	☐
	1d. Frederick W. Kanner	☐	☐	☐	The Board of Directors recommends you vote FOR the following advisory proposal:
	1e. James Lam	☐	☐	☐	3.	To approve the compensation of the Named Executive Officers, as disclosed in the Proxy Statement for the 2015 Annual Meeting	☐	☐	☐
	1f. Rodger A. Lawson	☐	☐	☐
	1g. Shelley B. Leibowitz	☐	☐	☐	The Board of Directors recommends you vote FOR the following proposal:
	1h. Rebecca Saeger	☐	☐	☐	4.	To ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2015	☐	☐	☐
	1i. Joseph L. Sclafani	☐	☐	☐
	1j. Gary H. Stern	☐	☐	☐	NOTE: In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting or any adjournment thereof.
	1k. Donna L. Weaver	☐	☐	☐
					For address changes and/or comments, please check this box and write them on the back where indicated.				☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M88562-P61351

E*TRADE FINANCIAL CORPORATION Annual Meeting of Stockholders May 7, 2015 8:30 AM
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Paul T. Idzik and Karl A. Roessner, and each or any of them as Proxies of the undersigned, with full power of substitution, and hereby authorizes them to represent and to vote, as directed on the reverse side of this card, all of the shares of Common Stock of E*TRADE Financial Corporation, held of record by the undersigned on March 9, 2015 at the Annual Meeting of Stockholders of E*TRADE Financial Corporation to be held May 7, 2015, or at any postponement or adjournment thereof. If this card is properly executed and returned and no such directions are made, this proxy will be voted as recommended by our Board of Directors.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side